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SEMPRA ENERGY

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2021 Notice of Annual Shareholders Meeting and Proxy Statement May 14, 2021

March 26, 2021

Dear fellow shareholders:

We are pleased to invite you to attend our virtual 2021 Annual Shareholders Meeting. It is scheduled for Friday, May 14, 2021, at 9 a.m. Pacific Time. The accompanying proxy information outlines how to attend the virtual meeting and the matters to be voted on at the meeting.

Our industry has faced many challenges in the past year due to the impacts of COVID-19, and our hearts go out to all those who have experienced hardship and loss from the pandemic. Amidst these challenges, Sempra Energy and our 19,000 employees are humbled to have the opportunity to continue delivering energy with purpose – with an unwavering focus on safety – to more than 36 million consumers during a time when they need it most. We have remained resilient by continuing to invest in a high-performing culture that focuses on the well-being of our employees and our communities.

The political unrest and racial injustice that has occurred in the United States over the past year has also brought to the forefront the importance of living our values: doing the right thing, championing people and shaping the future. As part of our company’s continued commitment to building a high-performing culture, we have continued our efforts to build an increasingly diverse and inclusive workforce, with a view toward helping all employees reach their full potential. Also, we have matched this effort with a commitment to expand programs in the communities we serve to help strengthen our partnerships and improve access to opportunity.

Additionally, our resilience has enabled us to further advance our strategic mission to be North America’s premier energy infrastructure company. With the divestiture of our businesses in South America, the company’s portfolio is now squarely focused on top-tier markets in North America, with a focus on transmission and distribution infrastructure investments that should provide attractive risk-adjusted returns.

The content of the Annual Shareholders Meeting will focus on the shareholder business items outlined in the accompanying meeting notice. For more information about our business, our 2020 Annual Report to Shareholders is available online at www.sempra.com/2021-annual-meeting and www.proxyvote.com.

Please review the accompanying materials and promptly vote your shares. As in past years, you can vote in advance of the meeting by completing, signing, dating and returning the accompanying proxy card or voting instruction form. You can also vote by telephone or via the Internet.

In reviewing the materials, you will note that director Kathleen L. Brown, who has served on our board since 2013 and has attained the age of 75, has not been nominated to stand for re-election in 2021 in keeping with our policy.

We appreciate your vote and your continued investment in Sempra Energy.

Sincerely,

Jeffrey W. Martin

Chairman and Chief Executive Officer

March 26, 2021

Dear fellow shareholders:

When I wrote to you one year ago, little could we have known what challenges 2020 would bring to our economy, our country and our world. While the past year brought much uncertainty – related to the COVID-19 global pandemic and the political unrest and racial injustice issues here in the United States – your board of directors continued to fulfill its role in providing oversight of Sempra Energy’s response to these challenges and its actions to further its strategic mission to be North America’s premier energy infrastructure company. Within this environment, your board of directors held more frequent meetings, enhanced our level of communication with the senior management team and received regular briefings on the company’s efforts in these key areas, all while maintaining a strong focus on long-term strategy.

Throughout 2020, your board of directors continued to play a key role in providing strategic guidance to the company’s management team, overseeing corporate governance policies, and providing oversight of risk management. The board of directors is committed to continuing to do our part to help reinforce the company’s strong focus on doing what is right for its shareholders and other stakeholders and operating with the same high standards for which the company is known.

Another key area of focus for the board of directors this year was its oversight of the company’s efforts to continue investing in a high-performing culture. Sound safety practices are central to the company’s business culture. Amid the COVID-19 pandemic, the company continued to prioritize the health and safety of its employees, customers, partners and communities. Sempra Energy and its operating companies adapted their facilities and protocols consistent with the recommendations of public health officials, with a view toward delivering essential energy to millions in North America. In addition to advancing our health and safety priorities over the past year, we all continued our focus on delivering sustainable value for our shareholders.

Diversity and inclusion are also central to the company’s business culture and have been priorities at our company since its founding. We believe, as the company’s management does, that a strong focus on these areas is essential to building a better, more successful company. Our board members both embrace and reflect this focus. For the last seven years, at least half of our independent board members have been women and/or people of color and, today, 62% of our board members are women and/or people of color. The diverse backgrounds, perspectives, and skills of our board members contribute a wealth of experience to our business and demonstrate that diverse perspectives are encouraged and valued throughout the company.

In 2020, we continued our robust shareholder engagement program. We understand that this is an important way for us to gather feedback and input that informs our policies and programs in a variety of areas, such as environmental practices, sustainability efforts and governance. Last year, we reached out to shareholders representing approximately 63% of our total outstanding shares of common stock and engaged directly with holders of approximately 46% of our outstanding shares of common stock. I participated in many of these conversations and, on behalf of the board, we appreciate your valuable input on how to strengthen and support the company’s mission.

On behalf of your board of directors, we thank you for your investment in Sempra Energy. We are proud to serve in this important role for your company.

Sincerely,

William D. Jones

Lead Independent Director

488 8th Avenue, San Diego, California 92101 (877) 736-7727

Notice of Annual Shareholders Meeting

Friday, May 14, 2021, 9 a.m. Pacific Time

Virtual-only meeting at www.virtualshareholdermeeting.com/SRE2021

The 2021 annual meeting of shareholders of Sempra Energy (Annual Shareholders Meeting) will be held on Friday, May 14, 2021, at 9 a.m. Pacific Time. The Annual Shareholders Meeting will be a completely virtual meeting of our shareholders conducted via live audio webcast. You will be able to attend the Annual Shareholders Meeting, vote and submit your questions during the Annual Shareholders Meeting by visiting www.virtualshareholdermeeting.com/SRE2021 and entering your 16-digit control number as described below. To help protect the health and safety of our shareholders, employees and directors in light of the ongoing COVID-19 pandemic, and in compliance with guidance from applicable federal, state and local public health authorities, our Annual Shareholders Meeting will be conducted via live audio webcast using online tools. There will be no physical location for the meeting.

Business Items

(1)

Election of the following director nominees, all of whom are currently directors: Alan L. Boeckmann; Andrés Conesa; Maria Contreras-Sweet; Pablo A. Ferrero; William D. Jones; Jeffrey W. Martin; Bethany J. Mayer; Michael N. Mears; Jack T. Taylor; Cynthia L. Walker; Cynthia J. Warner; and James C. Yardley.

(2)	Ratification of appointment of independent registered public accounting firm.
(3)	Advisory approval of our executive compensation.
(4)	Shareholder proposal requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit, if properly presented at the meeting.
(5)	Shareholder proposal requesting a report on the alignment of our lobbying activities with the Paris Agreement, if properly presented at the meeting.
(6)	Consideration of other matters that may properly come before the meeting, if any.

Adjournments and Postponements

The business items for the Annual Shareholders Meeting may be considered at the meeting and any adjournment or postponement of the meeting.

Record Date

The record date for the Annual Shareholders Meeting is March 19, 2021. You are entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof, only if you were a holder of Sempra Energy common stock at the close of business on the record date.

Meeting Attendance and Participation

We will permit all persons, including shareholders of record, beneficial owners of shares held in “street name” through a bank, broker or other nominee and guests, to attend the Annual Shareholders Meeting via live audio webcast. Please visit www.virtualshareholdermeeting.com/SRE2021 at the date and time of the meeting to attend. You will only be permitted to submit questions at the meeting or vote your shares at the meeting if you were a shareholder of record or beneficial owner of shares of our common stock as of March 19, 2021, the record date for the meeting. To attend the meeting as a shareholder and access these capabilities, you will need to log into the meeting site with the 16-digit control number shown on your notice about the Internet availability of our proxy materials, voting instruction form or proxy card or, if you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, you will need to obtain a “legal proxy” from your bank, broker or other nominee (preferably at least five days before the Annual Shareholders Meeting) to receive a 16-digit control number that may be used to log into the meeting site. If you need to obtain such a “legal proxy” to attend the meeting, please follow the specific instructions to do so provided by your bank, broker or other nominee.

Additional instructions on how to attend and participate in the virtual meeting are included in “About the Annual Shareholders Meeting and Voting” in the accompanying proxy statement and are posted at www.proxyvote.com. If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call (844) 976-0738 (U.S. and Canada) or +1 (303) 562-9301 (International) beginning April 15, 2021 for technical support, which numbers also will be posted on the login page at www.virtualshareholdermeeting.com/SRE2021. The Annual Shareholders Meeting live audio webcast will begin promptly at 9 a.m. Pacific Time on Friday, May 14, 2021. We encourage you to access the meeting site prior to the start time. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the check-in procedures the day of the Annual Shareholders Meeting.

Voting

Your vote is important. Whether or not you plan to attend the virtual Annual Shareholders Meeting, we encourage you to read the accompanying proxy statement and promptly vote your shares. You may vote in advance of the meeting by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the enclosed envelope (if you received a paper copy of our proxy materials), or by telephone or via the Internet. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern Time on May 13, 2021. For specific instructions on how to vote your shares, please see “About the Annual Shareholders Meeting and Voting” in the accompanying proxy statement and the instructions on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form.

Our proxy materials, including this Notice of Annual Shareholders Meeting and the accompanying proxy statement and form of proxy card or voting instruction form, are being provided to shareholders beginning on or about March 26, 2021.

Jennifer F. Jett Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to be Held on May 14, 2021.

This Notice of Annual Shareholders Meeting, the Accompanying Proxy Statement, the Proxy Card and the

Annual Report to Shareholders are available on the Internet at www.proxyvote.com.

Proxy Statement Summary

This proxy statement is being provided in connection with the 2021 annual meeting of shareholders of Sempra Energy (Annual Shareholders Meeting). This summary highlights selected information to assist you in your review of this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. Information regarding the performance of Sempra Energy is available in the company’s Annual Report to Shareholders for the year ended December 31, 2020, which accompanies this proxy statement and is available on the company’s website at www.sempra.com/2021-annual-meeting. For additional information about the Annual Shareholders Meeting and voting, please see “About the Annual Shareholders Meeting and Voting.” This proxy statement and the accompanying form of proxy card or voting instruction form are first being made available to shareholders on or about March 26, 2021. All website references in our proxy materials are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of these materials.

Annual Shareholders Meeting Details

Date/Time	Location
Friday,May 14, 2021 - 9 a.m. Pacific Time	www.virtualshareholdermeeting.com/SRE2021

Shareholder Voting Matters

Proposals	Board Recommendations

1. Election of directors	FOR each director nominee

2. Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm

3. Advisory approval of our executive compensation	FOR advisory approval of our executive compensation

4. Shareholder proposal requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit	AGAINST shareholder proposal requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit

5. Shareholder proposal requesting a report on alignment of our lobbying activities with the Paris Agreement	AGAINST shareholder proposal requesting a report on alignment of our lobbying activities with the Paris Agreement

Director Nominees

Name and Occupation	Age	Director Since	Inde- pendent	Standing Board Committee Memberships(A)
				AC	C&TD	CGC	SS&T	EC

Alan L. Boeckmann Executive Chair, Fluor Corporation	72	2011	✓			✓

Andrés Conesa, Ph.D. Chief Executive Officer, Grupo Aeroméxico, S.A.B. de C.V	51	2017	✓	✓	C			✓

Maria Contreras-Sweet Managing Partner, Contreras Sweet Companies, LLC and Rockway Equity Partners; 24th Administrator, U.S. Small Business Administration	65	2017	✓	✓	✓

Pablo A. Ferrero Independent energy consultant	58	2013	✓			✓	✓

William D. Jones — Lead Independent Director President and Chief Executive Officer, CityLink Investment Corp.	65	1998	✓		✓	C		✓

Jeffrey W. Martin Chairman of the Board, Chief Executive Officer and President, Sempra Energy	59	2018						C

Bethany J. Mayer Executive Partner, Siris Capital Group LLC	59	2019(B)					C	✓

Michael N. Mears Chairman, President and Chief Executive Officer, Magellan Midstream Partners L.P.	58	2018	✓	✓			✓

Jack T. Taylor Former Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations, KPMG LLP (U.S.)	69	2013	✓	C F	✓			✓

Cynthia L. Walker Former Senior Vice President, Midstream & Marketing, Occidental Petroleum Corporation	44	2018	✓	✓ F			✓

Cynthia J. Warner President and Chief Executive Officer, Renewable Energy Group, Inc.	62	2019	✓		✓	✓

James C. Yardley Former Executive Vice President, El Paso Corp.	69	2013	✓	✓			✓

(A) Director nominee membership in the following standing board committees and other designations as of the date of mailing this proxy statement:

AC = Audit Committee

C&TD = Compensation and Talent Development Committee (formerly Compensation Committee)

CGC = Corporate Governance Committee

SS&T = Safety, Sustainability and Technology Committee (formerly Environmental, Health, Safety and Technology Committee)

EC = Executive Committee

C = Committee Chair F = Audit Committee Financial Expert

(B) Ms. Mayer previously served as a director from February 2017 through November 2018.

2	Sempra Energy 2021 Proxy Statement

Proxy Statement Summary

Director Nominee Composition

58% of our board nominees are diverse: African American Latino * Women * Tenure (Years) Average: 6.5 / Median: 4.1 < 5 Years 5-10 Years > 10 Years 83% Independent *One director is a woman of color.

Our board has made it a priority to develop and support a high-performance culture, with respect to our board, our management and our workforce. At the board level, the board seeks directors with diversity of skills and experience and of gender and ethnicity. To assist our board in maintaining its focus on board diversity, we conduct an annual skills assessment and board evaluation that are fundamental to the process the board uses to help it assemble a board that is composed of members with a diverse and appropriate mix of experience, competencies and backgrounds. The board uses the results of the assessment and evaluation to critically analyze its effectiveness and skill set, which helps ensure that it is well-positioned to oversee Sempra Energy’s current and future strategies and operations.

We have a strong track record of board refreshment. Five of our independent directors have been added since the beginning of 2017: two in 2017, two in 2018 and one in 2019. Under the standards established by the New York Stock Exchange (NYSE), Bethany J. Mayer is not an independent director due to her recent service as an executive officer, and Jeffrey W. Martin is not an independent director due to his ongoing service as our Chief Executive Officer and President.

Shareholder Engagement and Governance Practices

In 2020, we reached out to shareholders representing approximately 63% of our total outstanding shares of common stock and we engaged with holders of approximately 46% of our outstanding shares of common stock (approximately half of our institutional share ownership) by holding telephonic or videoconference meetings to discuss corporate governance, board composition, executive compensation, business strategy and other environmental, social and governance (ESG) matters. Our Lead Independent Director participated in many of these meetings. Supported by feedback from our shareholders, we believe the following corporate governance policies reflect best practices:

•  Lead Independent Director with clearly defined responsibilities

•  Annual election of all directors

•  Proxy access right for shareholder nominations of director candidates

•  Majority-vote and director resignation policy for directors in uncontested elections

•  Shareholders representing in the aggregate 10% or more of our outstanding shares may call a special meeting of shareholders

•  Comprehensive, ongoing succession planning for key executives by the board

•  Comprehensive board refreshment designed to maintain balanced and diverse board composition and tenure

•  Board oversight of sustainability, including enhanced ESG focus of Safety, Sustainability and Technology Committee

•  Annual board, director and committee self-evaluations for our standing committees (except for Executive Committee)

•  10 of our 12 director nominees are independent

•  NYSE-required board committees are 100% independent

•  Director overboarding policy recently revised to align with the preferences and policies of many of our shareholders

•  Executive sessions of non-management directors at all regular board meetings

•  Prohibition on hedging or pledging company stock

•  Robust share ownership guidelines for directors and officers

•  96% attendance of directors at board and committee meetings in the aggregate in 2020

•  Active shareholder engagement, including with our Lead Independent Director

•  Code of conduct applicable to directors and officers, as well as separate code of conduct applicable to all employees

Sempra Energy 2021 Proxy Statement	3

Proxy Statement Summary

Business and Performance

Company Overview

Sempra Energy’s businesses invest in, develop and operate energy infrastructure and provide electric and gas services to customers through regulated utilities, all in North America. Our mission is to be North America’s premier energy infrastructure company, and we are primarily focused on transmission and distribution investments among other areas that we believe are capable of producing stable cash flows and improved earnings visibility, with the goal of delivering safe and reliable energy to our customers and increasing shareholder value.

Utilities	Energy Infrastructure

•  We own or hold interests in regulated electric and gas utilities in California and Texas.

•  Our utility businesses will continue to require investments in grid infrastructure, transmission, distribution, storage and other types of assets to help support safety and reliability of service and incorporate additional sources of renewable energy.

•  Our energy infrastructure businesses are primarily focused on supporting the clean energy transition by investing in renewables and energy networks in North America, together with natural gas infrastructure to support exports to foreign markets. We believe diverse sources of energy will continue to be important domestically and internationally.

•  Our revenues for these businesses generally are tied to long-term contracts with counterparties we believe are creditworthy.

In addition to focusing primarily on the North American markets we believe are most attractive, we are investing primarily in the transmission and distribution portion of the energy value chain, which we believe will provide attractive risk-adjusted returns:

Sempra Business Model Exploration Generation Transmission Distribution End Market and Production or Processing Smart, New Energy Infrastructure Higher Commodity Risk Higher Value + Lower Risk Higher Consumer Risk

4	Sempra Energy 2021 Proxy Statement

Proxy Statement Summary

Performance Highlights

Financial Performance

In 2020, we achieved strong financial performance across key metrics. We grew our GAAP earnings per common share (EPS) by 76.7% year over year, to $12.88 in 2020 compared to $7.29 in 2019.(1) Our adjusted EPS grew 18.4% year over year, to $8.03 in 2020 compared to $6.78 in 2019.(2)

Our 2020 achievements build on our strong long-term financial performance. Since 2010, we have delivered consistent strong earnings growth: our GAAP EPS was $2.86 in 2010, $5.37 in 2015 and $12.88 in 2020. On an adjusted basis, EPS increased from $3.80 in 2010 to $5.17 in 2015 and to $8.03 in 2020.(2) This performance has contributed to our robust long-term growth and shareholder value creation. We have had total shareholder return of 232% since 2010 and our market capitalization almost tripled over the past 10 years.

We also have continued to provide returns to shareholders by growing our common stock dividend. The compound annual growth rate (CAGR) of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and ten years. From 2010 to 2020, we increased our annual dividend from $1.56 to $4.18 per common share. On February 23, 2021, the Board of Directors approved an additional increase of approximately 5% in our dividend to $4.40 per common share on an annualized basis.

Long-Term Growth(3) Adjusted EPS(2) Dividends Market Capitalization(4)

Figure 1

(1)	GAAP means accounting principles generally accepted in the United States of America.

(2)	Adjusted EPS is a non-GAAP financial measure. For a reconciliation of GAAP earnings and EPS to adjusted earnings and EPS, please see Appendix A to this proxy statement.

(3)	As of or for the years ended December 31, 2010, 2015 and 2020.

(4)	Dollars in billions.

Sempra Energy 2021 Proxy Statement	5

Proxy Statement Summary

Strategic Performance

Key strategic and operational accomplishments are highlighted below:

2020 Strategic Performance Highlights

  Business Achievements

•  Sempra Energy executed on its disciplined strategy with the goal of becoming North America’s premier energy infrastructure company

•  Sempra Energy completed a multi-year capital rotation program that included the divestiture of its U.S. renewables businesses, U.S. non-utility natural gas storage assets and South American businesses, which generated total gross cash proceeds of approximately $8.3 billion

•  Sempra Energy executed a $500 million share buyback and received board authorization for the lesser of $2.0 billion or 25 million shares of common stock in potential future share repurchases

•  Sempra Energy announced proposed integrated transactions to simplify its energy infrastructure investments under one platform, Sempra Infrastructure Partners

•  Sempra Energy was named to Fortune Magazine’s ”World’s Most Admired Companies” List for 2020

•  Sempra Energy was recognized by the National Organization on Disability as a 2020 Leading Disability Employer

•  Sempra Energy was named to Forbes’ Just 100 list, which is intended to recognize companies that are doing right by all their stakeholders

•  Sempra Energy received the National Association of Corporate Directors NXT Award for diversity and inclusion

Sempra Utilities

•  San Diego Gas & Electric Company (SDG&E) received approval from the Federal Energy Regulatory Commission (FERC) of a settlement with return on equity (ROE) of 10.6%, effective June 1, 2019(1)

•  SDG&E and Southern California Gas Company (SoCalGas) filed a petition for modification of the 2019 General Rate Case, requesting attrition rates for 2022 and 2023

•  SDG&E continued its commitment to wildfire safety and received its 2020 safety certification from the Wildfire Safety Division of the California Public Utilities Commission (CPUC)

•  SDG&E and SoCalGas received a final decision for cost recovery of approximately $935 million related to the Pipeline Safety Enhancement Plan

•  SDG&E launched a comprehensive sustainability strategy to advance carbon neutrality

•  SoCalGas and SDG&E announced a hydrogen blending demonstration program designed to help reduce carbon emissions

•  Oncor Electric Delivery Company LLC (Oncor) announced a new five-year (2021-2025) capital plan of approximately $12.2 billion, largely driven by transmission and distribution growth needs in and around its service territory(2)

Sempra North American Infrastructure

•  Continued progress on development projects with the goal of building up to 45 million tonnes per annum (Mtpa) of liquefied natural gas (LNG) export capacity to serve global markets:

•  Cameron LNG JV Phase 1: Cameron LNG joint venture (JV) achieved full commercial operations under the tolling agreements; completed financing at Cameron LNG JV for return of capital of $753 million to Sempra Energy

•  Cameron LNG JV Phase 2:(3)(4) Sempra LNG signed a memorandum of understanding (MOU) with Mitsubishi Corporation in May 2020 for potential offtake from the proposed project

•  ECA LNG JV Phase 1:(3) Reached a final investment decision for the development, construction and operation of the project; sold a 16.6% ownership interest in the project to an affiliate of TOTAL SE

•  Port Arthur:(3) Announced fixed-price, turnkey engineering, procurement and construction agreement with Bechtel Oil, Gas and Chemicals

•  Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) advanced construction of Gulf of Mexico fuel terminal network and placed into service its marine terminal in the New Port of Veracruz

(1)

Consists of a base ROE of 10.1% plus an additional 50 basis points for participation in the California Independent System Operator (CA-ISO). If the FERC issues an order ruling that California investor-owned utilities are no longer eligible for the additional CA-ISO ROE, then SDG&E would refund the additional 50 basis points of ROE associated with the CA-ISO. These rates were effective as of June 1, 2019 and remain in effect indefinitely, with parties having the annual right to terminate the applicable settlement agreement beginning in 2022.

(2)

Represents 100% of Oncor’s forecasted capital expenditures for 2021-2025. Actual amounts expended will depend on a number of factors and may differ materially from the amounts reflected in the capital plan.

(3)

The successful development and ultimate construction of Sempra Energy’s LNG projects are subject to a number of risks and uncertainties and there can be no assurance that any of the projects will be completed.

(4)	This arrangement provides a framework for cooperation, but does not obligate the parties to enter into a definitive agreement or participate in the applicable project.

6	Sempra Energy 2021 Proxy Statement

Proxy Statement Summary

Executive Compensation

2020 Compensation Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Chief Executive Officer Pay Mix at Target

Base Salary 13% Performance-Based Annual Bonus Long-Term 19% Equity-Based Incentives 68% 87% At-Risk Compensation	Performance-Based Annual Bonus

• 85% ABP Earnings (as defined below)

•  Provides accurate, comprehensive, and understandable picture of annual financial performance

•  Adjusted to exclude the impact of non-contemplated acquisitions or divestitures, among other predefined adjustments

• 15% Safety and Stakeholder Measures (as defined below)

•  Promotes responsible and sustainable operations, and the safety of our customers and employees

Long-Term Equity-Based Incentives(1)

• Performance-Based Restricted Stock Units (weighted at 70% collectively)

•  50% based on 3-year relative total shareholder return (TSR)

– 35% based on 3-year relative TSR vs. S&P 500 Utilities Index(2)

– 15% based on 3-year relative TSR vs. S&P 500 Index

•  20% based on 3-year EPS CAGR with payout scale set based on forward consensus estimates of S&P 500 Utilities peers(2)

• Stock Options (weighted at 30%)

•  Focus on growth and shareholder alignment

(1)

As used in this proxy statement, the term “long-term equity-based incentives” refers to the annual long-term incentive plan (LTIP) awards granted on January 2, 2020 and, unless stated or the context indicates otherwise, does not include any special awards.

(2)

For purposes of long-term equity-based incentives and labor market benchmarking, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refers to the companies constituting the S&P 500 Utilities Index, excluding water companies.

Note: The Chief Executive Officer’s pay mix at target is based on 2020 annual base salary, 2020 target performance-based annual bonus and the target grant date value of the Chief Executive Officer’s 2020 long-term equity-based incentives.

2020 Compensation Decisions and Outcomes

Base Salary. Messrs. Martin and Mihalik received 2020 annual salary planning increases of 8.3% and 12.3%, respectively, in order to bring their salaries closer to the median salary of our general industry peer group. Mr. Wall received a salary increase of 13.7% in 2020, which reflects his promotion to Senior Vice President, Controller and Chief Accounting Officer effective April 4, 2020. Mr. Sagara received a 2020 salary planning increase of 4.0% in his prior role with SDG&E and an additional salary increase of 28.1% when he was promoted to Executive Vice President and Group President of Sempra Energy effective June 27, 2020.

Performance-Based Annual Bonus. Our 2020 target earnings for annual bonus plan purposes (ABP Earnings) were $2,032 million, an increase of $332 million, or 20%, over our 2019 target ABP Earnings of $1,700 million, and an increase of $52 million, or 3%, over our actual ABP Earnings for 2019. Actual ABP Earnings for 2020 were $2,339 million, which exceeded our maximum goal of $2,113 million. In determining ABP Earnings for 2020, the Compensation and Talent Development Committee made certain predefined adjustments to GAAP earnings. See “Reconciliation of GAAP Earnings to ABP Earnings” on page 56 and Appendix D to this proxy statement for additional information. After accounting for performance on employee and public safety measures (Safety Measures) and customer service and other stakeholder measures (Stakeholder Measures, and together with Safety Measures, Safety and Stakeholder Measures), 2020 annual bonuses were achieved at 198% of target.

Long-Term Equity-Based Incentives. Long-term equity-based incentives are the largest single component of the total 2020 target compensation package for each named executive officer who is still in service with our company. In accordance with our pay-for-performance philosophy, 100% of our Chief Executive Officer’s 2020 annual LTIP award was performance-based, with 50% of the award’s grant date value tied to relative TSR performance, 20% tied to EPS growth and 30% in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time.

Sempra Energy 2021 Proxy Statement	7

Proxy Statement Summary

Voting Information

Eligibility: Shareholders of our common stock at the close of business on the record date, March 19, 2021, are entitled to notice of the Annual Shareholders Meeting and to vote their shares as described below on each of the proposals to be voted on at the meeting. Each share of common stock is entitled to one vote on each director nominee and one vote on each of the other proposals to be voted on at the meeting.

Record Shareholders May Vote in the Following Ways:

Using the Internet at www.proxyvote.com	Calling 1-800-690-6903 in the U.S. and Canada	Mailing your marked, dated and signed proxy card	Scanning the QR code included in your proxy materials	Attending the Annual Shareholders Meeting at www.virtualshareholdermeeting.com /SRE2021

For Internet and telephone voting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available and use the company number and account number shown on the notice and card. Internet and telephone voting are available for shareholders of record until 11:59 p.m. Eastern Time on May 13, 2021.

Voting By Other Shareholders: Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee. If you hold shares in the Sempra Energy Employee Savings Plans, you are considered a beneficial owner of such shares and your voting instructions with respect to such shares must be received by 8 a.m. Eastern Time on May 11, 2021.

8	Sempra Energy 2021 Proxy Statement

Corporate Governance

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company as well as our Chairman and Chief Executive Officer and the other officers to whom the board has delegated authority to manage our day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the company’s governance. It also has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers, which applies to each member of the Board of Directors of Sempra Energy and to each officer of Sempra Energy, SDG&E and SoCalGas. Officers also are subject to our Code of Business Conduct, which applies to all employees of Sempra Energy and any subsidiary or other entity as to which Sempra Energy has majority ownership and control. Several standing and ad hoc committees assist the board in carrying out its responsibilities. Each standing committee operates under a written charter adopted by the board.

Our Corporate Governance Guidelines, standing committee charters, including our Audit, Compensation and Talent Development and Corporate Governance Committee charters, Code of Business Conduct and Ethics for Directors and Senior Officers and Code of Business Conduct that applies to all employees, are all posted on our website at www.sempra.com under the “Investors” and “Governance” tabs. Paper copies may be obtained upon request by writing to the attention of our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101. If we either (1) amend a provision of our Code of Business Conduct and Ethics for Directors and Senior Officers and the amendment relates to any element of the code of ethics definition set forth in Item 406(b) of Securities and Exchange Commission (SEC) Regulation S-K, or (2) grant to our principal executive officer, principal financial officer or principal accounting officer or controller a waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics for Directors and Senior Officers and the waiver relates to one or more of the elements of the code of ethics definition set forth in Item 406(b) of SEC Regulation S-K, then we intend to describe on our website under the “Investors” and “Governance” tabs the date and nature of any such amendment or waiver and, if applicable, the name of the person to whom the waiver was granted, or if we do not make such disclosure on our website, we will include it in a current report on Form 8-K filed with the SEC.

Board of Directors

Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including, among others:

•	Selecting our Chief Executive Officer and overseeing his or her performance and that of other senior management in the operation of the company

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management

•	Assessing and monitoring risks to the company’s business and evaluating and overseeing risk management strategies

•	Reviewing and approving significant corporate actions
•	Fostering the company’s values-driven culture and reviewing and monitoring processes designed to maintain the company’s integrity, including financial statements, compliance with law and ethics and relationships with shareholders, employees, customers, suppliers and other stakeholders

•	Planning for management succession

•	Nominating directors, evaluating board effectiveness, appointing board committee members and overseeing effective corporate governance

Leadership Structure

The Board of Directors retains the flexibility to determine, from time to time on an ongoing basis, whether the offices of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman of the Board. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances, and to select the individual it considers to be best-suited to serve as Chairman of the Board at any particular time. The non-management directors have historically evaluated the board’s leadership structure on an annual basis and expect to continue to do so, and their board leadership decisions are made based on their determination of the leadership structure that is in the best interests of the company and our shareholders at the time. In each case, this determination is made after deliberations and evaluations of the current Chairman of the Board’s performance and the board’s leadership structure generally.

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Corporate Governance

Jeffrey W. Martin, our current Chief Executive Officer and Chairman of the Board, was appointed as Chief Executive Officer and a director effective May 1, 2018 and was subsequently appointed as Chairman of the Board effective December 1, 2018, following the retirement of Debra Reed. In its annual evaluations of the board’s leadership structure since Mr. Martin’s appointment to this role, the non-management directors have considered, among other factors, Mr. Martin’s leadership skills and qualifications and his contributions as a director and performance as Chairman of the Board since his appointment to each of those roles. Mr. Martin is a 16-year employee of the Sempra Energy family of companies with an outstanding career of achievement, as well as extensive industry experience. Mr. Martin also has significant experience working with and adhering to the rules established by the CPUC, the principal regulator of our California utilities. He has used his experience to contribute to the board additional and valuable perspectives on, among other topics, strategy, business development, mergers and acquisitions, investor relations, succession planning, capital market activities and regulated utilities. In addition, the board has considered feedback from our shareholders on the board’s leadership structure obtained in our annual shareholder outreach program, the valuable experience Mr. Martin has accumulated serving in both the Chief Executive Officer and Chairman of the Board roles, and the company’s performance throughout Mr. Martin’s tenure holding both roles. Further, the board believes that Mr. Martin’s service as Chairman of the Board allows him to lead the board while also acting as a bridge between the board and the operating organization and provide critical leadership for future strategic initiatives and challenges. His involvement in our day-to-day operations affords him with in-depth knowledge of the issues, opportunities and challenges facing our company, which enables him to help focus our directors’ time and attention on the company’s most critical matters, while concurrently incorporating the board’s goals, strategies and initiatives for our company directly into the management of our businesses.

During periods in which we do not have an independent Chairman of the Board, our Corporate Governance Guidelines require the independent directors to select annually an independent director to serve as the Lead Independent Director (which is referred to as the “Lead Director” in our bylaws). If a Lead Independent Director is appointed, the role has broad powers and responsibilities. The position and role of the Lead Independent Director is intended to provide board leadership where the roles of a combined Chairman of the Board and Chief Executive Officer may be in conflict. It is also intended to expand lines of communication between the board and members of management and it is not intended to reduce the free and open access and communications that each director has with other directors and members of management. William D. Jones has served as our Lead Independent Director since 2019. Our robust Lead Independent Director role includes the following functions and responsibilities:

•	Provide leadership to the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Independent Director or by the other independent directors to be, in conflict

•	Preside at all meetings of the Board of Directors at which the Chairman of the Board is not available

•	Organize, convene and preside over executive sessions of the non-management directors

•	Act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer

•	Review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information

•	Consult with the Chairman of the Board, Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of the board and its committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items

•	Call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose

•	In consultation with the Chief Executive Officer, assist the board, the Corporate Governance Committee and management in complying with the Corporate Governance Guidelines
•	Be available for consultation and direct communication with the company’s major shareholders

•	Collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors relating to his or her performance, other than with respect to the annual performance review

•	Consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates

•	Together with the Chair of the Corporate Governance Committee and the Chairman of the Board, has the authority to extend the board’s invitation to selected candidates to join or be nominated for election to the board

•	Consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company

•	Led by the Compensation and Talent Development Committee and together with the Chairman of the Board, report annually to the board on succession planning, including policies and principles for executive officer selection

•	Perform such other duties as may be assigned from time to time by the independent directors

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Corporate Governance

We conducted an extensive shareholder outreach program in 2020 regarding our board leadership structure and various other matters, in which we reached out to shareholders representing approximately 63% of our total outstanding shares of common stock and we engaged with holders of approximately 46% of our outstanding shares of common stock. Among the shareholders with whom we engaged, the majority, both in terms of number of shareholders and number of shares represented, indicated no preference for an independent Chairman of the Board as long as the Lead Independent Director has significant duties, as is the case at Sempra Energy.

The Board of Directors believes its independence and oversight of management and company risks are maintained effectively through its flexible leadership structure, including the robust role of the Lead Independent Director, sound corporate governance policies and practices, and the board’s overall composition, which currently includes 11 independent directors and 100% independent director composition of all NYSE-required board committees.

Based on the foregoing and other factors, the Board of Directors determined in its most recent evaluation of the board’s leadership structure, and continues to believe, that combining the roles of Chief Executive Officer and Chairman of the Board continues to best serve the interests of Sempra Energy and our shareholders.

Director Independence

The Board of Directors determines the independence of each of our directors and director nominees by applying the independence standards established by the NYSE. These standards provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. Material relationships may include, depending on the circumstances, commercial, industrial, banking, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. These standards also identify various relationships that preclude a determination of director independence.

Applying these standards, the board annually reviews and determines the independence of each of the company’s directors and director nominees. In its most recent review, the board considered, with respect to the company’s directors and director nominees other than Jeffrey W. Martin, who is an executive officer of the company, and Bethany J. Mayer, who served as an executive officer of the company within the last three years, among other things: each director’s affiliations, including directorships, employment or other service, significant ownership or any of the foregoing relationships of a director’s immediate family members, with organizations with which Sempra Energy or any of its subsidiaries or other entities as to which it has majority ownership does business; the absence of any employment relationships between the company and each director and his or her immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under NYSE independence standards; the absence of any affiliation of each director or his or her immediate family members with the company’s independent registered public accounting firm, compensation consultants, legal counsel or investment banks; the absence of any transactions in which a director or his or her immediate family members has a direct or indirect material interest that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and the modest amount of our discretionary contributions to non-profit organizations with which some of our directors or their respective immediate family members may be associated. In assessing the materiality of director relationships, the board broadly considers all relevant facts and circumstances both from the standpoint of the director and also from that of persons or organizations with which the director has an affiliation.

Based on this review, the board has affirmatively determined that each of the following non-employee directors, each of whom is a director nominee standing for re-election at the Annual Shareholders Meeting, is independent:

Alan L. Boeckmann Andrés Conesa Maria Contreras-Sweet Pablo A. Ferrero	William D. Jones Michael N. Mears Jack T. Taylor Cynthia L. Walker	Cynthia J. Warner James C. Yardley

Based on its review, the board also has affirmatively determined the independence of Kathleen L. Brown, who is currently a director but, in keeping with our retirement policy, has not been nominated to stand for re-election as a director in 2021.

Director Share Ownership Guideline

The board has established a director share ownership guideline to further strengthen the link between director and shareholder interests. For non-employee directors, the guideline is ownership of a number of our shares having a value of five times the directors’ annual base retainer of $85,000, resulting in an ownership guideline equal to $425,000. For these purposes, share ownership includes phantom shares into which compensation has been deferred, restricted stock units and the in-the-money value of service-based stock

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Corporate Governance

options, as well as shares owned directly. The Compensation and Talent Development Committee annually reviews adherence to this guideline, which is expected to be attained within five years of becoming a director. Following its review in 2020, the Compensation and Talent Development Committee determined that all of our non-employee directors who have been on the board for at least five years meet or exceed this guideline.

The board also has established executive officer share ownership guidelines. For information about these guidelines, please see “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”

Director Overboarding Policy

In response to shareholder feedback and voting policies of some of our shareholders, in 2020, the board updated its Corporate Governance Guidelines to adopt a more restrictive director “overboarding” policy. Pursuant to the new policy, any director or director nominee who is not also a named executive officer of a public company should not serve on more than four public company boards (including our board), and any director or director nominee who is a named executive officer of a public company should not serve on more than two public company boards (including our board and the board of the company for which the director serves as a named executive officer). In the event a director or director nominee serves on more boards than permitted by this policy, such director will be expected to become compliant with the policy in advance of Sempra Energy’s next annual shareholders meeting. Additionally, our Corporate Governance Guidelines provide that no member of the Audit Committee may serve on more than a total of three audit committees of public companies (including our Audit Committee) unless the board affirmatively determines that a director’s multiple service on audit committees does not impair the director’s effectiveness on our Audit Committee.

Board, Committee and Shareholder Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as significant opportunities and material risks facing the company and other matters the board considers necessary to carry out its responsibilities. At least once a year, the board reviews management’s long-term strategic and financial plans, including an annual detailed and comprehensive strategy discussion. The Chairman of the Board or, in certain circumstances as described in “Leadership Structure” above, the Lead Independent Director, presides over each board meeting.

The Chairman of the Board leads all board meetings and proposes the agenda and schedule for each meeting, which the Lead Independent Director then reviews and modifies or approves. Committee agendas and schedules are set by or in consultation with the committee chair and with the approval of the Lead Independent Director. All directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at each board and committee meeting, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information and materials may be presented at the meetings.

At executive sessions, directors convene in both director-only sessions and sessions with non-management directors only to discuss issues such as succession planning, Chief Executive Officer performance and compensation (although the Chief Executive Officer is not present for deliberations or approvals of his own compensation), executive development, board performance and other matters deemed relevant. An executive session is held at each regular board meeting, and any director may call for an executive session at any board meeting. The Lead Independent Director presides over executive sessions in which the Chairman of the Board is not present.

During 2020, the board held 11 meetings and committees of the board, including standing and ad hoc committees, collectively held 52 meetings. Directors, on an aggregate basis, attended 96% of the combined number of these meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the board and each committee of which the director was a member (in each case during the periods when he or she was a member).

The board expects that each director will attend the Annual Shareholders Meeting. Thirteen members of the board attended our 2020 annual shareholders meeting, which also was held virtually.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors in a number of categories, including board oversight, leadership, composition and independence, conduct of meetings and committees. In this review, the Corporate Governance Committee assesses the board’s performance as a whole and identifies areas in which the board or senior

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Corporate Governance

management believes performance could improve. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees. The results also are considered in connection with board refreshment efforts. In addition, each standing committee, other than the Executive Committee, conducts an annual self-evaluation, in accordance with its charter.

As illustrated below, the board also conducts an annual peer evaluation by which each director is afforded the opportunity to comment anonymously on each other board member’s performance. In order to help ensure the objectivity and integrity of this process, an outside law firm is engaged every year to conduct the peer review portion of this evaluation and compile the results.

Each independent director receives an evaluation survey for each other independent director Directors forward completed surveys to an outside law firm that compiles results, maintaining confidentiality The law firm provides compiled results to the Corporate Governance Committee Chair who discusses with the CEO The Corporate Governance Committee Chair and CEO address specific issues directly with individual directors as needed The full board discusses results and identifies areas in which the board can be improved and enhanced to increase board effectiveness

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination for election for an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees to stand for election as directors. Our board appreciates the importance of critically evaluating directors and their contributions to the board in connection with the re-nomination decision, including their collective skills, qualifications and experience, feedback from the annual board evaluation, and individual performance, attendance, participation, independence and outside board and other affiliations.

The Board’s Role in Risk Oversight

Our businesses invest in, develop and operate energy infrastructure, and provide electric and gas services to customers in North America. These businesses include regulated electric and natural gas transmission and distribution utilities as well as businesses that develop and operate LNG liquefaction facilities for the export of LNG worldwide and that develop and operate energy infrastructure in the United States and Mexico. Risks are inherent in these businesses, including, among others, health, safety and operational risks, human capital risks, regulatory and compliance risks, cybersecurity risks, climate and other environmental risks, business and financial risks and reputational risks.

Management has developed an integrated risk management framework to assess, prioritize, manage and monitor risks across the company’s operations. Sempra Energy’s board has ultimate responsibility for risk oversight under this framework. Consistent with this approach, our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management strategies.

The board believes that risk oversight stretches far beyond any one committee. As a result, the board has diversified its risk oversight responsibilities across its membership, housing categories of risk oversight within standing board committees by topic and forming ad hoc committees to manage and oversee certain specific risks as needed. For example, the responsibilities of the board’s Safety, Sustainability and Technology Committee include issues affecting the environment and the committee is regularly briefed on the company’s progress on environmental and sustainability matters. This committee also oversees the company’s overall safety policies, reinforcing our strong commitment to safety. Additionally, this committee oversees cybersecurity and other information technology risks and keeps abreast of technology advancements of importance to our business. In addition, the board may form ad hoc committees to manage and oversee certain risks. Any risk oversight that does not fall within the responsibility of a particular committee remains with the full board. The committee chairs periodically report to the full board regarding their respective committees’ risk oversight role.

The board and its appropriate committees periodically review and evaluate the material risks we face. In addition, a review of Sempra Energy’s most material risks and mitigation strategies for these risks is presented by senior management to the full board annually. The board also reviews and monitors strategic, financial and operating plans that are intended to support sustainable long-term growth. Each of our principal operating units is responsible for identifying and moderating risk in a manner consistent with these goals. The board fulfills its risk oversight function through, among other things, the review of reports provided both directly to the board and to appropriate board committees, discussions with management, appointment of outside experts, selection of director candidates with diverse experience and qualifications, and staying informed on developments in our industry and other current events that may impact the company. Based on the foregoing, the board and its committees establish new or monitor and, as needed, amend existing risk oversight and control mechanisms. In addition, the company has a robust internal audit function that reports directly to the Audit Committee.

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Corporate Governance

The board and its committees seek to manage risk by establishing policies and practices that apply to various aspects of our business, including, among others:

•	The appropriate capital structure for our businesses

•	Utility investment plans consistent with state policy objectives and regulatory review and approval of significant investments

•	Non-utility investment policies, including requiring substantial contractual commitments from third parties to purchase the capacity or output of major non-utility projects before commencing construction on the projects, subject to exceptions

•	An employee compensation program that encourages and rewards sustainable growth in our business and is within an acceptable risk profile
•	Commitment policies that require board review and/or approval above certain dollar thresholds

•	Reviews of the company’s high-performing culture with a focus on significant operating measures, such as safety, sustainability, diversity and inclusion of our workforce and customer service

•	With respect to investments in which we do not operate or control the related entity, careful selection of business partners and representation on the entity’s board or equivalent governing body when possible

For additional information on the responsibilities of board committees, see “Board Committees” below.

Board Approach to Certain Key ESG Topics

The board recognizes the importance of risks and opportunities related to environmental stewardship, safety and stakeholder engagement and responsible governance and believes a focus on these factors is consistent with our vision, mission and values and can help our company achieve better business outcomes. In order to strengthen and clarify the way in which the board oversees and considers sustainability and other ESG matters, the board changed the name of its Environmental, Health, Safety and Technology Committee to “Safety, Sustainability and Technology Committee” and has revised this committee’s charter to describe more fully the committee’s oversight of and focus on these matters. The board continues to strongly focus on the ESG topics discussed below.

Safety and COVID-19

Health and safety are foundational at the Sempra Energy family of companies. In addition to our enterprise-wide commitment to safety improvement and our ongoing focus on safety and reliability in our operations and our capital spending, the board and management directed significant efforts and attention in 2020 to the COVID-19 pandemic. As soon as the severity of the pandemic became known, the board began holding informal weekly calls with management to monitor and oversee management’s robust response and ongoing efforts to address the impact of the pandemic on the employees, customers and communities served by the Sempra Energy family of companies. This response included:

Employees

•  Activated enterprise-wide Pandemic Response Leadership Team to respond quickly to changing conditions and help manage risks

•  Hired a full-time infectious disease specialist to provide us with expert advice

•  Instituted travel bans, restricted office access and increased sanitization

•  Revised protocols for essential onsite employees, including physical separation within operating groups and increased protective gear

•  Expanded paid sick and emergency leave policies for
employees who need additional flexibility

•  Providing employees technology reimbursement, stress management and mental health resources

•  Continuing to engage with public health authorities to implement current health, safety and security guidelines, helping ensure a safe return to work plan

Customers

•  Offering flexible payment plans and suspending service disconnections to help maintain uninterrupted energy service

•  Enforcing physical distancing and personal protective equipment (PPE) protocol while performing work in customer homes / businesses

•  Introduced contactless enrollment option for energy savings assistance program in response to COVID-19 social distancing guidelines

Local Communities

•  Donated over $14 million for COVID-19 relief and recovery efforts; our support addresses food insecurity, senior services, medical supplies, worker relief and more in communities throughout North and South America

•  Expanded employee giving program to include a one-to-one match by Sempra Energy to financial contributions to charitable causes, virtual volunteering or actual time spent volunteering

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Corporate Governance

High-Performance Culture

In addition to safety oversight, there is a strong focus on building a high-performing and inclusive culture at the board level. As discussed elsewhere in our proxy materials, the board also takes an active role in overseeing efforts to promote diversity and inclusion in our workforce, primarily through its Compensation and Talent Development Committee. This includes working with senior management to help ensure that, at the heart of our value of championing people, the company maintains its commitment to invest in our employees and to advance inclusivity in our business culture. We believe this elevates our performance and helps us to partner responsibly.

Energy Transition

The board, primarily through its Safety, Sustainability and Technology Committee, takes an active role in providing oversight of the company’s strategies for helping to enable a just energy transition in the markets we serve, with a view towards achieving net-zero greenhouse gas emissions in our own operations by 2050 and enabling our customers to work toward their own net-zero greenhouse gas emissions goals by 2050. This includes reviewing business risks and opportunities in the context of local, national and global energy, economic and climate trends, as well as overseeing the company’s strategies and capabilities relating to safety and reliability; decarbonization of key market sectors, including power generation, industry and transportation; digitization of energy systems, including use of robotics and artificial intelligence; and diversification of energy systems, including the integration of distributed energy resources. In addition, the board oversees the company’s efforts to minimize the impact of company operations on the environment.

Transparency

The board believes transparency with respect to key ESG risks and opportunities is an important way for us to convey to our shareholders and other stakeholders how we prioritize these topics. As a result, we perform stakeholder-driven materiality assessments and make extensive disclosures about these topics, in many cases surpassing the standards of our peers or expectations for our industry, and our board oversees many of these disclosures. For example, our annual corporate sustainability report includes goals and results in the areas of emissions reductions, renewable energy, energy efficiency, water use, employee and public safety, electric reliability, customer assistance programs, employee diversity and inclusion, employee engagement and community giving. We also publicly report detailed information annually on our greenhouse gas emissions and climate-related risks and opportunities. We prepare our sustainability disclosures in alignment with the guidelines of many of the largest sustainability frameworks in the world, including Global Reporting Initiative (GRI) Standards, the Sustainability Accounting Standards Board (SASB) framework for electric utility and natural gas utility performance, the Task Force on Climate-related Financial Disclosures (TCFD) guidelines, the CDP (formerly Carbon Disclosure Project) disclosure system and the Edison Electric Institute and American Gas Association combined template. In 2021, we expect to pilot the new International Business Council Stakeholder Capitalism disclosure framework. In addition, our Annual Report to Shareholders includes descriptions and other detailed information about our efforts and goals to promote diversity and inclusion in our workforce, including information about the gender and racial/ethnic make-up of our workforce.

Succession Planning and Management Development

Our Compensation and Talent Development Committee oversees and regularly evaluates leadership succession planning practices and results. The committee reports at least annually to the Board of Directors on succession planning, including policies and principles for executive officer selection. In connection with this review and the departures of Dennis V. Arriola and George W. Bilicic in 2020, the board appointed Kevin C. Sagara as Executive Vice President and Group President of Sempra Energy in June 2020.

Review of Related Person Transactions

SEC rules require us to describe any transaction since the beginning of 2020 or any currently proposed transaction involving more than $120,000 in which we were or will be a participant and any of our directors, director nominees, executive officers, persons or entities known by us to be a beneficial owner of more than 5% of our common stock, or any member of their respective immediate families, had or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review and approve or ratify any such “related person transaction” that is required to be disclosed. When evaluating any such transaction, the Corporate Governance Committee focuses on a variety of factors on a case-by-case basis, including, among other things, the identity of the related person, the nature and terms of the transaction, the interest of the related person in the transaction and the dollar amount involved. There were no transactions requiring such review since the beginning of 2020.

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Corporate Governance

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors, at the company’s expense, also attend third-party offered education courses and participate in the National Association of Corporate Directors (NACD), of which the company is a member.

Director Access to Senior Management, Independent Accountant and Counsel

Directors have complete access to our senior management and other employees, as well as to our independent registered public accounting firm. Directors also have complete access to counsel, advisors and experts of their choice to assist the board as needed in discharging its duties.

Retirement Policy

In accordance with our Corporate Governance Guidelines, directors should not be nominated to stand for election after attaining age 75.

Board Committees

Our standing board committees consist of the Audit Committee, the Compensation and Talent Development Committee, the Corporate Governance Committee, the Safety, Sustainability and Technology Committee and the Executive Committee. In addition to these standing board committees, the board may, from time to time, establish ad hoc committees to address particular matters, transactions and projects.

The following chart sets forth our standing board committees and membership on these committees as of the date of mailing this proxy statement:

	Audit	Compensation and Talent Development	Corporate Governance	Safety, Sustainability and Technology	Executive

Alan L. Boeckmann			✓

Kathleen L. Brown			✓	✓	✓

Andrés Conesa	✓				✓

Maria Contreras-Sweet	✓	✓

Pablo A. Ferrero			✓	✓

William D. Jones		✓			✓

Jeffrey W. Martin

Bethany J. Mayer					✓

Michael N. Mears	✓			✓

Jack T. Taylor		✓			✓

Cynthia L. Walker	✓			✓

Cynthia J. Warner		✓	✓

James C. Yardley	✓			✓

✓ = Committee Member			= Committee Chair

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Audit Committee

Our Audit Committee currently is, and at all times in 2020 was, entirely composed of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It is directly responsible and has sole authority for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee also prepares the report included in this proxy statement under “Audit Committee Report.” In addition, it assists the Board of Directors in fulfilling oversight responsibilities regarding, among other things:

•	The company’s internal controls over financial reporting

•	The integrity of our financial statements

•	Our compliance with legal and regulatory requirements
•	The independent registered public accounting firm’s qualifications and independence

•	The performance of our internal audit function and independent registered public accounting firm

The Audit Committee helps ensure the independence of our independent registered public accounting firm by, among other things, assuring the mandated rotation of the lead audit partner in accordance with SEC rules. The Audit Committee and its chair are directly involved in the selection of the independent registered public accounting firm’s lead audit partner, including by meeting with the lead audit partner candidate and discussing with the committee members and management. We most recently rotated our lead audit partner in 2019.

The board has determined that each member of the Audit Committee is financially literate. It also has determined that Mr. Taylor, who chairs the committee, and Ms. Walker, who is a member of the committee, are audit committee financial experts as defined by the rules of the SEC.

During 2020, the Audit Committee held seven meetings.

Compensation and Talent Development Committee

Our Compensation and Talent Development Committee (formerly named the Compensation Committee) currently is, and at all times in 2020 was, entirely composed of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It assists the board in the evaluation and compensation of our executives, and it establishes our compensation principles and policies and designs and oversees our executive compensation program. The committee’s responsibilities include, among others:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation

•	Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and determining and approving (and recommending for ratification by the board acting solely through the independent directors) his or her compensation level based on the committee’s performance evaluation

•	Determining and approving (and periodically reviewing with the board) other executive officer compensation

•	Making recommendations to the board with respect to incentive compensation plans and equity-based plans that are subject to board approval

•	Evaluating and overseeing risk in our compensation programs
•	Reviewing and discussing the Compensation Discussion and Analysis required to be included in the company’s proxy statement and Annual Report on Form 10-K (Form 10-K) with management and determining whether to recommend to the board that such disclosure be so included

•	Producing the report included in this proxy statement under “Compensation and Talent Development Committee Report”

•	Reporting to the board annually on succession planning together with the Chairman of the Board and Lead Independent Director, including on principles for executive officer selection, and reviewing reports on the corporation’s human capital management policies, initiatives and outcomes, including efforts to build a more diverse and inclusive workplace

•	Overseeing benefit plans and programs

During 2020, the Compensation and Talent Development Committee held six meetings.

Sempra Energy 2021 Proxy Statement	17

Corporate Governance

Corporate Governance Committee

Our Corporate Governance Committee currently is, and at all times in 2020 was, entirely composed of independent directors under the independence standards established by the NYSE. The committee’s responsibilities include, among others:

•	Identifying individuals qualified to become directors consistent with criteria approved by the board

•	Recommending to the board nominees to stand for election as directors and candidates to fill board vacancies

•	Overseeing the evaluation of the board and management
•	Recommending directors for appointment by the board as members of board committees

•	Developing and recommending to the board corporate governance guidelines

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership and the needs of the board as a whole in light of the company’s long-term business strategy. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and other individual qualities and attributes that contribute to overall board diversity. It solicits the names of director candidates from a variety of sources, including members of the board and search firms. The committee also considers candidates submitted by shareholders pursuant to the process described in Question 33 under “Information About 2022 Shareholder Proposals and Director Nominations” below. The committee assesses the effectiveness of its policies as part of its annual review of board composition and board, committee and individual director performance and in its recommendations to the board of nominees to stand for election as directors at the next annual meeting of our shareholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner, whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s character, integrity, independence, judgment, knowledge, experience, background and other relevant factors to develop an informed opinion of his or her qualifications and ability and dedication to meet the board’s expectations for directors as set forth in our Corporate Governance Guidelines. The committee’s deliberations reflect the board’s requirement that substantially all directors must be independent and that all director nominees must be financially literate or must become financially literate within a reasonable time after becoming a director. They also reflect the board’s views regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect diversity and be drawn from a pool of diverse, qualified candidates.

The committee, in recommending nominees to stand for election as directors at the Annual Shareholders Meeting, and the board, in approving the nominees, considered the individual experience, background, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view toward constituting a board that, as a whole, is well-qualified to oversee our businesses.

With respect to Dr. Conesa, the committee and the board also considered that he has been the Chief Executive Officer and a director of Grupo Aeroméxico S.A.B. de C.V. since 2005 and that Grupo Aeroméxico filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy laws on June 30, 2020. The committee and the board concluded that this event does not reflect upon the integrity of Dr. Conesa or his ability and qualifications to serve on our board, but was a direct result of the unprecedented global COVID-19 pandemic that resulted in domestic and international travel restrictions and severely impacted the air travel industry.

For additional information about the nominees and their qualifications, please see “Proposal 1: Election of Directors.”

During 2020, the Corporate Governance Committee held six meetings.

18	Sempra Energy 2021 Proxy Statement

Corporate Governance

Safety, Sustainability and Technology Committee

Our Safety, Sustainability and Technology Committee (formerly named the Environmental, Health, Safety and Technology Committee) is responsible for, among other things, assisting the board:

•	In overseeing the company’s risk management and oversight programs and performance related to environmental, health, safety, security (including cybersecurity), technology, climate change, sustainability and other related ESG matters affecting the company

•	On matters relating to environmental, health and safety laws, regulations and other ESG developments at the global, national, regional and local levels and evaluating ways to address these matters as part of the company’s immediate and longer-term business strategies and operations
•	In reviewing management’s implementation of risk management protocols with respect to cybersecurity issues, and overseeing matters relating to technology developments that advance the company’s environmental, health, safety, security (including cybersecurity), climate change, sustainability and other related ESG goals

•	In reviewing with management and, where appropriate, making recommendations to management and the Board of Directors regarding the company’s policies, practices and strategies with respect to environmental, health, safety, security (including cybersecurity), technology, climate change, sustainability and other related ESG matters

During 2020, the Safety, Sustainability and Technology Committee held five meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of this committee to act on emergency or other time-sensitive issues during periods between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. The Executive Committee did not meet in 2020.

Communications with the Board

The board has adopted a Director Communications Policy to facilitate communications with the company’s Board of Directors, which is available on our website under the “Investors” and “Governance” tabs. Under this policy, shareholders, employees and other interested parties who wish to communicate with the board, non-employee directors as a group, a board committee, the Chair of a board committee or another specific director may do so by mail addressed to the board or the specific directors or group of directors and in care of our Corporate Secretary. All such communications regarding executive compensation will be relayed to the Compensation and Talent Development Committee Chair for appropriate evaluation and consideration. All such communications regarding accounting, accounting policies, internal accounting controls and procedures, auditing matters, financial reporting processes or disclosure controls and procedures will be relayed to the Audit Committee Chair.

All other communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, marketing or advertising materials and other routine items, as well as items unrelated to the duties and responsibilities of the board, are not relayed to directors. Any communication that is not relayed is recorded in a log and made available to the directors upon request.

The address to which communications to the Board should be sent is:

C/O Corporate Secretary Board of Directors Sempra Energy 488 8th Avenue San Diego, CA 92101

Sempra Energy 2021 Proxy Statement	19

Corporate Governance

Director Compensation

Overview

The Compensation and Talent Development Committee of the Sempra Energy Board of Directors reviews non-employee director compensation on an annual basis. The committee’s independent compensation consultant, Exequity, annually provides the committee with a report that analyzes the competitiveness of Sempra Energy’s director compensation in total and by component. Any changes to director compensation are approved by the Board of Directors.

Directors who also are employees of the company are not additionally compensated for service as a director. Compensation of Jeffrey W. Martin, our Chairman, Chief Executive Officer and President, is summarized in the 2020 Summary Compensation Table appearing under “Executive Compensation—Compensation Tables” below.

Our 2020 director compensation program is summarized in the table below.

2020 Director Compensation Program

Board Retainers:

Annual Base Retainer	$85,000

Lead Director Retainer	$40,000

Committee Chair Retainers:

Audit Committee Chair Retainer	$20,000

Compensation and Talent Development Committee Chair Retainer	$15,000

Other Committee Chair Retainer (A)	$10,000

Committee Member Retainers:

Audit Committee Member Retainer	$20,000

Other Committee Member Retainer (B)	$10,000

Equity:

Mandatory Deferred Equity	$50,000

Annual Equity Award	$90,000

Initial Equity Award for New Director	$90,000

(A)	Applicable to the Corporate Governance Committee and Safety, Sustainability and Technology Committee.

(B)	Applicable to the Compensation and Talent Development Committee; Corporate Governance Committee; Safety, Sustainability and Technology Committee and Executive Committee.

Retainers

Directors who are not employees of Sempra Energy received annual retainers in 2020 as set forth in the table above. Directors could elect to receive their retainer in cash or to defer it into phantom investment funds (including a fund for which interest is credited at the higher of 110% of the Moody’s Corporate Bond Yield Average or the Moody’s Corporate Bond Yield Average plus 1%) or phantom shares of our common stock.

Equity

Each quarter in 2020, non-employee directors were credited with a number of vested phantom shares of our common stock having a market value of $12,500, which we refer to as Mandatory Deferred Equity, and are required to hold these phantom shares until retirement or other separation from the board. Following the director’s retirement or other separation from the board, the current market value of the shares credited to the director’s account (together with related reinvested dividend equivalents) is paid to the director in cash. Directors also received initial or annual equity awards, which are described below. Directors could elect to receive the initial and annual equity awards in the form of restricted stock units or phantom shares of our common stock.

In our 2020 director compensation program, any newly appointed non-employee director would have received an initial equity award of restricted stock units or phantom shares of our common stock having a market value of $90,000 and vesting (together with related reinvested dividend equivalents) on the first anniversary of the grant date. Thereafter, at each annual shareholders meeting (other than

20	Sempra Energy 2021 Proxy Statement

Corporate Governance

the annual meeting in the same calendar year as the director’s initial appointment to the board), each non-employee director who continues to serve as a director receives a grant of restricted stock units or phantom shares of our common stock that, in our 2020 director compensation program, had a market value of $90,000 and vests (together with related reinvested dividend equivalents) on the date of the next annual shareholders meeting.

Unvested restricted stock units or phantom shares of our common stock immediately vest if the director’s service on the board terminates by reason of death, disability or removal without cause. Upon any other termination event, all unvested units or phantom shares are forfeited.

Director Compensation Table

We summarize below the 2020 compensation of our non-employee directors who served on our board during the year.

2020 DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash	Stock Awards (B)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (C)	All Other Compensation (D)	Total

Alan L. Boeckmann	$ 95,000	$140,000	$ 515	$20,000	$255,515

Kathleen L. Brown	$115,000	$140,060	—	$25,000	$280,060

Andrés Conesa	$131,415	$140,060	—	—	$271,475

Maria Contreras-Sweet	$115,000	$140,060	$ 191	$ 2,650	$257,901

Pablo A. Ferrero	$105,000	$140,060	—	—	$245,060

William D. Jones	$165,000	$140,000	$90,158	$20,000	$415,158

Bethany J. Mayer	$108,132	$140,000	—	$25,000	$273,132

Michael N. Mears	$111,566	$140,000	$ 1,350	$17,700	$270,616

William C. Rusnack (A)	$ 45,000	$17,308	$59,895	$25,000	$147,203

Lynn Schenk (A)	$ 43,269	$17,308	—	$25,000	$85,577

Jack T. Taylor	$145,000	$140,000	$ 5,540	$14,500	$305,040

Cynthia L. Walker	$111,566	$140,000	—	$16,917	$268,483

Cynthia J. Warner	$105,000	$140,060	—	$25,000	$270,060

James C. Yardley	$115,000	$140,000	—	$25,000	$280,000

(A)	Mr. Rusnack and Ms. Schenk were not nominated to stand for re-election and retired from the board effective May 5, 2020.

(B)

Represents the grant date fair value of the equity grants of restricted stock units and phantom shares of our common stock granted during the year. These amounts represent our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. These awards were valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column are equal to the number of shares subject to 2020 awards multiplied by the grant date closing price of Sempra Energy’s common stock. The restricted stock units will be settled in shares of Sempra Energy common stock upon vesting. The phantom shares are paid in cash in accordance with the director’s payout election under the terms of the company’s nonqualified deferred compensation plan following the director’s retirement or other separation from the board.

Sempra Energy 2021 Proxy Statement	21

Corporate Governance

The following table reflects the components of the stock awards granted to each non-employee director in 2020:

		Equity Grant

	Mandatory Deferred Equity(1)	Phantom Shares	Restricted Stock Units	Total

Alan L. Boeckmann	$50,000	$90,000	—	$140,000

Kathleen L. Brown	$50,000	—	$90,060	$140,060

Andrés Conesa	$50,000	—	$90,060	$140,060

Maria Contreras-Sweet	$50,000	—	$90,060	$140,060

Pablo A. Ferrero	$50,000	—	$90,060	$140,060

William D. Jones	$50,000	$90,000	—	$140,000

Bethany J. Mayer	$50,000	$90,000	—	$140,000

Michael N. Mears	$50,000	$90,000	—	$140,000

William C. Rusnack	$17,308	—	—	$17,308

Lynn Schenk	$17,308	—	—	$17,308

Jack T. Taylor	$50,000	$90,000	—	$140,000

Cynthia L. Walker	$50,000	$90,000	—	$140,000

Cynthia J. Warner	$50,000	—	$90,060	$140,060

James C. Yardley	$50,000	$90,000	—	$140,000

(1)	Mandatory deferred equity was prorated for Mr. Rusnack and Ms. Schenk, who retired effective May 5, 2020. Restricted stock units are rounded up to the next whole number of units.

The following table summarizes outstanding equity balances for each non-employee director at December 31, 2020:

	Phantom Shares	Restricted Stock Units	Total

Alan L. Boeckmann	22,771	—	22,771

Kathleen L. Brown	10,248	737	10,985

Andrés Conesa	3,187	737	3,924

Maria Contreras-Sweet	1,689	737	2,426

Pablo A. Ferrero	3,655	737	4,392

William D. Jones	33,829	—	33,829

Bethany J. Mayer	1,338	—	1,338

Michael N. Mears	3,317	—	3,317

William C. Rusnack	15,592	—	15,592

Lynn Schenk	16,052	—	16,052

Jack T. Taylor	12,152	—	12,152

Cynthia L. Walker	1,656	553	2,209

Cynthia J. Warner	1,343	737	2,080

James C. Yardley	11,904	—	11,904

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Corporate Governance

(C)

Consists of (i) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation. The 2020 amounts are:

	Change in Accumulated Benefits	Above-Market Interest	Total

Alan L. Boeckmann		$515	$515

Kathleen L. Brown		—	—

Andrés Conesa		—	—

Maria Contreras-Sweet		$191	$191

Pablo A. Ferrero		—	—

William D. Jones	$88,244	$1,914	$90,158

Bethany J. Mayer		—	—

Michael N. Mears		$1,350	$1,350

William C. Rusnack		$59,895	$59,895

Lynn Schenk		—	—

Jack T. Taylor		$5,540	$5,540

Cynthia L. Walker		—	—

Cynthia J. Warner		—	—

James C. Yardley		—	—

Only Mr. Jones is entitled to receive grandfathered pension benefits and he has attained the maximum years of service credit. The annual benefit is based on the annual board retainer at the date the benefit is paid. It commences upon the latter of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of predecessor companies plus up to 10 years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service, unless the director has elected to receive the annual benefit. As of December 31, 2020, the aggregate actuarial present value of the accumulated benefit under the grandfathered pension plan for Mr. Jones was $824,853.

(D)

Consists of our contributions to charitable, educational and other non-profit organizations to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each director.

In addition to the compensation for non-employee directors set forth above, Sempra Energy has agreements with these directors that provide for indemnification for monetary damages to the fullest extent permissible under California law, which are intended to mitigate concern about personal liability in connection with their service for the company.

Sempra Energy 2021 Proxy Statement	23

Audit Committee Report

The Audit Committee of the Board of Directors is composed of the six directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and that Mr. Taylor, the Chair of the committee, and Ms. Walker, a member of the committee, are audit committee financial experts as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Investors” and “Governance” tabs.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight of the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, which require the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other such matters required to be discussed with the committee by those standards.

The committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the committee and confirmed in the report that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, and management’s reports on the financial statements and internal control over financial reporting. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal control over financial reporting. Deloitte & Touche LLP has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States of America and that management has maintained an effective system of internal control over financial reporting. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Audit Committee

Jack T. Taylor, Chair

Andrés Conesa

Maria Contreras-Sweet

Michael N. Mears

Cynthia L. Walker

James C. Yardley

24	Sempra Energy 2021 Proxy Statement

Share Ownership

The following table shows the number of shares of our common stock beneficially owned at March 1, 2021, by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement (named executive officers), and by all of our directors and executive officers as a group. The shares of common stock beneficially owned by each of our directors and named executive officers and by our directors and executive officers as a group in each case total less than 1% of our outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares cannot be voted and may be settled only for cash. In addition, in calculating these percentages we used the 302,705,890 shares of our common stock that were outstanding as of March 1, 2021.

Name	Beneficial Holdings(C)	Shares Subject to Exercisable Options(D)	Total Without Phantom Shares	Phantom Shares(E)	Total Including Phantom Shares

Dennis V. Arriola (A)	51,699	10,197	61,896	—	61,896

George W. Bilicic (A)	—	—	—	—	—

Alan L. Boeckmann	6,000	—	6,000	22,483	28,483

Kathleen L. Brown (B)	746	—	746	10,435	11,181

Andrés Conesa	7,060	—	7,060	3,314	10,374

Maria Contreras-Sweet	3,314	—	3,314	1,803	5,117

Pablo A. Ferrero	4,152	—	4,152	3,787	7,939

William D. Jones	4,138	—	4,138	33,473	37,611

Jeffrey W. Martin	36,994	126,336	163,330	42,272	205,602

Bethany J. Mayer	678	—	678	949	1,627

Michael N. Mears	2,000	—	2,000	2,144	4,144

Trevor I. Mihalik	14,506	15,656	30,162	11,749	41,911

Kevin C. Sagara	17,655	—	17,655	3,512	21,167

Jack T. Taylor	131	—	131	11,612	11,743

Cynthia L. Walker	4,091	—	4,091	1,027	5,118

Peter R. Wall	2,834	—	2,834	—	2,834

Cynthia J. Warner	—	—	—	1,528	1,528

James C. Yardley	—	—	—	11,363	11,363

Directors and Executive Officers as a Group (18 persons)	155,998	152,189	308,187	161,451	469,638

(A)

Mr. Arriola resigned as Executive Vice President and Group President of the company effective July 3, 2020 and Mr. Bilicic resigned as President and Chief Legal Officer of the Company effective March 30, 2020. Because Mr. Arriola met the vesting requirements under our compensation plans due to age and years of service, we refer to his separation from service as a retirement in the Compensation Discussion and Analysis and related compensation tables in this proxy statement below.

(B)

In keeping with our retirement policy, Ms. Brown was not nominated to stand for re-election at the Annual Shareholders Meeting and will no longer serve as a director of the Company effective as of the election of directors at the Annual Shareholders Meeting.

(C)

None of our directors or executive officers beneficially owned any shares of our 6.75% Mandatory Convertible Preferred Stock, Series B, or our 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, at March 1, 2021; therefore, no such shares are shown in this table.

(D)	Shares which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after March 1, 2021.

(E)

Phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash. All phantom shares are either fully vested or will vest within 60 days after March 1, 2021.

For information regarding share ownership guidelines applicable to our directors and executive officers, please see “Corporate Governance—Board of Directors—Director Share Ownership Guidelines” and “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines,” respectively.

Sempra Energy 2021 Proxy Statement	25

Share Ownership

Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), as of December 31, 2020, the persons or entities known by us to be a beneficial owner of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Energy Common Stock	Percent of Class(F)

T. Rowe Price Associates, Inc. (A) 100 E. Pratt Street Baltimore, MD 21202	27,413,645	9.1%

The Vanguard Group (B) 100 Vanguard Blvd. Malvern, PA 19355	24,946,554	8.2%

BlackRock, Inc. (C) 55 East 52nd Street New York, NY 10055	21,816,645	7.2%

Capital International Investors, division of Capital Research and Management Company (D) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	20,887,964	6.8%

State Street Corporation (E) State Street Financial Center One Lincoln Street Boston, MA 02111	15,712,593	5.2%

(A)

The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 16, 2021 reflecting shares of our common stock beneficially owned as of December 31, 2020 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 12,755,869 shares and sole dispositive power with respect to 27,413,645 shares.

(B)

The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021 reflecting shares of our common stock beneficially owned as of December 31, 2020 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes sole dispositive power with respect to 23,483,469 shares, shared voting power with respect to 651,573 shares and shared dispositive power with respect to 1,463,085 shares.

(C)

The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2021 reflecting shares of our common stock beneficially owned as of December 31, 2020 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 18,813,504 shares and sole dispositive power with respect to 21,816,645 shares.

(D)

The information regarding Capital International Investors, a division of Capital Research and Management Company, as well as certain of its investment management subsidiaries and affiliates (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on February 16, 2021 reflecting shares of our common stock beneficially owned as of December 31, 2020 (the Capital 13G/A). According to the Capital 13G/A, includes shares of our common stock that would have resulted from the conversion of 3,052,907 shares of our convertible preferred stock, as well as sole voting power with respect to 21,366,145 shares of our common stock and sole dispositive power with respect to 21,409,401 shares of our common stock. Based on the information included in the Capital 13G/A, we have computed Capital’s beneficial ownership for purposes of this table pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act assuming that such shares of our convertible preferred stock were our 6% Mandatory Convertible Preferred Stock, Series A, which, if they had been converted into shares of our common stock on December 31, 2020 at the election of the holder, would have resulted in the issuance of 2,362,950 shares of our common stock.

(E)

The information regarding State Street Corporation is based solely on a Schedule 13G filed by State Street Corporation with the SEC on February 10, 2021 reflecting shares of our common stock beneficially owned as of December 31, 2020 (the State Street 13G). According to the State Street 13G, includes shared voting power with respect to 14,241,551 shares and shared dispositive power with respect to 15,710,893 shares.

(F)

The percentages are calculated based on (i) the number of shares of our common stock reflected as being beneficially owned by each beneficial owner in its filing made under Section 13(g) of the Exchange Act as described in the other footnotes to this table, and (ii) 302,705,890 shares of our common stock outstanding as of March 1, 2021.

Delinquent Section 16(a) Reports

Our directors and executive officers, as well as persons who beneficially own more than 10% of our common stock, are required to file reports with the SEC regarding certain transactions in our equity securities. During 2020, one such transaction for an award of restricted stock units granted to Peter R. Wall was reported on one late-filed Form 4.

26	Sempra Energy 2021 Proxy Statement

Proposals to be Voted On

Board of Directors Proposals

Proposals 1, 2 and 3 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each director nominee in Proposal 1 and “FOR” each of Proposals 2 and 3.

Proposal 1: Election of Directors

Directors are elected at each annual meeting of our shareholders for terms expiring at the next annual meeting of our shareholders. The Board of Directors has nominated the following 12 individuals to stand for election as directors, all of whom are currently directors:

Alan L. Boeckmann Andrés Conesa Maria Contreras-Sweet Pablo A. Ferrero	William D. Jones Jeffrey W. Martin Bethany J. Mayer Michael N. Mears	Jack T. Taylor Cynthia L. Walker Cynthia J. Warner James C. Yardley

Properly executed proxies will be voted “FOR” each of these 12 nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors. In no event may the proxies be voted for more than 12 nominees.

In keeping with our retirement policy, Kathleen L. Brown was not nominated to stand for re-election and, immediately following this year’s Annual Shareholders Meeting, as adjourned or postponed, Ms. Brown will no longer serve as a director of the company.

The board has determined that each non-employee nominee other than Ms. Mayer is an independent director. Information about director independence is described under “Corporate Governance—Board of Directors—Director Independence.”

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Proposals to be Voted On

Our board possesses a robust breadth and depth of experience and qualifications to oversee the company’s multiple businesses and global operations. The following chart sets forth the experience, skills and qualifications of the director nominees in the aggregate in areas of particular importance to our businesses:

Experience/Qualifications Accounting and Finance 11 Experience in accounting and financial matters, including the oversight of financial statements and operating results Business / Markets 9 Experience as a senior leader specifically in regions and markets where Sempra Energy and its operating companies have operations Corporate Governance 10 Experience on or supporting a public company board, maintaining board and management accountability, protecting shareholder interests and observing appropriate governance practices Cybersecurity 6 In-depth knowledge of technology and data security systems through industry experience or academia Diversity, Equity and Inclusion (DE&I) 6 Experience participating in or leading executive DE&I councils, chairing/sponsoring employee DE&I councils or business resource groups, signing on to DE&I commitments or mentoring talent from under-represented groups Energy Industry Experience 6 Experience in the energy industry outside of Sempra Energy Environmental, Health and Safety 10 Experience in operating responsible and sustainable businesses and oversight of environmental, health and safety systems and procedures Government, Regulatory and Public Policy 9 Experience in managing governmental and regulatory affairs, advancing public policy and community and public relations Infrastructure Development 11 Experience in the development and management or oversight of capital projects involving physical systems (e.g., transportation, water and electric systems), real estate acquisitions and construction activities Risk Management 10 Experience in oversight of risk management, or in a senior compliance or regulatory role Strategic Planning 11 Experience in developing corporate strategies and long-term business plans Technology 6 Leadership and oversight experience in technological trends, digital platforms and/or efficiency improvements through technology

The charts below summarize the diversity, tenure and independence of our directors nominated to stand for election at the Annual Shareholders Meeting: 58% of our director nominees are women and/or people of color; 58% of our director nominees have served less than five years, with an average tenure of 6.5 years; and 83% of our director nominees are independent.

Director Nominee Composition 58% of our board nominees are diverse: 1 African American 3 Latino* 4 Women* *One director is a woman of color. Tenure (Years) Average: 6.5 / Median: 4.1 < 5 5-10 > 10 Years Years Years 83% Independent

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages. In each biography below, unless otherwise indicated, the year shown as the beginning of each director’s tenure on the board is the year during which the director was first elected or appointed as a director of Sempra Energy, and the age shown for each director is as of the date of mailing this proxy statement.

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Proposals to be Voted On

Alan L. Boeckmann, 72, has been a director since 2011. He has been the Executive Chairman and a director of Fluor Corporation, a leading engineering, procurement, construction and maintenance services company, since May 2019. In 2012, he retired as the Non-Executive Chairman of Fluor. From 2002 to early 2011, Mr. Boeckmann was the Chairman and Chief Executive Officer of Fluor. Prior to that, he held a number of senior management and operating positions at Fluor. He is a former director of Archer-Daniels-Midland Company, BHP Billiton, BP p.l.c., Burlington Northern Santa Fe Corporation and the National Petroleum Council.

Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics and was instrumental in the formation of the World Economic Forum’s Partnering Against Corruption Initiative in 2004. His extensive board, executive management and infrastructure construction experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable member of our board.

Andrés Conesa, Ph.D., 51, has been a director since 2017. He has been the Chief Executive Officer and a director of Grupo Aeroméxico, S.A.B. de C.V., an air transportation services company, since 2005. Previously, Dr. Conesa held several positions in the Mexico Federal Government: from 2003 to 2005, he was Chairman of the Board of Directors of CINTRA (the holding company of Aeroméxico and Mexicana), and from 1991 to 2004, he served in various capacities at the Mexican Ministry of Finance, most recently as Deputy Undersecretary of Public Credit. He was a member of the Board of Governors of the International Air Transport Association from 2008 until June 2018 and served as its Chairman during the 2015 term. Dr. Conesa is a former director of IEnova, Genomma Lab International and the Mexican Stock Exchange.

Dr. Conesa’s extensive experience and knowledge of transnational business activities and the Mexican regulatory and financial sectors make him a valuable member of our board, particularly as we look to expand our operations in Mexico.

Maria Contreras-Sweet, 65, has been a director since 2017. She became the Managing Member of both Contreras Sweet Companies, LLC, a marketing and research solutions company, and Rockway Equity Partners, a private-equity firm that invests in technology, manufacturing and infrastructure-related companies, in October 2017. From April 7, 2014 through January 20, 2017, she served as the 24th Administrator of the U.S. Small Business Administration and as a member of President Obama’s cabinet. Ms. Contreras-Sweet was a founder of ProAmerica Bank where she served as Executive Chairwoman from 2006 to 2014. She was Co-Founder and Managing Partner of Fortius Holdings from 2003 to 2006. Prior, she served as the California cabinet Secretary of the Business, Transportation and Housing Agency from 1999 to 2003. She was appointed chair to the finance committee of CA-ISO (California Independent System Operator) to help solve the state’s 2000-2001 energy crisis. Ms. Contreras-Sweet served as a senior executive for Westinghouse Electric Company’s 7-Up/RC Bottling Company, where she became an equity partner. She is a director of Regional Management Corp., TriNet, Inc. and the Bipartisan Policy Center and is a distinguished fellow of the Larta Institute. Ms. Contreras-Sweet has received honorary doctorates from Tufts University, Whittier College, La Verne University, Mount St. Mary’s University and California State University, Los Angeles.

Ms. Contreras-Sweet possesses extensive knowledge and executive experience in both the public and private sectors. She brings a strong understanding of banking, infrastructure, supply chains, and global innovation, as well as a deep understanding and familiarity with government and regulatory bodies in our marketplace and experience with small and medium-sized businesses, which makes her a valuable contributor to our board.

Pablo A. Ferrero, 58, has been a director since 2013. He is an independent energy consultant. From 2006 to 2011, Mr. Ferrero served as Executive Vice President for the Southern Cone at AEI Energy, a power generation and distribution and gas transmission and distribution company. From 2004 to 2006, he was the Chief Executive Officer of Transportadora de Gas del Sur S.A. He is executive director at MSU Energy S.A. and a former director of Metrogas, Pampa Energía, RDA Renting, S.A., TGS, Transener Edesur, Petrobras Energía, Emdersa, EDESA Holding, EDEN, Emgasud, Servicios Petroleros Argentina, Refinor, Oldelval, Termap, Chilquinta Energía (Chile), Luz del Sur (Peru), Petrolera Andina (Bolivia) and Promigas (Colombia).

Mr. Ferrero has a deep understanding of the energy industry and in particular international energy operations. This understanding of international energy operations along with his extensive executive and board experience make him a valuable member of our board.

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Proposals to be Voted On

William D. Jones, 65, has been a director since Sempra Energy’s inception in 1998. He has been the President and Chief Executive Officer and a director of CityLink Investment Corporation, a commercial real estate investment and development services firm, since 1994. From 2001 through 2018, Mr. Jones was the President, Chief Executive Officer and a director of City Scene Management Company, a real estate management company. From 1989 to 1993, Mr. Jones served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Previously, he served as a San Diego City Council member and as Deputy Mayor of San Diego. Mr. Jones is a director and, in some cases, Board Chair of certain funds under management by the Capital Group and Capital Group Private Client Services. He is an NACD Board Leadership Fellow. Mr. Jones is a trustee of the University of California San Diego Foundation and its Investment Committee and the Real Estate Advisory Council. Mr. Jones is a former director of The Price Real Estate Investment Trust, Southwest Water Company, the Federal Reserve Bank of San Francisco and the San Diego Padres baseball team and is a former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, the former Chairman of the Board of Trustees of the Francis Parker School and former Board Trustee of the University of San Diego. Mr. Jones has extensive experience as a real estate developer in San Diego, where he built the City Heights Urban Village, an award-winning redevelopment project.

Mr. Jones’ background in the public and financial arenas, along with his real estate expertise, has been helpful to our board as it considers the development of large infrastructure projects, which require extensive amounts of land and an understanding of the construction and real estate industries. He is also an experienced director of board governance matters and has earned the NACD board leadership fellow designation. His expertise in these areas makes him a vital member of our board.

Jeffrey W. Martin, 59, has been a director since 2018. Mr. Martin is the Chairman and Chief Executive Officer of the company. Previously, Mr. Martin served as Executive Vice President and Chief Financial Officer of the company since January 2017. Prior to that, he served at SDG&E as the Chief Executive Officer and a director beginning in January 2014. Continuing in those roles, he also was appointed as President in October 2015 and as Chairman in November 2015, serving in each of these offices through December 2016. From 2010 to 2013, Mr. Martin served as the President and Chief Executive Officer of Sempra U.S. Gas & Power (USGP), a previous business unit of the company, and USGP’s predecessor organization, Sempra Generation. Before that, he served as Vice President — Investor Relations for Sempra Energy. Prior to joining the company in December 2004, Mr. Martin was chief financial officer of NewEnergy, Inc. He also formerly served as corporate counsel at UniSource Energy Corporation and was an attorney at the law firm of Snell & Wilmer, LLP. Mr. Martin currently serves as a director of Oncor, of which Sempra Energy indirectly owns 80.25%. Mr. Martin serves on the board of directors of the American Petroleum Institute and on the board of trustees of the University of San Diego. He also is a governor of the Oil and Gas and Electricity communities for the World Economic Forum and is a member of the Business Roundtable. He previously served on the boards of directors of the Edison Electric Institute, California Chamber of Commerce and National Association of Manufacturers.

Mr. Martin, in his position as Chairman and Chief Executive Officer of Sempra Energy, oversees the management of all aspects of our business and leads the overall activities of the Board of Directors. His performance and leadership in previous senior executive positions at Sempra Energy, his experience as an employee of the company and its subsidiaries for more than 16 years, and his broad understanding of the energy industry, make Mr. Martin a valuable member of our board.

Bethany J. Mayer, 59, has been a director since 2019. She previously served as a director from February 2017 until October 2018 when she was appointed Executive Vice President — Corporate Development and Technology of the company effective November 26, 2018, a position from which she resigned in January 2019. In January 2018, she became an Executive Partner with Siris Capital Group LLC, a private equity firm that invests in technology companies. From April to December 2017, she was the Senior Vice President of Keysight Technologies, an electronics testing and measurement equipment and software manufacturing company, and President of its Ixia Solutions Group. From 2014 until its acquisition by Keysight Technologies in 2017 she was the President and Chief Executive Officer and a director of Ixia, a provider of testing, visibility and security solutions for physical and virtual networks. Prior to joining Ixia, Ms. Mayer held several key executive roles at HP since 2010, including as Senior Vice President and General Manager of HP’s Network Business Unit. Prior to joining HP, Ms. Mayer served as Senior Vice President, Worldwide Marketing and Corporate Development at Blue Coat Systems and, before that, she held roles at Cisco Systems, Apple Computer and Lockheed Martin. Ms. Mayer is a director of Box Inc., LAM Research Corporation and Marvell Technology Group Ltd and a former director of Delphi Automotive plc.

Ms. Mayer’s extensive technology background and deep understanding of network security, together with her executive and public company board experience, make her a valuable member of our board.

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Proposals to be Voted On

Michael N. Mears, 58, has been a director since 2018. He has been Chairman, President and Chief Executive Officer of Magellan Midstream Partners, L.P., which transports, stores and distributes petroleum and petroleum products, since 2011. From 2008 through 2011, he served as Chief Operating Officer of Magellan. Mr. Mears was a Senior Vice President of Magellan GP, LLC, general partner of Magellan, from 2007 through 2008 and a Vice President from 2004 to 2007. Prior to joining Magellan in 2004, he served as a Vice President of Subsidiaries of The Williams Companies, Inc. from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He is a member of the board of directors of the Association of Oil Pipelines and is a director of the Tulsa Regional Chamber.

Mr. Mears’ extensive knowledge of the energy industry, as well as his executive, commercial and operational experience, make him a valuable member of our board.

Jack T. Taylor, 69, has been a director since 2013. He was the Chief Operating Officer — Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010. From 2001 to 2005, he served as the Vice Chairman of U.S. Audit and Risk Advisory Services for KPMG. Mr. Taylor is an NACD Board Leadership Fellow and a member of the NACD Audit Committee Chair Advisory Council. He is a director of Genesis Energy LP and Murphy USA Inc.

Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, makes him a valuable member of our board.

Cynthia L. Walker, 44, has been a director since 2018. She served as Senior Vice President, Midstream & Marketing, for Occidental Petroleum Corporation, an integrated oil and gas exploration and production company, from 2016 until October 2019. From 2014 to 2016, she was Occidental’s Senior Vice President, Strategy and Development. She joined Occidental in 2012 as Executive Vice President and Chief Financial Officer. Prior to that, Ms. Walker was a managing director at Goldman Sachs & Co. where she worked for 12 years providing strategic advice in high-profile energy industry transactions as a senior member of the Global Natural Resources Group and Mergers and Acquisitions Group. She is a director of Oasis Petroleum Inc. and of the Houston Zoo and the Children’s Museum of Houston.

Ms. Walker’s extensive knowledge and executive experience in the natural gas and energy industries, as well as her prior experience in finance and mergers and acquisitions, make her a valuable member of our board.

Cynthia J. Warner, 62, has been a director since 2019. She has served as President and Chief Executive Officer and a director of Renewable Energy Group, Inc., an advanced biofuel producer, since January 2019. Ms. Warner served as Executive Vice President of Operations for Andeavor (formerly Tesoro Corporation), a refiner and marketer of petroleum products, from August 2016 until October 2018, when Andeavor was acquired by Marathon Petroleum Corp. Prior to that, she served as Andeavor’s Executive Vice President of Strategy and Business Development from October 2014 to August 2016. Ms. Warner previously served as Chairman and Chief Executive Officer of Sapphire Energy, Inc. after a 25-year career at BP and Amoco, Inc. (prior to its acquisition by BP). Ms. Warner is a director of IDEX Corporation and is a member of the National Petroleum Council and Board of Visitors of Vanderbilt University School of Engineering. Ms. Warner will retire as a director of IDEX Corporation and will not stand for re-election at its upcoming annual shareholders meeting in May 2021.

Ms. Warner’s extensive experience in the global energy industry, particularly with respect to clean and renewable energy, makes her a valuable member of our board.

James C. Yardley, 69, has been a director since 2013. He was Executive Vice President of El Paso Corporation, a natural gas pipeline company and oil and gas producer, and President of its Pipeline Group from 2006 through 2012. Mr. Yardley was also the President and Chief Executive Officer of El Paso Pipeline GP Company LLC, the general partner of El Paso Pipeline Partners, L.P., a master limited partnership that owned and operated interstate natural gas transportation pipelines, storage and other midstream assets, from 2007 through 2012. From 1998 through 2006, he was the President of Southern Natural Gas Company, previously a unit of El Paso Corporation and now a unit held jointly by Kinder Morgan Inc. and The Southern Company. Mr. Yardley is a former director of El Paso Pipeline GP Company LLC, and Scorpion Offshore Ltd.

Mr. Yardley has extensive experience in the natural gas industry and in particular the midstream portion of that industry. He has spent over 34 years in the energy sector, many of which he worked in a leadership capacity, and has public company board experience. This specialized energy industry experience, together with Mr. Yardley’s executive and public company board experience, makes him a valuable member of our board.

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Proposals to be Voted On

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to elect each of the 12 nominees named in this proxy statement as directors of our company. We have not received notice of any additional candidates to be nominated to stand for election as directors at the Annual Shareholders Meeting and the deadline for notice of the nomination of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under this bylaw, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy on the board may be filled by the remaining directors. If a nominee receives sufficient “FOR” votes, he or she will be re-elected to serve until our next annual shareholders meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

The Board of Directors recommends that on Proposal 1 you vote “FOR” each of its nominees for election to the board.

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Proposals to be Voted On

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has retained Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2021. Deloitte & Touche LLP has served as our independent public accounting firm continuously since our inception in 1998. Deloitte & Touche LLP or its predecessors have continuously served as the independent public accounting firm of SDG&E and SoCalGas or their parent companies since 1935 and 1937, respectively. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

The following table shows fees paid to Deloitte & Touche LLP for services provided to Sempra Energy for 2020 and 2019:

	2020		2019

Dollars in Thousands	Fees	% of Total	Fees	% of Total

Audit fees

Consolidated financial statements, internal controls audits and subsidiary audits	$9,145		$10,568

Regulatory filings and related services	827		466

Total audit fees	9,972	82%	11,034	87%

Audit-related fees

Employee benefit plan audits	505		517

Other audit-related services (A)	1,494		883

Total audit-related fees	1,999	17%	1,400	11%

Tax fees (B)	156	1%	74	1%

All other fees (C)	22	0%	74	1%

Total fees	$12,149	100%	$12,582	100%

(A)	Other audit-related services primarily relate to statutory audits, agreed upon procedures and permitted internal control advisory services.

(B)	Tax fees relate to tax consulting and compliance services.

(C)	All other fees relate to training and conferences.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight, including the oversight of the audit fee negotiations, of our independent registered public accounting firm. Except where pre-approval is not required by SEC rules, the committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra Energy and its subsidiaries, including all services provided by Deloitte & Touche LLP for Sempra Energy for 2020 and 2019. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval, and they require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The committee’s policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

The Audit Committee regularly meets in executive session with only committee members present and with Deloitte & Touche LLP’s lead engagement partner without members of management present. This provides an opportunity for the Audit Committee to assess Deloitte & Touche LLP’s effectiveness and independence for determining reappointment as well as consideration of rotating audit firms. The Audit Committee considers various factors in determining whether to reappoint Deloitte & Touche LLP, including: the firm’s level and quality of service and professional integrity and objectivity in executing audits; professional qualifications; understanding of our businesses and industry and capability and expertise in handling the breadth and complexity of our businesses; independence policies and processes for maintaining independence; and external data such as peer reviews and recent Public Company Accounting Oversight Board reports on the firm. The Audit Committee also considers the firm’s tenure in serving as our independent registered public accounting firm. While the Public Company Accounting Oversight Board has acknowledged that there is no conclusive linkage between tenure and audit quality, auditor tenure may be one data point. Deloitte & Touche LLP’s tenure as our independent public accounting firm has allowed it to gain institutional knowledge and a deep understanding of our businesses, accounting policies, and internal control

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Proposals to be Voted On

over financial reporting, which the Audit Committee considers beneficial. In addition, in conjunction with mandated five-year rotation of the audit firm’s lead engagement partner, which most recently occurred in 2019, the Audit Committee and its Chair are directly involved in the selection of the new lead engagement partner.

Proposal to be Voted On, Board Recommendation and Vote Required

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. Ratification would be advisory only, but the Audit Committee may reconsider the appointment if it were not ratified. The members of the Audit Committee and the Board of Directors believe the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the company and our shareholders. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 2.

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Proposals to be Voted On

Proposal 3: Advisory Approval of Our Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve an advisory resolution on the compensation of the named executive officers as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2020 executive compensation program. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every year, and as a result, the next vote on a say-on-pay proposal following the Annual Shareholders Meeting will occur at our 2022 annual shareholders meeting.

Proposal to be Voted on, Board Recommendation and Vote Required

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that, as an advisory matter, the shareholders of Sempra Energy approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

Even though the say-on-pay vote is advisory and will not be binding on the company, the Compensation and Talent Development Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation and Talent Development Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends that you vote “FOR” Proposal 3.

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Proposals to be Voted On

Shareholder Proposals

Proposals 4 and 5 were submitted for inclusion in this proxy statement at the direction of shareholders of the company and will be submitted to a vote at the Annual Shareholders Meeting if properly presented at the meeting. The board recommends that you vote “AGAINST” Proposal 4 and “AGAINST” Proposal 5. In accordance with SEC rules, the proposals and their supporting statements are being reprinted as they were submitted to Sempra Energy by the applicable proponent and Sempra Energy takes no responsibility for them. As a result, the proposals and their supporting statements may contain assertions about the company or other statements or references to websites that contain information that we do not endorse or that we believe are incorrect. Although the board has not attempted to refute all of these assertions, the board has considered the proposals and their supporting statements and has made voting recommendations based on the specific reasons described in the board’s statements opposing the proposals set forth below. We have put boxes around the materials provided by the proponents so that readers can easily distinguish between material provided by the proponents and material provided by the company.

Proposal 4:	Shareholder Proposal Requesting an Amendment to Our Proxy Access Bylaw to Eliminate the Shareholder Nominating Group Limit

Proposal 4 was submitted by Mr. John Chevedden, who has advised us that he or a representative intends to introduce the proposal included below at the Annual Shareholders Meeting. Sempra Energy has been advised that Mr. Chevedden is the owner of no fewer than 100 shares of Sempra Energy common stock. The company will furnish the address of Mr. Chevedden promptly upon a shareholder’s oral or written request.

The Proposal

Proposal 4 — Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of Sempra stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of Sempra stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is a daunting process that is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management—then management might arbitrarily claim that 10 shareholders do not meet the requirements figuring that shareholders do not want a battle in court and management might convince another 10 shareholders to drop out—leaving 20 shareholders. But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company for an unbroken 3-years might determine that they own 51% of company stock when length of unbroken stock ownership is factored out.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules that can easily be 1500-words of legalese—because a single shareholder always takes the risk that one will be the 21st shareholder that could be voted off the island after a substantial investment of time by the arbitrary ration of 20     shareholders.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access means that shareholders of the same class of stock are treated unequally. This could violate state law. At least one court concluded that a company cannot provide different voting rights for the owners of the same class of stock.

Shareholders could determine that the poorest performing director is in need of replacement. For instance Cynthia Warner joined the Sempra board in 2019 and was rejected by 30% of shares in 2020 compared to less than 1% rejection in regard to some other Sempra directors.

More emphasis should be given to improving proxy access because we do not have the right to act by written consent and the shareholder right to call a special meeting has taken a big hit due to the avalanche of online shareholder meetings that can be tightly controlled bare bones meetings where all challenging questions and comments can be screened out by management.

Please vote yes:

Improve Our Catch-22 Proxy Access—Proposal 4

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Proposals to be Voted On

Board of Directors’ Statement Opposing the Shareholder Proposal Requesting an Amendment to Our Proxy Access Bylaw to Eliminate the Shareholder Nominating Group Limit

The Board of Directors recommends a vote AGAINST this proposal because it believes our company and our shareholders are best served by our existing proxy access bylaw, which provides meaningful and appropriate proxy access rights that are aligned with current market practices and properly balance the need to protect the interests of all our shareholders.

Our Existing Proxy Access Bylaw

In December 2015, our board adopted proxy access for director nominations, which allows eligible shareholders to nominate directors and include those nominees in our proxy materials. As set forth in our bylaws, a group of up to 20 shareholders owning at least 3% of our outstanding common stock in the aggregate for at least three years may nominate and include in our proxy materials up to the greater of (i) 20% of the total number of directors in office at the deadline for nominations and (ii) two individuals, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws.

Our Proxy Access Bylaw’s Limit on the Size of a Nominating Group Is In Line With Shareholder Feedback and Market Practice

In shaping our proxy access bylaw, our board evaluated various alternative proxy access formulations and engaged in extensive discussions with our major shareholders. Importantly, the 20-shareholder aggregation limit aligned with input we received from most of our shareholders and with best governance practices. Moreover, our shareholders have expressed continued support for the terms of our proxy access framework during our ongoing shareholder outreach since our proxy access bylaw was adopted. As a result, our board continues to believe the proxy access provisions set forth in our current bylaws reflect the preferences of our shareholders.

The terms of our proxy access rights are also consistent with overwhelming market practice. Specifically, a 20-shareholder aggregation limit has been widely adopted by companies that provide proxy access rights to their shareholders. According to a study published by Sidley Austin LLP, of the 565 public companies that adopted proxy access bylaws between 2015 and 2019, approximately 93% of them adopted an aggregation limit of 20 shareholders.

A Proxy Access Bylaw With No Nominating Group Limit Could Be Harmful to the Company and Its Shareholders

When a shareholder group submits a nominee under our proxy access bylaw, the company must verify that the eligibility and procedural requirements are satisfied by each member of the group. The absence of a reasonable limitation on the number of shareholders participating in a proxy access nomination group could require the company to make time-consuming inquiries into the nature and duration of the share ownership of a large number of shareholders, distracting our employees and creating excessive expense for the company. Moreover, the absence of a reasonable nominating group limit could allow for misuse of proxy access rights by shareholders with a narrow and short-term special interest. The shareholder aggregation limit in our proxy access bylaw strengthens the principle that we believe is shared by most of our shareholders – the right to nominate a director using the company’s proxy statement should strike the balance of requiring at least one shareholder with a sufficient financial stake in the company to cause their interests to be aligned with the interests of our shareholders as a whole, while providing a reasonable opportunity for like-minded shareholders who may not have significant shareholdings to participate in the process.

For these reasons, the board believes, consistent with boards of directors of a substantial majority of public companies that have adopted proxy access, that its current proxy access framework strikes an appropriate balance between making proxy access available to shareholders and creating an undue burden and expense on the company to the detriment of its shareholders.

Removing The Limit on the Size of a Proxy Access Nominating Group Would Not Meaningfully Enhance Proxy Access At Our Company

We believe a 20-shareholder aggregation limit is particularly appropriate for our company in light of our shareholder base. As of December 31, 2020, our 50 largest institutional shareholders held approximately 69% of our outstanding shares, all of whom individually owned more than 0.15% of our outstanding shares (which is the average ownership needed for 20 shareholders to aggregate to 3%), and six of our shareholders individually owned more than 3% of our outstanding shares. Under our proxy access bylaw, any of our shareholders may combine with up to 19 other shareholders (provided they have all continuously held their shares for at least three years) to meet the 3% ownership requirement. Given the concentration of our shareholder base, our existing proxy access bylaw provides numerous opportunities for any of our shareholders to combine with as few as one other like-minded shareholder to satisfy such bylaw’s ownership requirements, and thus eliminating the 20-shareholder aggregation limit would not provide our shareholders with meaningful new rights.

Sempra Energy 2021 Proxy Statement	37

Proposals to be Voted On

Proxy Access Is Just One of Our Many Strong Corporate Governance Practices

Our board is committed to implementing corporate governance practices that operate for the benefit of our shareholders. We describe many of these practices under “Proxy Statement Summary—Shareholder Engagement and Governance Practices” and “Corporate Governance” above. With respect to our shareholders’ ability to influence the composition of our board, in addition to our proxy access rights we have adopted:

•	Annual elections of all directors

•	A majority-vote and director resignation policy for directors in uncontested elections

•	A process for shareholders to recommend director candidates for nomination by our board

•	A process by which shareholders may nominate director candidates for election to the board outside of our proxy materials by complying with our advance notice bylaw provisions

Summary

The 20-shareholder aggregation limit in our proxy access bylaw reflects the results of engagement with our shareholders and consideration of prevailing market practices. A proxy access bylaw with no nominating group limit, as Proposal 4 requires, could impose significant burdens on the company without providing any meaningful enhanced benefits to our shareholders. Therefore, the board believes our existing proxy access rights best serve the interests of our company and all our shareholders, and are one of the many strong corporate governance practices our board has adopted.

Proposal to be Voted On, Board Recommendation and Vote Required

At the request of Mr. Chevedden, our shareholders are being asked to vote on the proposal set forth above requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit, and we are recommending that shareholders vote against this proposal. This proposal will not be approved unless it receives “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority represents more than 25% of our outstanding shares.

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

38	Sempra Energy 2021 Proxy Statement

Proposals to be Voted On

Proposal 5:	Shareholder Proposal Requesting a Report on Alignment of Our Lobbying Activities with the Paris Agreement

Proposal 5 was submitted by Putney School Inc Endowment Inv Mgr and other co-filers and by Calvert Research and Management. We have been advised that a representative of the co-filers intends to introduce the resolution included below at the Annual Shareholders Meeting. The company has been advised that Putney School Inc Endowment Inv Mgr is the owner of 62 shares of Sempra Energy common stock and Calvert Research and Management is the owner of 64,363 shares of Sempra Energy common stock. The company will furnish the names, addresses and share ownership of the co-filers of this proposal promptly upon oral or written request.

The Proposal

WHEREAS: The Intergovernmental Panel on Climate Change released a report finding that “rapid, far-reaching” changes are necessary in the next 10 years to avoid disastrous global warming.1 The economic impacts of exceeding 1.5 degrees Celsius warming are projected to be in the tens to hundreds of trillions of dollars by 2100.2,3

According to the most recent annual United Nations Environment Programme “Emissions Gap Report,”4 critical gaps remain between national governments’ climate commitments and the level of action necessary to prevent catastrophic climate change.

Companies have an important role to play in enabling policymakers to close these gaps. Corporate lobbying activities that seek to prevent climate-related laws and regulations present growing risk to investors. Delays in implementing the Paris Agreement’s decarbonization goals increase the physical risks of climate change, pose systemic risk to economic stability, and introduce uncertainty and volatility into investor portfolios.

Investors believe that Paris-aligned climate lobbying, including lobbying by trade groups, helps to mitigate these risks and contributes positively to the long term value of investment portfolios. Over a dozen large European companies have reached agreements with investors regarding Paris aligned lobbying disclosure, and Shell, BP, and Total have published reports evaluating the positions their trade associations take on climate change.5

Investors currently lack sufficient information to understand how Sempra ensures its lobbying activities, both direct lobbying and indirect lobbying through trade associations, align with the Paris Agreement’s goals, and what actions Sempra is taking to address any misalignments.

Unlike peers, Sempra has no net zero or long term climate targets. Instead, it continues to invest in greenhouse gas intensive natural gas assets,6 acknowledging this will cause its emissions to balloon.7 While Sempra discloses how its trade associations align with its own views on climate change,8 current reporting does not disclose whether its lobbying is aligned with Paris goals, especially regarding natural gas use. Sempra’s climate-related lobbying has already sparked concern. Subsidiary Southern California Gas Company (SoCalGas) is currently under investigation by the California Public Utilities Commission’s (CPUC) Public Advocates Office (PAO) regarding the use of ratepayer funds and lobbying groups to promote gas.9 Already, PAO has recommended a $255 million fine for undermining energy efficiency rules.10 SoCalGas has also filed lawsuits with California agencies fighting clean truck regulations and electrification policy.11 Federal legislators recently took issue with Sempra’s anti-climate lobbying and actions, sending a public letter questioning SoCalGas’ efforts to undermine California’s greenhouse gas targets.12

We urge the Board and management to report to shareholders on this critical issue.

RESOLVED: Shareholders request the Board of Directors evaluate and issue a report (at reasonable cost, omitting proprietary information) describing if, and how, Sempra’s lobbying activities (direct and through trade associations) align with the Paris Agreement’s goal to limit temperature rise to 1.5 degrees and how Sempra plans to mitigate risks presented by any misalignment.

[1]	https://www.ipcc.ch/2018/10/08/summary-for-policymakers-of-ipcc-special-report-on-global-warming-of-1-5c-approved-by-governments/
[2]	https://www.nature.com/articles/d41586-018-05219-5
[3]	https://www.nature.com/articles/s41467-020-18797-8/
[4]	https://www.unenvironment.org/resources/emissions-gap-report-2019
[5]	https://www.ceres.org/news-center/press-releases/major-us-investors-call-largest-corporate-emitters-disclose-how-their
[6]	https://rmi.org/wp-content/uploads/2020/03/Methane-Insight-Brief.pdf
[7]	https://www.sempra.com/sites/default/files/content/files/node-media-document/2019/2019-sempra-corporate-sustainability-report.pdf, p.36
[8]	CDP Reporting
[9]	https://www.latimes.com/environment/story/2020-07-23/is-americas-biggest-gas-utility-fighting-climate-action-california-demands-answers
[10]	https://earthjustice.org/sites/default/files/files/r1311005-public-advocates-office-opening-brief.pdf
[11]	https://www.latimes.com/environment/story/2020-08-04/california-sued-by-nations-biggest-gas-utility-in-climate-change-dispute

12     https://www.utilitydive.com/news/california-federal-legislators-press-socalgas-on-reported-efforts-to
-under/588174/?utm_source=Sailthru&utm_medium=email&utm_campaign=Issue:%202020-11
-02%20Utility%20Dive%20Newsletter%20%5Bissue:30588%5D&utm_term=Utility%20Dive

Sempra Energy 2021 Proxy Statement	39

Proposals to be Voted On

Board of Directors’ Statement Opposing the Shareholder Proposal Requesting a Report on Alignment of Our Lobbying Activities with the Paris Agreement

The Board of Directors recommends a vote AGAINST this proposal because it believes the company’s existing thorough and transparent lobbying disclosures provide all material information needed by investors to understand and evaluate the extent and scope of our lobbying activities, including as they relate to sustainability and global warming, such that the requested report would be duplicative and unnecessary. More importantly, as reflected in our annual corporate sustainability reports and other public disclosures, we have demonstrated our ongoing commitment to the environment and fighting global warming with a strong track record of transparency and achievement in this area.

Background: Our Commitment to Sustainability and the Role of Natural Gas in the Global Energy Transition

Sempra Energy shares the concerns of governments and the public about climate change risks, which is why we are committed to sustainability and focused on advancing the transition to net zero energy systems and minimizing the environmental impact of our operations in light of the evolving global response to climate change.

Global climate-related issues and their impact on our stakeholders and our operations, have led the Sempra Energy family of companies to focus long term on a low- and zero-carbon approach to meeting the energy needs of our customers. We believe our businesses—which include transmission and distribution-like energy infrastructure in the electric and natural gas sectors, infrastructure to export LNG to global markets, and various renewable resources and emerging technologies—play a critical role in the global transition to net-zero energy systems by developing the necessary infrastructure to help reduce greenhouse gas emissions in the markets we serve, while also focusing on reducing the greenhouse gas emissions footprint of our own operations. Specifically, our natural gas infrastructure is already helping to substantially reduce the carbon emissions in the North American markets we serve, particularly the power generation, industrial and transportation sectors, while providing essential baseload storage to support growth in renewables generation. For example, our natural gas infrastructure is delivering some renewable natural gas, which can be carbon negative, and we are advancing a number of initiatives intended to utilize that infrastructure to deliver zero-carbon hydrogen to customers in the future. Globally, LNG export infrastructure can play a significant role in reducing greenhouse gas emissions in emerging markets by replacing higher-carbon intensive fossil fuels, such as traditional coal-fired generation, and by providing essential baseload energy storage to complement and help drive the growth of renewables generation. As a result, we believe natural gas infrastructure advances global efforts in supporting a lower-carbon future. The role we believe natural gas infrastructure will play in the energy transition is a foundational principle of many of our business activities, including our lobbying activities.

Sempra Energy Already Provides Extensive and Transparent Lobbying Disclosures, Including Relating To Climate Change and Sustainability

Sempra Energy and our operating companies engage in direct and indirect lobbying activities at the federal, state and local levels of government in a manner consistent with our business interests and goals, which include our commitment to creating long-term, sustainable value through, among other things, the important role we believe our infrastructure can play in lowering greenhouse gas emissions. We are committed to transparency regarding our policies and positions relating to the environment and energy, which we believe support our commitment to creating long-term, sustainable value, and how our direct and indirect lobbying activities align with these policies and positions. As a result, we make robust lobbying disclosures on our public website, at https://www.sempra.com/investors/governance/political-engagements-contributions, that already contain the information requested by this proposal. Notably, and as we state on our website, we believe our direct lobbying activities align with the relevant policies of the legislative and regulatory jurisdictions in which we operate (such as California’s goal to achieve economy-wide carbon neutrality by 2045 and the U.S. EPA’s methane rules) and important global multi-lateral collaborations, including the Paris Agreement’s goals of limiting average global warming to well below 2°C above preindustrial levels and pursuing efforts to limit the temperature increase to 1.5°C. We also believe our indirect lobbying activities through trade associations are consistent with a transition to a lower carbon energy system and generally align with the Paris Agreement’s goal to limit global temperature rise.

We also disclose, among other things:

•	Our direct political contributions and trade association membership fees, and the political contributions of our employee political action committee

•

Our responses to the CDP-Climate questionnaire, which include detailed disclosure on the issues on which we have engaged directly with policy makers and our efforts to influence the positions on climate change legislation of the trade associations of which we are a member

•

The role of our Board of Directors and senior management with respect to our lobbying activities and disclosures, including the terms of our corporate political spending plans and how they are administered

40	Sempra Energy 2021 Proxy Statement

Proposals to be Voted On

•

Descriptions of our political activities policies and robust internal training and outreach programs dedicated to compliance with rules and requirements regarding political and lobbying activities and reporting

•

Key policies and position statements that provide a roadmap for day-to-day operations and help ensure compliance with laws and regulations, give guidance for decision-making, and streamline internal processes

We believe our comprehensive lobbying disclosures provide all material information needed by investors to understand and evaluate the extent and scope of our lobbying activities, including as they relate to sustainability and global warming. As a result, we believe preparing a separate report dedicated to the subject matter requested by this proposal would produce duplicative disclosures and would be an inefficient and unnecessary use of the company’s capital and personnel resources. Further, we believe publishing a report about one narrow topic without the context of our broader lobbying and sustainability disclosures would be of limited utility to our shareholders and obfuscate our overall lobbying efforts that should be viewed on a more holistic basis.

Moreover, our existing lobbying and sustainability disclosures are the result of careful consideration, analysis and oversight by a large group of company personnel, including senior management and the Board of Directors. Our commitment to achieving our climate-related goals, the manner in which we engage in lobbying activities to advance these goals and the disclosures we prepare to describe these efforts are the result of complex business decisions to prioritize and report on these topics.

We Believe Our Nationally Recognized Political Lobbying Disclosures Reflect Best Practices

We believe our lobbying disclosures are consistent with best practices, both in our industry and in general, and we have been nationally recognized for our efforts. In December 2020, we were recognized for the fifth consecutive year as a Trendsetter in political disclosure practices and accountability in the 2020 CPA-Zicklin Index. The CPA-Zicklin Index, which is released annually by the Center for Political Accountability (CPA) and the Zicklin Center for Business Ethics Research at The Wharton School at the University of Pennsylvania, measures political disclosure and accountability policies and practices for election-related spending by S&P 500 companies, including political spending policies and board oversight. Companies that score 90 points or higher on the index are considered “Trendsetters.” Our recognition on this index in 2020 includes the following highlights:

•	We achieved a score of 95.7 out of a possible 100 and were among the top-performing companies in the utility sector. Of the 492 companies studied in 2020, the average score on the index was 50.1.

•

We were recognized for the fifth consecutive year as a Trendsetter on the index, and this year’s ranking marked the seventh consecutive year that the company has been ranked in the first tier, which represents businesses scoring 80 points or higher.

Based upon this national recognition and various other factors, the board believes our existing comprehensive lobbying disclosures, including their content and format, are consistent with best practices.

We Believe Our Lobbying Activities Present an Opportunity to Advance Our Commitment to Sustainability and the Long-Term Interests of Our Shareholders

We may not agree with all of the positions of every industry, trade or policy organization in which we participate. For example, at times, the policy positions and lobbying activities of the trade associations with which we are members may not fully align with our positions on particular issues, including the Paris Agreement’s goals and other climate change and sustainability topics. However, we believe, through continuous participation with these organizations, we have an opportunity to influence their positions in a manner that aligns with our commitment to sustainability and the long-term interests of our shareholders. We work to do this in three primary ways: (1) education of the association staff and key members; (2) ongoing engagement with the association to try to move consensus positions; and (3) if needed, dissenting from association positions, including not providing formal company participation or endorsement.

We strive to align all of our lobbying and political activities with the goals and strategies of our business, including on sustainability and climate and on other matters that affect us. We also adhere to high ethical standards when engaging in these activities, and we comply with the laws and regulations that govern these activities and our related disclosures.

Our Robust Sustainability Disclosures

As with our lobbying disclosures, we are also committed to transparency in our sustainability goals and strategies. Our disclosures on these topics include annual corporate sustainability reports, which we have been producing for 12 years, a dedicated sustainability website, sustainability information contained in the documents we file with the SEC, policies and position statements relating to the environment and energy, and numerous press releases and other reports that provide additional information about our commitment to sustainability. Our most recent annual corporate sustainability report includes goals and achievements for a number of areas related to our sustainability efforts, including, among others, emissions reductions, renewable energy, energy efficiency, water use, employee and public safety and electric reliability. We also publicly report detailed information annually on our greenhouse gas emissions and climate-related risks and opportunities, and we have published detailed information about our efforts to help achieve California’s ambitious

Sempra Energy 2021 Proxy Statement	41

Proposals to be Voted On

environmental goals, which we believe are aligned with the goals of the Paris Agreement. As described under “Corporate Governance—Board of Directors” above, we disclose our sustainability efforts and data in a transparent fashion and in alignment with prominent sustainability reporting frameworks, including GRI, SASB, TCFD and CDP.

Summary

We believe engaging with policymakers is both a valuable and necessary part of doing business and our responsibility as a leading energy infrastructure company, and we believe transparency about these efforts with our shareholders is important. As a result, we have taken significant steps to publicly disclose fulsome information about our political and lobbying activities, our environmental and climate goals, and the way in which these efforts align. Given the robust disclosures already available to our shareholders, the board believes the report requested by this Proposal 5 would be an unnecessary and unproductive use of the company’s time and resources, and would present a limited view of the company’s strategy and efforts that would not in itself be useful or additive to our shareholders. Moreover, based on our understanding of lobbying disclosure practices and our national recognition in this area, our existing lobbying disclosures are in line with current best practices.

Proposal to be Voted On, Board Recommendation and Vote Required

At the request of Putney School Inc Endowment Inv Mgr and other co-filers and Calvert Research and Management, our shareholders are being asked to vote on the proposal set forth above requesting a report on the alignment of our lobbying activities with the Paris Agreement, and we are recommending that shareholders vote against this proposal. This proposal will not be approved unless it receives “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority represents more than 25% of our outstanding shares.

The Board of Directors recommends that you vote “AGAINST” Proposal 5.

42	Sempra Energy 2021 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and program goals

•	Discuss how the Compensation and Talent Development Committee determines executive pay

•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits

•	Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals

Sempra Energy 2021 Proxy Statement	43

Executive Compensation

This Compensation Discussion and Analysis focuses on the compensation of the following individuals, who we collectively refer to as our named executive officers:

Named Executive Officer	Title

Jeffrey W. Martin(1)	Chairman, Chief Executive Officer and President

Trevor I. Mihalik	Executive Vice President and Chief Financial Officer

Kevin C. Sagara(2)	Executive Vice President and Group President

Peter R. Wall(3)	Senior Vice President, Controller and Chief Accounting Officer

Dennis V. Arriola(4)	Former Executive Vice President and Group President

George W. Bilicic(5)	Former President and Chief Legal Officer

Table 1

(1)	Mr. Martin assumed the President role upon the departure of George Bilicic.

(2)	Mr. Sagara was appointed as Executive Vice President and Group President effective June 27, 2020. Prior to such appointment, he was Chairman and Chief Executive Officer of SDG&E.

(3)	Mr. Wall was promoted from Vice President, Controller and Chief Accounting Officer to Senior Vice President, Controller and Chief Accounting Officer effective April 4, 2020.

(4)	Mr. Arriola retired effective July 3, 2020.

(5)	Mr. Bilicic separated from service effective March 30, 2020.

Business Overview and Strategy

Sempra Energy’s management team has set a clear mission to be North America’s premier energy infrastructure company. In alignment with this, we:

•	Simplified our business model and sharpened our focus on what we believe are the most attractive markets in North America

•	Narrowed our focus within the energy value chain to primarily focus on electric and natural gas infrastructure where we believe there is an attractive risk/reward profile for our owners

•

Positioned our business to better serve important markets. By investing in North America’s LNG infrastructure, we believe we are in a position to provide lower-carbon and more reliable energy for tens of millions of consumers in Europe, Asia and the Middle East

Our investments are focused on long-term opportunities that we believe should deliver higher returns than our utility peers with a commensurate risk profile.

Our operations extend beyond those of a typical utility and we have growing non-utility infrastructure operations. We therefore evaluate our performance against the broader market as well as against the S&P 500 Utilities Index. Our labor market for senior management talent also extends beyond the utility industry, as discussed under “Labor Market Benchmarking.” Some significant achievements over the past 10 years include:

•

Advancing major infrastructure projects at our California utilities, such as the deployment of advanced meter infrastructure and investments in grid resiliency and mitigation of climate-related vulnerabilities, including wildfires

•	Acquiring an 80.25% indirect interest in Oncor, a regulated electric transmission and distribution business that operates the largest transmission and distribution system in Texas

•

Developing and investing in large infrastructure projects in the United States, including a three-train natural gas liquefaction export facility in operation in Hackberry, Louisiana, a one-train liquefaction export facility in the process of being constructed in Baja California, Mexico and other strategically located LNG development opportunities in North America

•	Building a strong and diverse energy infrastructure business in Mexico

•

Executing on a multi-year capital rotation program that resulted in the divestiture of our U.S. renewables business, U.S. non-utility natural gas storage assets and South American businesses, which generated total gross cash proceeds of approximately $8.3 billion

We strive to deliver balanced, solid growth across our portfolio of businesses, which we believe should provide us with a broad spectrum of opportunities to deploy capital at attractive terms. Our current five-year (2021-2025) capital plan for Sempra Energy, its subsidiaries and its equity method investments includes new investment opportunities in utility operations and infrastructure projects that we believe should yield attractive returns consistent with our strategy.

44	Sempra Energy 2021 Proxy Statement

Executive Compensation

Performance Highlights

Financial Performance

In 2020, we achieved strong financial performance across key metrics in a market environment that demanded we adapt to the challenges presented by the COVID-19 pandemic. We grew our GAAP EPS by 76.7% year over year, to $12.88 in 2020 compared to $7.29 in 2019. Our adjusted EPS grew 18.4% year over year, to $8.03 in 2020 compared to $6.78 in 2019.(1) While we were successful in driving earnings performance in 2020, our share price, along with the rest of the market, was negatively impacted by the headwinds brought about by the pandemic, and it has not rebounded at the rate or to the level as some of our peers. During this challenging year, we were able to complete our multi-year capital rotation program, including divesting assets that do not directly align with our business strategy, and we executed on our strategic plan to focus on the North American markets we believe are most attractive. While these achievements are significant and foundational to creating sustainable long-term shareholder value, we believe they are not yet fully reflected in our stock price and, as a result, our near-term stock price performance did not recover as strongly as the broader market indices against which we compare ourselves, including the S&P 500 Index and S&P 500 Utilities Index.

Our 2020 achievements build on our strong long-term financial performance. Since 2010, we have delivered consistent strong earnings growth: our GAAP EPS was $2.86 in 2010, $5.37 in 2015 and $12.88 in 2020. On an adjusted basis, EPS increased from $3.80 in 2010 to $5.17 in 2015 and to $8.03 in 2020.(1) This performance has contributed to our robust long-term growth and shareholder value creation. Since 2010, we have had total shareholder return of 232%, exceeding the return of the S&P 500 Utilities Index during the same period. In addition, our market capitalization almost tripled over the past 10 years.

We also have continued to provide returns to shareholders by growing our common stock dividend. The CAGR of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and ten years. From 2010 to 2020, we increased our annual dividend from $1.56 to $4.18 per common share. On February 23, 2021, the Board of Directors approved an additional increase of approximately 5% in our dividend to $4.40 per common share on an annualized basis.

Long-Term Growth(2) Adjusted EPS(1) Dividends Market Capitalization(3)

Figure 1

(1)	Adjusted EPS is a non-GAAP financial measure. For a reconciliation of GAAP earnings and EPS to adjusted earnings and EPS, please see Appendix A to this proxy statement.

(2)	As of or for the years ended December 31, 2010, 2015 and 2020.

(3)	Dollars in billions.

Sempra Energy 2021 Proxy Statement	45

Executive Compensation

Strategic Performance

2020 Strategic Performance Highlights

Business Achievements

•  Sempra Energy executed on its disciplined strategy with the goal of becoming North America’s premier energy infrastructure company

•  Sempra Energy completed a multi-year capital rotation program that included the divestiture of its U.S. renewables businesses, U.S. non-utility natural gas storage assets and South American businesses, which generated total gross cash proceeds of approximately $8.3 billion

•  Sempra Energy executed a $500 million share buyback and received board authorization for the lesser of $2.0 billion or 25 million shares of common stock in potential future share repurchases

•  Sempra Energy announced proposed integrated transactions to simplify its energy infrastructure investments under one platform, Sempra Infrastructure Partners

•  Sempra Energy was named to Fortune Magazine’s “World’s Most Admired Companies” List for 2020

•  Sempra Energy was recognized by the National Organization on Disability as a 2020 Leading Disability Employer

•  Sempra Energy was named to Forbes’ Just 100 list, which is intended to recognize companies that are doing right by all their stakeholders

•  Sempra Energy received the National Association of Corporate Directors NXT Award for diversity and inclusion

Sempra Utilities

•  SDG&E received approval from the FERC of a settlement with ROE of 10.6%, effective June 1, 2019(1)

•  SDG&E and SoCalGas filed a petition for modification of the 2019 General Rate Case, requesting attrition rates for 2022 and 2023

•  SDG&E continued its commitment to wildfire safety and received its 2020 safety certification from the Wildfire Safety Division of the CPUC

•  SDG&E and SoCalGas received a final decision for cost recovery of approximately $935 million related to the Pipeline Safety Enhancement Plan

•  SDG&E launched a comprehensive sustainability strategy to advance carbon neutrality

•  SoCalGas and SDG&E announced a hydrogen blending demonstration program designed to help reduce carbon emissions

•  Oncor announced a new five-year (2021-2025) capital plan of approximately $12.2 billion, largely driven by transmission and distribution growth needs in and around its service territory(2)

Sempra North American Infrastructure

•  Continued progress on development projects with the goal of building up to 45 Mtpa of LNG export capacity to serve global markets:

•  Cameron LNG JV Phase 1: Cameron LNG JV achieved full commercial operations under the tolling agreements; completed financing at Cameron LNG JV for return of capital of $753 million to Sempra Energy

•  Cameron LNG JV Phase 2:(3)(4) Sempra LNG signed a MOU with Mitsubishi Corporation in May 2020 for potential offtake from the proposed project

•  ECA LNG JV Phase 1:(3) Reached a final investment decision for the development, construction and operation of the project; sold a 16.6% ownership interest in the project to an affiliate of TOTAL SE

•  Port Arthur:(3) Announced fixed-price, turnkey engineering, procurement and construction agreement with Bechtel Oil, Gas and Chemicals

•  IEnova advanced construction of Gulf of Mexico fuel terminal network and placed into service its marine terminal in the New Port of Veracruz

(1)

Consists of a base ROE of 10.1% plus an additional 50 basis points for participation in the CA-ISO. If the FERC issues an order ruling that California investor-owned utilities are no longer eligible for the additional CA-ISO ROE, then SDG&E would refund the additional 50 basis points of ROE associated with the CA-ISO. These rates were effective as of June 1, 2019 and remain in effect indefinitely, with parties having the annual right to terminate the applicable settlement agreement beginning in 2022.

(2)

Represents 100% of Oncor’s forecasted capital expenditures for 2021-2025. Actual amounts expended will depend on a number of factors and may differ materially from the amounts reflected in the capital plan.

(3)

The successful development and ultimate construction of Sempra Energy’s LNG projects are subject to a number of risks and uncertainties and there can be no assurance that any of the projects will be completed.

(4)	This arrangement provides a framework for cooperation, but does not obligate the parties to enter into a definitive agreement or participate in the applicable project.

Shareholder Engagement

Incorporating shareholder feedback into the decision-making process is a critical component of our corporate governance philosophy. Our board and management have a long-standing commitment to engaging our shareholders and listening to their perspectives on key performance, governance and compensation matters. With respect to compensation matters, we engage extensively with shareholders to gather feedback on our current compensation program and any potential changes to the program the Compensation and Talent

46	Sempra Energy 2021 Proxy Statement

Executive Compensation

Development Committee is considering. Our Lead Independent Director participates in these shareholder engagement efforts, including attending many of the meetings with our shareholders, to strengthen the communication of shareholder feedback directly to the board.

During our shareholder engagement campaign in 2020, which was in addition to our normal investor relations outreach, we reached out to shareholders representing approximately 63% of our total outstanding shares of common stock and held telephonic or videoconference meetings with shareholders representing approximately 46% of our total outstanding shares of common stock (over half of our institutional share ownership). During these meetings, we reviewed our executive compensation program and a variety of other topics and learned about shareholder views and priorities with respect to these matters.

Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every year at our annual shareholders meetings. At our 2020 Annual Shareholders Meeting, the “say-on-pay” vote received more than 97% approval. The Compensation and Talent Development Committee believes this high level of approval affirms our shareholders’ support for our approach to executive compensation, and therefore the committee did not seek to significantly alter our compensation policies or practices for 2020.

2020 Compensation Program Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are 1) Base Salary; 2) Performance-Based Annual Bonus; and 3) Long-Term Equity-Based Incentives. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Type	Component	Form	Key Characteristics

Fixed	Base Salary	Cash	• Base salary is benchmarked to the median of comparably-sized general industry peers (excluding financial services companies)

Variable	Performance-Based Annual Bonus	Cash

•  Based on ABP Earnings (weighted at 85%) and Safety and Stakeholder Measures (collectively weighted at 15%)

•  No bonus payment unless company exceeds threshold performance level for the year and maximum payouts are capped

	Long-Term Equity-Based Incentives(2)	Equity

•  Performance-Based Restricted Stock Units (weighted at 70% collectively)

•  Relative Total Shareholder Return (TSR) Performance-Based Restricted Stock Units (50%): 3-year relative TSR

– (35%): Relative TSR measured vs. S&P 500 Utilities Index(1); maximum payout requires performance at 90th percentile of S&P 500 Utilities Index peers

– (15%): Relative TSR measured vs. S&P 500 Index; maximum payout requires performance at 90th percentile of S&P 500 Index peers

•  EPS Growth Performance-Based Restricted Stock Units (20%): 3-year EPS CAGR, with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers(1); maximum payout requires performance at the 90th percentile of estimates for S&P 500 Utilities Index peers

•  3-year performance period for each performance measure

•  For each measure, performance at threshold results in zero payout

•  Stock Options(3) and/or Service-Based Restricted Stock Units(3) (weighted at 30% collectively): Vest ratably over three years

Table 2

(1)

For purposes of long-term equity-based incentives and labor market benchmarking, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.

(2)

As used in this proxy statement, “long-term equity-based incentives” refers to the annual long-term incentive plan (LTIP) award granted on January 2, 2020 and, unless stated or the context indicates otherwise, does not include any special awards.

(3)

Stock options were weighted at 30% for Mr. Martin and at 15% for Messrs. Mihalik, Bilicic and Arriola. Service-based restricted stock units were weighted at 15% for Messrs. Mihalik, Arriola and Bilicic and at 30% for Messrs. Sagara and Wall. The 2020 annual LTIP award for Mr. Martin did not include service-based restricted stock units, and the 2020 annual LTIP award for Messrs. Sagara and Wall did not include stock options.

Note: Based on 2020 annual base salary, 2020 target performance-based annual bonus and the target grant date value of 2020 long-term equity-based incentives.

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The relative value of Mr. Martin’s 2020 total pay opportunity for each of the three components of total direct compensation at target company performance is shown below in Figure 2.

Chief Executive Officer Pay Mix at Target

Chief Executive Officer Pay Mix at Target Base Salary 13% Performance-Based Annual Bonus Long-Term 19% Equity-Based Incentives 68% 87% At-Risk Compensation

Figure 2

Note: Based on 2020 annual base salary, 2020 target performance-based annual bonus and the target grant date value of the 2020 annual long-term incentive plan award.

Our pay mix is designed to align our executives’ interests with our shareholders’ interests by providing a greater proportion of target annual compensation through performance-based annual and long-term incentives rather than base salary. This means that most pay is intended to be variable and increase or decrease based on company performance. As shown in Figure 2, over two-thirds of Mr. Martin’s total target pay opportunity was in the form of performance-based equity incentives and 87% was in the form of variable incentive pay.

Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses, and stock performance, which significantly impacts the ultimate value realized for stock-based awards. Figure 3 shows the percentage of each component of the total 2020 pay opportunity as of December 31, 2020 at target company performance for each of our named executive officers, excluding Messrs. Arriola and Bilicic, who separated from service prior to December 31, 2020.

Components of Total Target Compensation Martin Mihalik Sagara Wall Base Salary Performance-Based Long-Term Equity-Annual Bonus Based Incentives

Figure 3

Note: Based on annual base salary and target performance-based annual bonus as of December 31, 2020 and the target grant date value of the 2020 annual long-term incentive plan award, including Mr. Wall’s April 1, 2020 promotional award but excluding any other special awards.

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Chief Executive Officer Target Compensation Summary

The table below summarizes Mr. Martin’s 2020 base salary, the target value of his 2020 performance-based annual bonus, and the target value of his 2020 annual LTIP award.

Base Salary	Target Value of Performance- Based Annual Bonus	Target 2020 LTIP Award Value	Target 2020 Total Direct Compensation

$1,300,000	$1,885,000	$7,000,000	$10,185,000

Table 3

Pay-for-Performance Alignment

The Compensation and Talent Development Committee believes that pay should be structured to align executive compensation with company performance and with the interests of our shareholders. As a result, our incentive plans are designed to deliver payouts that are aligned with company performance. Our LTIP awards measure TSR performance relative to companies in the S&P 500 Utilities Index and S&P 500 Index and the payout scale for our EPS growth-based LTIP awards is based on forward consensus estimates of earnings per share growth for the S&P 500 Utilities Index peers.

This is demonstrated by comparing the performance outcomes of our recent LTIP payouts for our TSR-based annual LTIP awards, which comprised 80% of our annual LTIP grant date award value of the 2016-2018 and 2017-2019 awards and 50% of our annual LTIP grant date award value for our 2018-2020 awards. Such awards directly tie payouts to our stock price performance.

TSR-Based LTIP Awards	TSR Performance Result	Payout

2016 - 2018	Below Threshold Performance	No Payout

2017 - 2019	59.8th Percentile vs. S&P 500 Utilities Index 66.2nd Percentile vs. S&P 500 Index	125% of Target 138% of Target 169% of Target Combined Payout

2018 - 2020	55.9th Percentile vs. S&P 500 Utilities Index 51.2nd Percentile vs. S&P 500 Index	115% of Target 111% of Target 103% of Target Combined Payout

Table 4

Note: The 2016-2018 award considered performance against both the S&P 500 Utilities Index and the S&P 500 Index in a combined design. The 2017-2019 and 2018-2020 award design measured TSR performance against the S&P 500 Utilities Index and the S&P 500 Index in separate awards and the award related to the S&P 500 Index included a modifier based on Sempra Energy’s absolute total shareholder return that increased the award payout for the 2017-2019 award by 20% (this modifier feature was not triggered for the 2018-2020 award cycle and was not included in the 2019-2021 or 2020-2022 award cycles). For additional information, see “Results for the 2018-2020 Award Cycle” and “Compensation Tables—Option Exercises and Stock Vested” following this Compensation Discussion and Analysis.

Rigor of Incentive Targets

At the start of each year, our Compensation and Talent Development Committee aims to set challenging yet achievable incentive targets, designed to motivate our team to drive strong performance and sustained value creation and to closely align executives’ interests with those of our shareholders.

Performance-Based Annual Bonus Plan

For 2020, the Compensation and Talent Development Committee selected earnings, weighted at 85%, and Safety and Stakeholder Measures, collectively weighted at 15%, for the measurement of annual corporate performance under the performance-based annual bonus plan. The committee utilizes earnings as the basis of the primary annual bonus metric because it believes the measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand. The committee makes certain predefined adjustments to GAAP earnings as described in Appendix D to this proxy statement to calculate ABP Earnings. For 2020, the committee set a challenging ABP Earnings target of $2,032 million based on the company’s financial plan. The 2020 target reflected an increase of $332 million, or 20%, over our 2019 target ABP Earnings of $1,700 million, and an increase of $52 million, or 3%, over our 2019 actual ABP Earnings.

Our 2020 GAAP earnings were $3,764 million. ABP Earnings for 2020 were $1,425 million lower, or $2,339 million. Adjustments were predefined at the time the Compensation and Talent Development Committee determined the 2020 annual bonus plan goals. For a reconciliation of GAAP earnings to ABP Earnings, see “Reconciliation of 2020 GAAP Earnings to ABP Earnings” on page 56. For detailed information about the component measurements of annual corporate performance under the performance-based annual bonus plan, please see Appendix D to this proxy statement.

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Long-Term Equity-Based Incentives

The 2020 annual LTIP award design for Mr. Martin is 100% performance based, with 70% in performance-based restricted stock units and 30% in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time. The 2020 annual LTIP award design for the other named executive officers is 70% performance-based restricted stock units and, for Messrs. Mihalik, Arriola and Bilicic, 15% nonqualified stock options and 15% service-based restricted stock units or, for Messrs. Sagara and Wall, 30% service-based restricted stock units. The 2020 performance measures and weightings for the 2020 annual long-term incentive plan awards are:

2020 Annual LTIP Award Metrics Martin Mihalik, Arriola and Bilicic Sagara and Wall TSR vs. Stock Options S&P 500 30% Utilities Index 35% EPS Growth TSR vs. 20% S&P 500 Index 15% Restricted Stock Units 15% TSR vs. S&P 500 Stock Options Utilities Index 35% 15% EPS Growth TSR vs. 20% S&P 500 Index 15% Restricted Stock Units TSR vs. S&P 500 30% Utilities Index 35% EPS Growth TSR vs. 20% S&P 500 Index 15%

Figures 4, 5 and 6

The 2020 annual long-term incentive plan awards include two performance measures — relative total shareholder return (50% total weighting with 35% based on performance against the S&P 500 Utilities Index and 15% based on performance against the S&P 500 Index) and EPS growth (20% weighting). The Compensation and Talent Development Committee measures performance against challenging targets in order to drive long-term growth and closely align executives’ interests with those of our shareholders.

In the event that Sempra Energy’s total shareholder return does not exceed the 25th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index), participants will receive zero shares for that portion of the award. In addition, to achieve the maximum payout, performance at or above the 90th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index) is required. For the EPS CAGR portion of the annual LTIP award, zero payout is made if our EPS CAGR is at or below the 25th percentile of consensus expectations for our S&P 500 Utilities Index peers. To achieve maximum payout, performance at or above the 90th percentile of consensus expectations for S&P 500 Utilities Index peers is required.

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Compensation Governance

We believe the compensation governance and policies summarized below conform to best practices:

What We Do Incorporate shareholder feedback in our compensation program design Multiple LTIP award and annual bonus plan performance measures LTIP includes double trigger equity vesting on a change in control(1) Clawback policy Share ownership requirements (8x base salary for Chief Executive Officer, 5x retainer for Directors)Independent advisors conduct risk assessment of compensation program Independent compensation consultant What We Dont Do No excise tax gross ups for named executive officers No employment contracts for named executive officers No stock option repricing(2) No hedging or pledging of shares No uncapped incentives No single trigger cash severance payments upon a change in control

(1)	See “Severance and Change in Control Arrangements” for additional information.

(2)	Long-term incentive plan awards are granted from a shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.

Compensation Philosophy and Program Goals

Compensation Philosophy

The Compensation and Talent Development Committee of our Board of Directors sets the company’s executive pay philosophy, which emphasizes four key areas:

Sempra Energy Compensation Philosophy Performance based incentives aligned with shareholder value creation Alignment of pay with short term and long term company performance Balance between short term and long term incentives More pay tied to performance at higher levels of responsibility

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

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Executive Compensation Program Goals

Our executive compensation program goals include:

•	Aligning executive compensation with shareholders’ interests

•	Linking executive compensation to both annual and long-term corporate, business and individual performance

•	Motivating executives to achieve superior performance

•	Attracting and retaining executives with outstanding ability and experience who demonstrate high standards of integrity and ethics

Labor Market Benchmarking

Labor Market

The Compensation and Talent Development Committee uses external pay data to help align executive compensation levels with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and the committee recognizes that this labor market varies by position. The committee’s use of both general industry and utilities benchmarking data reflects the competitive labor market from which we recruit executives.

Sempra Energy’s 18 corporate officers as of December 31, 2020 were hired from a broad range of industries, including accounting, consulting, banking, energy and law.

Sempra Energy Officers Other Industries/ Accounting/ Developed Consulting Internally 28% 27% Banking/ Law Investment 17% Banking Energy/ 11% Energy-Related 17%

Figure 7

Target Market Alignment

The Compensation and Talent Development Committee targets alignment of compensation with the 50th percentile of the general industry benchmarking data, reviewing data in total and by component (base salaries, target performance-based annual bonuses and target long-term equity-based incentives). Positioning relative to the 50th percentile may vary based on factors such as time in position, performance, and the comparability of market benchmark positions to the scope and structure of our positions.

Based on the November 2019 benchmarking review, total target compensation for Mr. Martin in 2020 was below the 50th percentile of general industry benchmarking data. Mr. Mihalik’s total target compensation in 2020 approximated and Mr. Wall’s total target compensation in 2020 was slightly above the 50th percentile of the general industry benchmarking data. Mr. Sagara was not included in the November 2019 benchmarking review.

Actual compensation may be higher or lower than target compensation, as it reflects actual performance and payouts under our performance-based annual bonus plan and our long-term incentive plan.

General Industry Benchmarking

When benchmarking executive pay, the Compensation and Talent Development Committee first reviews general industry market pay data from the Aon Hewitt Total Compensation Management (TCM) Database for non-financial services Fortune 500 companies with revenues between $6.25 billion and $25 billion. The November 2019 benchmarking review, on which 2020 compensation decisions were based, consisted of 123 companies, which are listed on Appendix B to this proxy statement, and are referred to in this Compensation Discussion and Analysis as our “general industry peer group.”

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The Compensation and Talent Development Committee uses the general industry peer group as the primary benchmarking data source because it believes it best represents the market from which we recruit executive talent. This peer group is not constrained by industry affiliation, but companies in the utilities and energy sectors make up approximately 20% of the general industry peer group. This peer group focuses on companies comparable in size to Sempra Energy.

Table 5 summarizes the market capitalization, earnings, and revenue of the general industry peer group compared to Sempra Energy.

(Dollars in Millions)	Market Capitalization(1)		Earnings(2)		Revenue(2)

Sempra Energy	$ 36,754		$ 3,764		$ 11,370

Sempra Percentile Rank	74	th	92	nd	46	th

75th Percentile	$ 40,032		$ 1,336		$ 16,488

Median	$ 20,274		$ 681		$ 11,635

25th Percentile	$ 9,267		$ 18		$ 8,525

Table 5

(1)

Market capitalization used for benchmarking purposes is calculated using the closing price of the common stock on December 31, 2020 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2020.

(2)	Earnings and revenue for the general industry peer group companies are for fiscal year 2020 unless otherwise noted in Appendix B to this proxy statement.

Utilities Industry Benchmarking

The Compensation and Talent Development Committee also reviews pay and performance data in proxy statements and other public filings of energy and utility companies. This peer group is composed of the 26 companies that make up the S&P 500 Utilities Index, excluding water companies. These companies are listed in Appendix C to this proxy statement and are referred to in this Compensation Discussion and Analysis as our “utilities peer group” or our “S&P 500 Utilities Index peers.” We used the companies in the utilities peer group as comparators for the EPS growth and one of the two relative TSR components of the 2020 annual LTIP award.

Table 6 summarizes the market capitalization, earnings, and revenue of the utilities peer group compared to Sempra Energy.

(Dollars in Millions)	Market Capitalization(1)		Earnings(2)		Revenue(2)

Sempra Energy	$ 36,754		$ 3,764		$ 11,370

Sempra Percentile Rank	77	th	100	th	63	rd

75th Percentile	$ 34,281		$ 1,449		$ 13,245

Median	$ 22,591		$ 1,090		$ 9,632

25th Percentile	$ 13,560		$ 605		$ 6,820

Table 6

(1)

Market capitalization used for benchmarking purposes is calculated using the closing price of the common stock on December 31, 2020 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2020.

(2)	Earnings and revenue for the utilities peer group companies are for fiscal year 2020.

Role of Internal Equity in Determining Pay

The Compensation and Talent Development Committee uses internal pay equity principles to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.

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Compensation Components

Primary Components of Executive Compensation Program

The primary components of our executive compensation program are:

•	Base salaries

•	Performance-based annual bonuses

•	Long-term equity-based incentives

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.

1.	Base Salaries

Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentives. However, base salaries remain a necessary and typical element of compensation for attracting and retaining outstanding employees at all levels.

The Compensation and Talent Development Committee annually reviews base salaries for executive officers. The committee considers the following factors in its review:

Factors Considered in Determining Base Salaries Peer group salary data Complexity of roles and responsibilities Reporting relationships Individual contributions and performance Succession planning Internal equity Labor market conditions Retention needs Experience

2020 Adjustments to Base Salaries

Messrs. Martin and Mihalik received 2020 salary planning increases of 8.3% and 12.3%, respectively, in order to bring their salaries closer to the median salary of our general industry peer group. For additional information, see “Target Market Alignment” above. Mr. Wall received a salary increase of 13.7% in 2020, which reflects his promotion to Senior Vice President, Controller and Chief Accounting Officer effective April 4, 2020. Mr. Sagara received a 2020 salary planning increase of 4.0% in his prior role with SDG&E and an additional salary increase of 28.1% when he was promoted to Executive Vice President and Group President of Sempra Energy effective June 27, 2020. Messrs. Arriola and Bilicic received 2020 salary planning increases of 6.1% and 3.0%, respectively.

2.	Performance-Based Annual Bonuses

Performance Guidelines

Each year the Compensation and Talent Development Committee establishes performance measures and dollar guidelines for performance-based cash bonus payments. The committee uses financial and operational performance measures that are linked to our business strategy and shareholder interests.

Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200% of target for performance at the maximum level.

The committee may apply discretion in determining awards, including determining the results of performance measures and taking into consideration the contributions of each named executive officer or other factors it deems relevant.

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Bonus Opportunities for Named Executive Officers

Potential bonus opportunities at threshold, target and maximum company performance as of December 31, 2020 are expressed as a percentage of each named executive officer’s base salary as of December 31, 2020 below.

Named Executive Officer	Threshold	Target	Maximum

Jeffrey W. Martin	0%	145%	290%

Trevor I. Mihalik	0%	85%	170%

Kevin C. Sagara(1)	0%	90%	180%

Peter R. Wall	0%	50%	100%

Dennis V. Arriola(2)	0%	80%	160%

George W. Bilicic(3)	N/A	N/A	N/A

Table 7

(1)

Mr. Sagara’s 2020 performance-based annual bonus was prorated between his prior target of 70% as Chief Executive Officer of SDG&E and his 90% target as Executive Vice President and Group President of Sempra Energy.

(2)	Mr. Arriola’s 2020 performance-based annual bonus was based on his base salary immediately prior to his retirement date and was prorated through his retirement date.

(3)	Mr. Bilicic was not eligible for a 2020 performance-based annual bonus under the terms of his separation from service.

Annual Bonus Performance Measures

For 2020, the Compensation and Talent Development Committee selected earnings, employee and public safety, and customer service and other stakeholder criteria for the measurement of annual corporate performance. The ABP Earnings measure was weighted at 85% and the Safety and Stakeholder Measures were collectively weighted at 15%. For annual bonus plan purposes, ABP Earnings are Sempra Energy’s GAAP net income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to certain predefined adjustments. ABP Earnings may be higher or lower than earnings reported in our financial statements due to the predefined adjustments. These adjustments are described in “Reconciliation of GAAP Earnings to ABP Earnings” below and in Appendix D to this proxy statement. The specific components of the Safety and Stakeholder Measures are also described in Appendix D to this proxy statement.	85% ABP Earnings 15% Safety and Stakeholder Measures

Rationale for Selection of Performance Measures

The Compensation and Talent Development Committee selected earnings as the basis of the primary annual bonus plan metric for 2020 because it believes this measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties can clearly understand.

The committee included Safety and Stakeholder Measures in the 2020 annual bonus plan because it believes that strong safety and customer service performance are critical to our infrastructure-intensive and customer-focused businesses.

During our shareholder engagement meetings, we solicit shareholders’ input on the performance measures and other aspects of our incentive plans. Some shareholders expressed a preference for the use of multiple performance measures in annual bonus plans, including a financial performance measure (there was not a clear preference for earnings or EPS), and for the use of different performance measures in our annual and long-term incentive plans. Shareholder feedback related to our annual bonus plan performance measures and structure generally has been positive.

ABP Earnings Goal Determination

Table 8 shows the ABP Earnings criteria for 2020 performance-based annual bonuses:

Financial Performance Measure (Dollars in Millions)	Threshold	Target	Maximum

ABP Earnings (Attributable to Common Shares)	$1,951	$2,032	$2,113

Table 8

The Compensation and Talent Development Committee set 2020 earnings goals, with the target of $2,032 million in ABP Earnings, based on the company’s financial plan and with certain adjustments for annual bonus plan purposes. The financial plan takes into account anticipated earnings for each of our businesses, planned purchases or sales of assets, major capital projects and other significant issues that may impact the company’s earnings. The financial plan also is used to develop the company’s public earnings guidance. The 2020

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Executive Compensation

target reflected an increase of $332 million, or 20%, over our 2019 target ABP Earnings of $1,700 million, and an increase of $52 million, or 3%, over our 2019 actual ABP Earnings.

Consistent with the approach taken in prior years, the Compensation and Talent Development Committee also determined when it set earnings goals that the earnings calculation for 2020 bonus purposes would be adjusted by excluding the impact of major changes in accounting rules, certain items related to acquisitions and divestitures and other adjustments as described in Appendix D to this proxy statement. In addition, the Compensation and Talent Development Committee has, but did not use, discretion to adjust earnings for other unplanned or unforeseen items that may occur during the course of the year.

Reconciliation of GAAP Earnings to ABP Earnings

A reconciliation of 2020 GAAP earnings to ABP Earnings is provided in Table 9. For additional information about the adjustments made to GAAP earnings to calculate ABP Earnings, please see Appendix D to this proxy statement.

(Dollars in Millions)	Reconciliation

GAAP Earnings	$3,764

Predefined Adjustments:

Exclude gain on sale of South American businesses and related items	(1,752)

Exclude variance to plan of foreign exchange gains or losses at Mexico	43

Exclude unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits and nonqualified pension settlement charges to the extent not included in the plan	(19)

Exclude legacy litigation costs, costs related to Sempra Commodities, which was sold, and the impact of unplanned changes in tax law	303

ABP Earnings	$2,339

Table 9

Annual Bonus Performance Results

Overall company performance on the 2020 annual bonus plan performance measures was at 198% of target performance. A summary of the plan metrics and results is provided in Table 10 below, with additional detail in Appendix D to this proxy statement:

2020 Performance Measures		Goals				Weighted Percent of
	Target Weight	Threshold	Target	Maximum	Actual	Target Achieved(1)

Financial:

ABP Earnings (Dollars in Millions)	85%	$1,951	$2,032	$2,113	$2,339	170%

Safety Measures:

Employee and Public Safety	12%	See Appendix D for Detail				23%
Stakeholder Measures:
SDG&E and SoCalGas Customer Service and Other Stakeholders	3%					5%

TOTAL	100%					198%

Table 10

(1)

ABP Earnings exceeded the maximum goal, resulting in achievement of 200% of target performance that corresponds to a weighted percent of target achievement of 170%. Overall performance for the Safety and Stakeholder Measures resulted in achievement of 190% of target performance that corresponds to a weighted percent of target achievement of 28%.

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2020 Bonus Payouts

Based on overall performance and its consideration of the contributions of each named executive officer in 2020, the Compensation and Talent Development Committee approved the payment of the annual bonuses shown in Table 11.

Named Executive Officer	Base Salary at Year-End 2020	x	Bonus Target	x	Performance Score(4)	=	Bonus(5)
Jeffrey W. Martin	$1,300,000		145%		198%		$3,740,600
Trevor I. Mihalik	$730,000		85%		198%		$1,231,400
Kevin C. Sagara(1)	$720,000		80%		196%		$1,132,500
Peter R. Wall	$375,000		50%		198%		$372,100
Dennis V. Arriola(2)	$343,716		80%		198%		$545,700
George W. Bilicic(3)							$0

Table 11

(1)

Mr. Sagara’s. 2020 performance-based annual bonus was prorated between his prior target of 70% as Chief Executive Officer of SDG&E and the performance score of 192.55% of target under the SDG&E plan and his 90% target as Executive Vice President and Group President of Sempra Energy.

(2)	Mr. Arriola’s 2020 performance-based annual bonus was prorated through his date of retirement.

(3)	Mr. Bilicic was not eligible for a 2020 performance-based annual bonus under the terms of his separation from service.

(4)	The actual performance score of 198.44% is rounded in this Table 11.

(5)	Final award payouts are rounded up to the nearest hundred.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each named executive officer’s total target compensation package. See Figure 3 for these percentages. In accordance with our pay-for-performance philosophy, the performance-based restricted stock units constitute the majority of the 2020 annual long-term incentive plan awards. The key features of our awards and their alignment with shareholder interests are summarized below.

2020 Annual LTIP Award Metrics Martin Mihalik, Arriola and Bilicic Sagara and Wall TSR vs. Stock Options S&P 500 30% Utilities Index 35% EPS Growth TSR vs. 20% S&P 500 Index 15% Restricted Stock Units 15% TSR vs. S&P 500 Stock Options Utilities Index 35% 15% EPS Growth TSR vs. 20% S&P 500 Index 15% Restricted Stock Units TSR vs. S&P 500 30% Utilities Index 35% EPS Growth TSR vs. 20% S&P 500 Index 15%

(1)

Stock options were weighted at 30% for Mr. Martin and at 15% for Messrs. Mihalik, Arriola and Bilicic (with the remaining 15% in service-based restricted stock units). Service-based restricted stock units were weighted at 30% for Messrs. Sagara and Wall.

Rationale for 2020 Annual LTIP Award Design

The Compensation and Talent Development Committee has implemented what it believes is a balanced award design that is based 50% on relative total shareholder return, 20% on relative EPS growth and 30% on nonqualified stock options (and/or service-based restricted stock units for named executive officers other than the Chief Executive Officer). The committee believes this design creates a strong alignment with shareholder interests and with our growth strategy. The committee approved this equity award structure after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from our shareholder outreach.

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In determining the design of the performance-based components of our 2020 annual LTIP awards, the Compensation and Talent Development Committee sought a direct link to long-term performance in comparison to indices and peers. To achieve this result, the committee used performance-based restricted stock units based on relative total shareholder return (constituting 50% of the target grant date award value, with 35% based on performance relative to the S&P 500 Utilities Index and 15% based on performance relative to the S&P 500 Index). The link between pay and long-term earnings performance is further strengthened by the use of a second performance measure based on relative long-term EPS growth (constituting 20% of the target grant date award value). Stock options (weighted at 30% for Mr. Martin, 15% for Messrs. Mihalik, Arriola and Bilicic) also are aligned with the company’s strategic focus on long-term growth and service-based restricted stock units (weighted at 15% for Messrs. Mihalik, Arriola and Bilicic and 30% for Messrs. Sagara and Wall) promote retention.

2020 Annual LTIP Award Metrics Martin Mihalik, Arriola and Bilicic Sagara and Wall TSR vs. Stock Options S&P 500 30% Utilities Index 35% EPS Growth TSR vs. 20% S&P 500 Index 15% Restricted Stock Units 15% TSR vs. S&P 500 Stock Options Utilities Index 35% 15% EPS Growth TSR vs. 20% S&P 500 Index 15% Restricted Stock Units TSR vs. S&P 500 30% Utilities Index 35% EPS Growth TSR vs. 20% S&P 500 Index 15%

Figures 8, 9 and 10

Determining Individual Equity Award Grants

In granting the 2020 awards, the Compensation and Talent Development Committee:

•	Specified a target dollar value and other terms for each named executive officer’s award; and

•

Based the number of shares underlying the awards on the specified target dollar value for each named executive officer, as opposed to a fixed number of shares. This approach allows maintenance of a pay mix the committee believes to be optimal.

On the grant date, we calculated the precise number of shares to be granted to each named executive officer by dividing the total target value of each named executive officer’s award by the grant date closing price of Sempra Energy common stock for the performance-based and service-based restricted stock units and by the Black-Scholes value for nonqualified stock options.

These values are presented below under “Target Value of Long-Term Equity-Based Incentives” and differ from the value reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative total shareholder return, which are reported in those compensation tables based on a Monte Carlo valuation that is used to reflect the probable outcome of performance conditions and calculate the grant date fair value.

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Target Value of Long-Term Equity-Based Incentives

The target values for the 2020 annual long-term incentive plan awards are summarized below in Table 12.

Target Value of 2020 Annual LTIP Award

Jeffrey W. Martin	$7,000,000

Trevor I. Mihalik	$2,100,000

Kevin C. Sagara	$1,067,800

Peter R. Wall(1)	$ 400,000

Dennis V. Arriola	$1,800,000

George W. Bilicic	$2,500,000

Table 12

(1)

Amount shown includes awards with a collective total target value of $100,000 granted on April 1, 2020 in connection with Mr. Wall’s promotion to Senior Vice President. This portion of Mr. Wall’s award is subject to the same award design, weighting, terms and performance periods as the January 2, 2020 LTIP award.

The actual amounts realized by equity award recipients will depend on future stock price performance and our EPS performance and the degree to which these performance measures are achieved. The amounts ultimately realized will not necessarily align with the target grant values.

Performance Goals for the 2020 Performance-Based Restricted Stock Units

The 2020 annual long-term incentive plan awards included two performance measures — relative total shareholder return and EPS growth. Fifty percent of the total target award value is linked to relative total shareholder return, with 35% based on total shareholder return relative to the S&P 500 Utilities Index and 15% based on total shareholder return relative to the S&P 500 Index. Twenty percent of the total target award value is linked to EPS growth.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra Energy common stock based on the company’s three-year cumulative total shareholder return compared with the S&P 500 Utilities Index or the S&P 500 Index, as applicable. We measure our total shareholder return against both the S&P 500 Utilities Index and the S&P 500 Index because our operations extend beyond those of a typical utility and we have significant international and non-utility energy infrastructure operations.

If the company’s performance is at the target performance level (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the target performance level. Participants earn a partial share for performance between the threshold and target performance levels, as shown below.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (Maximum)	2.0

70th Percentile	1.5

50th Percentile (Target)	1.0

40th Percentile	0.7

30th Percentile	0.4

25th Percentile or below (Threshold)	0.0

Table 13

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 13, the payout is calculated using linear interpolation.

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2.	EPS Growth

The 2020 annual long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the CAGR of our EPS for the three-year period ending on December 31, 2022. The payout scale is based on the December 31, 2019 analyst consensus three-year EPS growth estimates for the S&P 500 Utilities Index peer companies. The target payout level is based on the 50th percentile of the analyst consensus estimates and the threshold and maximum payout levels are based on the 25th and 90th percentiles, respectively.

During our 2016-2017 shareholder engagement meetings, some shareholders expressed concern about the potential effect of share buybacks on incentive plans with performance measures based on EPS. The Compensation and Talent Development Committee took this feedback into consideration by including a provision in the 2017 and subsequent years’ awards that excludes the impact of share buybacks not contemplated in our financial plans publicly communicated prior to the grant date of such awards.

The Compensation and Talent Development Committee bases the payout scale for our EPS growth-based awards on analyst consensus estimates for the S&P 500 Utilities Index peer companies because:

•	Our strategic goal is to deliver higher earnings growth than our utility peers while maintaining a commensurate risk profile

•

Our 2020 annual LTIP award design aligns with this strategic goal by measuring our three-year EPS CAGR against a payout scale that is based on analyst consensus estimates, compiled by an independent third party, for our S&P 500 Utilities Index peer companies

•

The earnings growth in the financial plan is not linear from year to year due, in part, to our investment in large-scale, capital-intensive development projects that take multiple years to construct and multiple years for earnings to be generated

If the company’s EPS CAGR is at the 50th percentile of the analyst consensus estimates for the S&P 500 Utilities Index, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the 50th percentile. Participants earn a partial share for performance between the 25th and 50th percentiles of the analyst consensus estimates, as shown below.

Percentile of Analyst Consensus Estimates for S&P 500 Utilities Index EPS CAGR	Sempra Energy Common Stock Shares Received for Each Restricted Stock Unit(1)

90th Percentile or higher (7.3% or higher)	2.0

75th Percentile (6.5%)	1.5

50th Percentile (5.9%)	1.0

25th Percentile (4.2%)	0.0

Table 14

(1)

Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.

Note: If performance falls between the tiers shown in Table 14, the payout is calculated using linear interpolation.

For purposes of the 2020 annual long-term incentive award, the calculation of EPS may, at the Compensation and Talent Development Committee’s discretion, include the same types of potential adjustments made to ABP Earnings, as described in Appendix D to this proxy statement, as well as adjustments related to, among other things, other unusual or non-operating items as determined by the Compensation and Talent Development Committee.

Results for the 2018-2020 Award Cycle

The performance period of our 2018-2020 award cycle concluded on January 4, 2021 (for the TSR-based awards, which collectively were weighted at 50% of the award) and December 31, 2020 (for the EPS-based awards, which were weighted at 20% of the award) and were scheduled to vest in 2021.

Our 2018-2020 relative total shareholder return was at the 55.9th percentile of the S&P 500 Utilities Index, resulting in vesting at 114.75% of target for the S&P 500 Utilities Index-based award component. Our relative total shareholder return was at the 51.2nd percentile of the S&P 500 Index, resulting in vesting at 103% of target for the S&P 500 Index-based award component.

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The 2018-2020 awards based on EPS growth vested at 200% of target based on EPS growth (as adjusted for LTIP purposes) of 21.7%. Table 15 below shows the predefined adjustments to GAAP EPS used to calculate EPS growth for purposes of the 2018 annual LTIP award, as well as an additional adjustment to exclude the impact of a $500 million share buyback effected in the summer of 2020. For additional information see “Compensation Tables—Outstanding Equity Awards at Year-End” and “Compensation Tables—Option Exercises and Stock Vested.”

EPS Growth (Diluted) for 2018-2020 Award	2017	2020

GAAP EPS	$1.01	$12.88

Excluding $500 million share buyback(1)		(0.09)

Predefined Adjustments:

Acquisitions and divestitures (other than Oncor): gains and losses on sales, related impairments and costs, and related earnings impacts	(0.91)	(6.56)

Effect of changes in tax laws, changes in regulatory treatment of tax repairs allowance and foreign exchange gains or losses at Mexico, and legacy litigation costs	4.15	0.64

Costs related to Sempra Commodities, which was sold, and Rockies Express capacity releases	(0.13)	0.34

Certain unplanned items related to nonqualified pension and deferred compensation and interest cost of accelerated share repurchase financing	(0.13)	(0.02)

EPS for 2018-2020 LTIP Award Purposes	$3.99	$7.19

EPS Growth for 2018-2020 LTIP Award Purposes		21.7%

Table 15

(1)

The impact of the share buyback, which was not contemplated in our financial plans publicly communicated prior to the grant date of the award, is excluded pursuant to the terms of the award. The impact of the share buyback is weighted for the portion of the year that the shares were not outstanding.

Special Awards Granted to Named Executive Officers in 2020

Special equity awards also may be granted with the Compensation and Talent Development Committee’s approval upon the hiring or promotion of named executive officers or, in limited instances, to reward extraordinary performance or promote retention. In connection with his promotion to Senior Vice President, Mr. Wall received on April 1, 2020 awards with a collective total target value of $100,000 that are subject to the same award design, weighting, terms and performance periods as the January 2, 2020 LTIP award. For his leadership in connection with the sales of our former renewables businesses, Mr. Sagara received on January 2, 2020 an award of service-based restricted stock units with a grant date value of $600,000. This award to Mr. Sagara was granted prior to Mr. Sagara’s appointment as an executive officer of Sempra Energy.

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4.	Benefit Plans

Our named executive officers also participate in certain benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) retirement and savings plans.

1.	Health, Life Insurance and Disability Plans and Other Executive Benefits

Plan Type	Plan	Description
Health & Welfare	Basic Group Plans

Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-quality workforce.

Other Health & Welfare Benefits

In addition to the basic group health and welfare plans, Mr. Martin participates in a life insurance plan providing additional life insurance death benefits (target death benefit is two times base salary and bonus for active employees and 1.5 times base salary and bonus for retired employees). The company funds the post-retirement benefit in the year following a qualified retirement under the plan (retirement at age 62 or older with five or more years of service). This plan was closed to new participants in 2012.

Our named executive officers (except for Mr. Wall) participate in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Executive Benefits

We provide certain other benefits to our named executive officers. The Compensation and Talent Development Committee reviews the level and types of these executive benefits each year. The committee believes that these benefits are important in attracting and retaining executive talent. These executive benefits include financial planning services, excess personal liability insurance, and a program that matches up to $25,000 of charitable contributions ($15,000 for Mr. Wall) by the named executive officer. The Chief Executive Officer has an executive security specialist for personal and business driving in the context of an overall security plan.

An annual executive benefit program allowance of $40,000 for Mr. Martin and $30,000 for the other named executive officers (except for Mr. Wall) may be used to cover out of pocket costs for health and welfare benefits as well as the cost of the financial planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.

None of the benefits described above includes a tax gross-up provision.

Table 16

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2.	Retirement and Savings Plans

Our named executive officers participate in our broad-based, tax-qualified 401(k) Savings Plan, our Cash Balance Plan and Supplemental Executive Retirement Plan (except for Mr. Wall, who participates in a Cash Balance Restoration Plan). Officers and certain other key management employees may also elect to participate in a deferred compensation plan. These plans are described in Tables 17 and 18 below.

Plan Type	Plan	Description
Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
	Cash Balance Restoration Plan	The Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.
Supplemental Executive Retirement Plan

The Compensation and Talent Development Committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

Our Supplemental Executive Retirement Plan, or SERP, provides a participating named executive officer with retirement benefits based on the executive’s:

•  Final average pay(1)

•  Actual years of service

•  Age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

The Cash Balance Plan, the Cash Balance Restoration Plan and the SERP use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards is not included.

Table 17

(1)

Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

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Plan Type	Plan	Description
Savings Plans	401(k) Savings Plan

Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.

All employee contributions and related investment earnings in the 401(k) Savings Plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Deferred Compensation Plan

Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

Participants can direct these deferrals into:

•  Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account

•  A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%

Deferrals of performance-based restricted stock unit awards must be directed into the Sempra Energy phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock in accordance with the participant’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 18

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5.	Severance and Change in Control Arrangements

None of our U.S. officers has an employment agreement, but our named executive officers have severance pay agreements that include change in control features.

Rationale for Providing Severance Pay Agreements

The Compensation and Talent Development Committee believes severance pay agreements, which are a prevalent market practice, are effective in:

•	Attracting executives who are leaving an existing employer

•	Mitigating legal issues upon an employment separation

•	Retaining talent during uncertain times

By mitigating the effect of potential job loss, severance pay agreements can reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Under the terms of our named executive officers’ severance pay agreements, payments are not required when terminations are for cause or upon a voluntary resignation that is not for “good reason” as described below.

Severance Pay Agreement Benefits

The severance pay agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	The company terminates an executive’s employment for reasons other than cause, or

•	The executive resigns for “good reason”

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.

The agreements provide for additional benefits if the termination of employment were to occur within two years following a change in control of the company.

The agreements do not contain any excise tax gross-up provisions. In addition, in order to receive some of the benefits provided for in the agreement, the executive must, upon termination, enter into a general release in favor of the company, provide consulting services for the company for two years following the date of termination, if requested, and agree to abide by certain contractual confidentiality and non-solicitation obligations. See “Compensation Tables – Severance and Change in Control Benefits” below for additional information about the terms of each named executive officer’s severance pay agreement.

Outstanding Equity Award Treatment Upon Certain Terminations or a Change in Control

Awards granted under our shareholder-approved 2013 and 2019 Long-Term Incentive Plans are subject to the double trigger change in control vesting provisions in these plans. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.

The Compensation and Talent Development Committee determined to utilize double trigger vesting provisions in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices while still providing appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our company and our shareholders.

2020 Severance Pay Agreement Benefits

Consistent with a separation for “good reason” as defined in Mr. Bilicic’s severance pay agreement, he received the benefits to which he was entitled in the event of such a separation pursuant to the terms of that agreement, which consisted of a cash payment in the amount of $3,248,000, eligibility for certain medical benefits for 24 months (which Mr. Bilicic elected not to receive), outplacement services for up to 24 months not to exceed $50,000 in total, and financial planning services for 24 months not to exceed $25,000 per year. In addition, the vesting of an award of service-based restricted stock units consisting of 31,427 shares that was outstanding at the separation date was accelerated (not including any future reinvested dividends) pursuant to the terms of the award.

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Compensation and Talent Development Committee Roles and Responsibilities

Overview

The Compensation and Talent Development Committee’s primary role is to establish our compensation principles and policies and design and oversee our executive compensation program. The Compensation and Talent Development Committee reviews, determines and approves the compensation level, including base salary and performance standards and level of awards under annual and long-term incentive plans, for our Chief Executive Officer and other executive officers.

The Compensation and Talent Development Committee typically holds three regularly scheduled meetings each year and additional meetings when required. The committee’s Chair approves the agenda prior to each meeting. Five directors currently sit on the committee. Each member of the committee is required to be:

•	An independent director under NYSE’s independence standards and applicable SEC rules

•	A non-employee director under Rule 16b-3 under the Exchange Act

The Compensation and Talent Development Committee:

•	Sets its regular meeting dates and standing agenda items annually

•	Considers standing agenda items and other topics at each meeting

•	Holds an executive session without management present at each regular meeting

•	Retains its own independent compensation advisor

•	Recommends changes to its charter for approval by the board as needed

•	Conducts an annual self-assessment of its effectiveness in compliance with its charter

The Compensation and Talent Development Committee’s charter is available on our website at www.sempra.com under the “Investors” and “Governance” tabs. The Compensation and Talent Development Committee’s major responsibilities are discussed under “Corporate Governance—Board Committees—Compensation and Talent Development Committee.”

Tally Sheets and Other Information

The Compensation and Talent Development Committee uses tally sheets to review and evaluate our executive compensation and benefit programs as a whole. These tally sheets, along with information prepared annually for our proxy statement, provide:

•	Information for analyzing the design, operation and effectiveness of our executive compensation program

•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards

•	Estimated pension benefits, life insurance benefits and deferred compensation balances

•	Information on change in control scenarios

The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data and other considerations described under “Labor Market Benchmarking.”

In addition, board members periodically receive an overview of our executive compensation philosophy, executive compensation program and officer and employee demographic data.

The Compensation and Talent Development Committee’s Advisors

The Compensation and Talent Development Committee retains an independent advisor to assist it with executive compensation matters. The committee has the sole authority to select, compensate and terminate its external advisors, and is directly responsible for the oversight of the work of any such advisors.

In 2020, the committee retained Exequity as its independent compensation consultant. The committee has assessed Exequity’s independence pursuant to SEC and NYSE rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services and it is not affiliated with any of the company’s other service providers.

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An Exequity representative attended and met in executive session with committee members at all of the 2020 meetings.

Exequity supported the committee in 2020 by Providing competitive data on compensation and relative performance of peer group companies Recommending pay programs and salary increase budgets Conducting a risk assessment of incentive programs Making presentations on regulatory and legislative matters affecting executive compensation Providing opinions on the reasonableness of compensation Consulting on other related matters as needed

Exequity and its affiliates do not perform any work for the company outside of its advisory role to the Compensation and Talent Development Committee. The total amount paid to Exequity in 2020 was $108,966.

Management’s Role

Our Chief Executive Officer and/or Chief Human Resources Officer attend the non-executive session of each Compensation and Talent Development Committee meeting. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for its consideration.

Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance. The committee members and their independent compensation consultant, Exequity, receive presentation materials in advance of committee meetings.

Our executive officers do not determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberation regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. Our Chief Executive Officer does not meet separately with the committee’s independent compensation consultant.

The Compensation and Talent Development Committee seeks our Chief Executive Officer’s views on the performance of our other executive officers, and the Chief Executive Officer makes pay recommendations for these officers. In addition, the committee frequently requests input from the Chief Executive Officer on what compensation programs and goals he believes might be most appropriate given the company’s strategic direction. The committee considers this input in addition to input received from its independent compensation consultant in setting goals, pay levels and program design.

Managing Risk in Compensation Plans

Managing Risk

The Compensation and Talent Development Committee seeks to mitigate risk in our executive compensation program through the following policies and features:

Compensation Program Risk Mitigation Balance of shortterm and longterm incentives Higher proportion of total compensation linked to longterm incentives Incentive plan design and performance measure selection Independent thirdparty risk assessment Stock ownership requirements Antihedging policy Clawback policy

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Risk Mitigation Features in our Incentive Plan Design and Performance Measure Selection

Our 2020 annual long-term incentive plan awards include the following risk mitigation features:

•

Using multiple types of awards and performance measures, consisting of a market-based performance measure (relative total shareholder return), a financial performance measure (long-term EPS growth), a service-based measure (service-based restricted stock units), and stock options

•

Measuring our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company. Using these indices helps ensure less subjectivity in the determination of our peer groups

•	Using multi-year performance periods to promote a longer-term performance horizon

•	Limiting the maximum payout level for performance-based restricted stock unit awards to 200% of the target number of units (including reinvested dividend equivalents)

Our 2020 performance-based annual bonus plan includes the following risk mitigation features:

•	Using a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25% or 50% for threshold performance

•	Limiting the payout at the maximum performance level to 200% of target

•

Using a corporate financial performance measure that is based on the earnings reported in our financial statements, with certain adjustments that are limited and predefined and the potential for others related to unplanned or unforeseen items, all of which are made only after thoughtful consideration by the Compensation and Talent Development Committee

•	Incorporating Safety and Stakeholder Measures, which are performance measures important to our business operations, in addition to the corporate financial performance measure

•	Providing the Compensation and Talent Development Committee with discretion over certain incentive plan payouts

Independent Third-Party Risk Assessment

The Compensation and Talent Development Committee’s independent compensation consultant, Exequity, conducted a risk assessment of our 2020 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company. The committee concurs with these findings. Specific examples of safeguards and risk-mitigating features found in our executive compensation programs are listed above.

Clawback Policy

Our clawback policy applies to both short-term and long-term incentive plans. It is included in both executive and non-executive award agreements. The policy requires the forfeiture, recovery or reimbursement of awards or compensation under the applicable plans as required:

•	By applicable law, or

•

Under any policy implemented or maintained by the company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed

The company also reserves the right to recoup compensation if it determines that the results on which the compensation was paid were not actually achieved.

In addition, the Compensation and Talent Development Committee may, in its sole discretion, require the recovery or reimbursement of incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the company or its subsidiaries.

Anti-Hedging and Pledging Policies

Pursuant to the company’s Insider Trading and Information Confidentiality Policy, all employees, including all officers, of Sempra Energy and any subsidiary or other entity as to which Sempra Energy has majority ownership and control and all directors of Sempra Energy are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra Energy or any such subsidiary or other entity, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.

Officers and directors also are prohibited from pledging shares of company common stock.

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Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for officers to further strengthen the link between executive and shareholder interests. The guidelines set minimum levels of share ownership that our officers must achieve and maintain. For officers, the guidelines are:

Executive Level Chief Executive Officer Corporate Group Presidents and Executive Vice Presidents Principal Subsidiary Chief Executive Officers, Presidents and Chief Operating OfficersSenior Vice Presidents Vice Presidents Share Ownership Requirements 8x base salary 4x base salary 3x base salary 2x base salary 1x base salary

Based on Exequity’s review of competitive benchmark data, we believe our share ownership guidelines are robust relative to prevalent market practices.

For purposes of the guidelines, we include shares owned directly and through our 401(k) Savings Plan. We also include phantom shares of our common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units, and the in-the-money value of service-based stock options.

We expect officers to meet these guidelines within five years after hire or promotion to an officer-level position or promotion to a role with a higher share ownership guideline. Until such time as the share ownership guidelines are met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50% of the net after-tax shares acquired through equity compensation awards.

All named executive officers are in compliance with these guidelines or have additional time within which to comply with any higher level applicable to them as a result of a promotion.

Impact of Regulatory Requirements

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (TCJA), covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the TCJA, the ability to rely on this exemption was eliminated, with limited exceptions for certain outstanding awards, incentive plans, benefits and other arrangements in place on November 2, 2017, all of which have vested or otherwise expired or been paid.

The Compensation and Talent Development Committee believes that tax deductibility is one important factor in designing and evaluating our executive compensation program. Although we historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the TCJA, we are no longer able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Providing salary levels and other compensation that are not fully tax deductible may be required by competitive or other circumstances and may be in the best interests of our company and our shareholders. Accordingly, the Compensation and Talent Development Committee may exercise judgment to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Compensation and Talent Development Committee believes are effective and in the best interests of our company and our shareholders.

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Compensation and Talent Development Committee Report

The Compensation and Talent Development Committee of Sempra Energy’s Board of Directors has reviewed and discussed with the company’s management the Compensation Discussion and Analysis included in this proxy statement and, based on that review and discussion, recommended to the board that it be so included.

Compensation and Talent Development Committee

Andrés Conesa, Chair

Maria Contreras-Sweet

William D. Jones

Jack T. Taylor

Cynthia J. Warner

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Compensation Tables

Summary Compensation Table

2020 SUMMARY COMPENSATION TABLE

In the table below, we summarize the compensation for the past three years for our named executive officers.

				Stock Awards (H)	Option Awards (H)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (I)

	Year	Salary (F)	Bonus (G)	Restricted stock units	Service- based options	Performance- based annual cash bonus	Pension accruals and above- market interest on non- qualified deferred compensation	All Other Compensation (J)	Total
Jeffrey W. Martin(A) Chairman, Chief Executive Officer and President	2020	$1,300,000	—	$5,166,808	$2,100,014	$3,740,600	$10,567,633	$306,664	$23,181,719
	2019	$1,200,000	—	$5,927,197	$1,800,005	$3,027,100	$7,630,712	$221,332	$19,806,346
	2018	$968,493	—	$4,450,221	—	$2,267,300	$1,337,441	$301,036	$9,324,491
Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2020	$730,000	—	$1,865,247	$315,014	$1,231,400	$2,927,863	$130,198	$7,199,722
	2019	$650,000	—	$1,211,982	$204,758	$1,009,100	$2,051,189	$112,278	$5,239,307
	2018	$534,247	—	$1,880,243	—	$863,700	$433,632	$72,396	$3,784,218
Kevin C. Sagara(B) Executive Vice President and Group President	2020	$643,158	—	$1,709,042	—	$1,132,500	$3,098,093	$105,676	$6,688,469

Peter R. Wall(C) Senior Vice President, Controller and Chief Accounting Officer	2020	$375,000	—	$404,451	—	$372,100	$65,254	$33,979	$1,250,784

Dennis V. Arriola(D) Former Executive Vice President and Group President	2020	$390,793	—	$1,598,823	$270,001	$545,700	$2,087,243	$112,692	$5,005,252
	2019	$640,900	—	$2,345,280	$201,894	$994,900	$3,231,239	$140,077	$7,554,290
	2018	$614,718	—	$1,145,826	—	$966,900	$377,927	$145,154	$3,250,525
George W. Bilicic(E) Former President and Chief Legal Officer	2020	$275,515	—	$2,220,465	$375,005	—	$2,772	$3,370,566	$6,244,323
	2019	$433,973	$500,000	$4,250,102	—	$800,000	$227,611	$138,643	$6,350,329

(A)	Mr. Martin assumed the President role upon the departure of George Bilicic.

(B)	Mr. Sagara was appointed as Executive Vice President and Group President effective June 27, 2020. Prior to such appointment, he was Chairman and Chief Executive Officer of SDG&E.

(C)	Mr. Wall was promoted from Vice President, Controller and Chief Accounting Officer to Senior Vice President, Controller and Chief Accounting Officer effective April 4, 2020.

(D)	Mr. Arriola retired effective July 3, 2020.

(E)	Mr. Bilicic separated from service effective March 30, 2020.

(F)

The salaries reported for Messrs. Arriola and Bilicic are prorated as of the date of separation from service and include the payout of accrued paid time off balances of $47,077 for Mr. Arriola and $72,892 for Mr. Bilicic.

(G)	Represents an employment bonus paid in 2019 upon hire to Mr. Bilicic.

(H)

Represents the grant date fair value of stock and option awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

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Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on total shareholder return, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. For the 2020 performance-based restricted stock units with a performance measure based on EPS growth (as adjusted for LTIP purposes), the amounts included in this table assume the target level of performance conditions were achieved. The maximum values for these EPS growth-based awards, assuming the highest level of performance conditions were achieved, would be $2,800,176 for Mr. Martin; $840,142 for Mr. Mihalik; $427,378 for Mr. Sagara; $160,222 for Mr. Wall; $720,250 for Mr. Arriola and $1,000,296 for Mr. Bilicic. For the service-based restricted stock units, the awards were valued at the fair market value of our shares at the crediting date without reduction for non-transferability, and the amounts included in this table are equal to the number of shares subject to such awards multiplied by the grant date closing price of Sempra Energy’s common stock. All performance-based and service-based restricted stock units will be settled in shares of Sempra Energy common stock upon vesting. The 2020 performance-based restricted stock unit awards and the 2020 nonqualified stock option awards for Messrs. Arriola and Bilicic and the 2020 service-based restricted stock unit award for Mr. Bilicic, in each case that were granted as each such former officer’s 2020 annual LTIP award, were forfeited upon separation from service. A special award of service-based restricted stock units granted to Mr. Bilicic in 2019 was not forfeited upon his separation from service pursuant to its terms.

Option awards consist solely of service-based nonqualified stock options. A Black-Scholes valuation model is used to calculate their grant date fair value.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.

For additional information regarding stock and option awards, please see the discussions in “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.

(I)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2020 amounts are:

2020 CHANGE IN PENSION VALUE AND ABOVE-MARKET INTEREST

	Change in Accumulated Benefits(1)	Above-Market Interest	Total

Jeffrey W. Martin	$10,532,416	$35,217	$10,567,633

Trevor I. Mihalik	$2,916,386	$11,477	$2,927,863

Kevin C. Sagara	$3,025,909	$72,184	$3,098,093

Peter R. Wall	$64,313	$941	$65,254

Dennis V. Arriola	$2,065,991	$21,252	$2,087,243

George W. Bilicic	$(227,611)	$2,772	$(224,839)

(1)

The changes in the actuarial value of pension benefits are due to changes in pay, performance-based annual bonus plan performance (impacts calculation of final average earnings under the SERP as described in “Pension Benefits” below), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates. For Mr. Martin’s pension benefit, approximately two-thirds of the increase is related to the impact of incorporating an additional year of Chief Executive Officer-level pay into the calculation of the defined benefit and approximately one-third of the increase is due to changes in interest rates, additional accrued service and other actuarial assumptions. No pension benefits will be paid to Mr. Martin until after his retirement from the company. Mr. Bilicic did not meet the vesting requirements upon his separation from service and is not entitled to pension benefits.

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(J)	All Other Compensation amounts for 2020 are:

2020 ALL OTHER COMPENSATION

	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total

Jeffrey W. Martin	$174,899	$28,697	$103,068	$306,664

Trevor I. Mihalik	$70,540	$9,658	$50,000	$130,198

Kevin C. Sagara	$54,265	$11,774	$39,637	$105,676

Peter R. Wall	$20,789	$2,125	$11,065	$33,979

Dennis V. Arriola	$54,893	$6,079	$51,720	$112,692

George W. Bilicic	—	—	$3,370,566	$3,370,566

(1)

Amounts include premiums for supplemental disability benefits, and for Mr. Martin, life insurance premiums of $18,964. Information on these programs is provided under “Compensation Discussion and Analysis—Benefit Plans—Health, Life Insurance and Disability Plans and Other Benefits.”

(2)

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis up to an annual maximum match of $25,000 ($15,000 for Mr. Wall) for each named executive officer; financial and estate planning services; an executive benefit program allowance ($40,000 for Mr. Martin, $30,000 for Messrs.

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Mihalik, Sagara, Arriola and Bilicic and $0 for Mr. Wall); the cost of a residential security assessment for Mr. Sagara; the incremental cost to the company for Mr. Martin of (i) commuting and other personal use of company cars and drivers and (ii) the personal use of the company’s aircraft service in the amount of $37,292 (with the incremental cost calculated based on the amounts invoiced to the company for the applicable flights), which use, in lieu of flying commercial, was encouraged by our Board of Directors during the pendency of the COVID-19 pandemic; and $3,348,000 in cash severance and other benefits paid and payable to Mr. Bilicic pursuant to the terms of his separation from service but excluding the value realized in connection with a service-based restricted stock unit award consisting of 31,427 shares that vested pursuant to its terms upon Mr. Bilicic’s separation from service (see “Compensation Tables—Option Exercises and Stock Vested” and “Compensation Tables—Severance and Change in Control Benefits” below for additional information). Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use. On rare occasions, family members and guests of named executive officers travel on non-commercial aircraft when the aircraft is already going to a specific destination for a business purpose. This use has a nominal incremental cost to the company and, if calculable, this nominal amount is included in All Other Compensation above.

SUMMARY OF BASE SALARY, BONUS, STOCK AWARDS, OPTION AWARDS AND NON-EQUITY INCENTIVE PLAN COMPENSATION

The table below presents an alternative version of the 2020 Summary Compensation Table that excludes the change in actuarial value of pension, nonqualified deferred compensation earnings and All Other Compensation. The purpose of this table is to provide readers with a view of the elements of compensation that are reviewed and determined annually by the Compensation and Talent Development Committee. This table is not a substitute for the 2020 Summary Compensation Table and related footnotes shown above.

				Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation
	Year	Salary	Bonus	Restricted stock units	Service- based options	Performance- based annual cash bonus	Total
Jeffrey W. Martin Chairman, Chief Executive Officer and President	2020	$1,300,000	—	$5,166,808	$2,100,014	$3,740,600	$12,307,422
	2019	$1,200,000	—	$5,927,197	$1,800,005	$3,027,100	$11,954,302
	2018	$968,493	—	$4,450,221	—	$2,267,300	$7,686,014
Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2020	$730,000	—	$1,865,247	$315,014	$1,231,400	$4,141,661
	2019	$650,000	—	$1,211,982	$204,758	$1,009,100	$3,075,840
	2018	$534,247	—	$1,880,243	—	$863,700	$3,278,190
Kevin C. Sagara Executive Vice President and Group President	2020	$643,158	—	$1,709,042	—	$1,132,500	$3,484,700

Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer	2020	$375,000	—	$404,451	—	$372,100	$1,151,551

Dennis V. Arriola Former Executive Vice President and Group President	2020	$390,793	—	$1,598,823	$270,001	$545,700	$2,805,317
	2019	$640,900	—	$2,345,280	$201,894	$994,900	$4,182,974
	2018	$614,718	—	$1,145,826	—	$966,900	$2,727,444
George W. Bilicic Former President and Chief Legal Officer	2020	$275,515	—	$2,220,465	$375,005	—	$2,870,985
	2019	$433,973	$500,000	$4,250,102	—	$800,000	$5,984,075

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Grants of Plan-Based Awards

Our named executive officers participated in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Performance-based annual cash bonuses were provided under our annual bonus plan. Long-term equity-based incentives were provided under our 2019 Long-Term Incentive Plan.

We summarize below our 2020 grants of plan-based awards for our executive officers named in the 2020 Summary Compensation Table.

2020 GRANTS OF PLAN-BASED AWARDS

	Grant Date (A)	Authori- zation Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards Number of Shares (D)(E)	Option Awards (Service-Based Stock Options) (F)		Grant Date Fair Value of Stock and Option Awards (G)
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share

Jeffrey W. Martin

Performance-based Restricted Stock Units (PBRSU) based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	16,430	32,860				$2,557,362

PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	7,042	14,084				$1,209,358

PBRSU based on EPS growth	1/02/20	12/16/19				—	9,389	18,778				$1,400,088

Nonqualified Stock Options	1/02/20	12/16/19								106,276	$149.12	$2,100,014

Performance-Based Annual Bonus			—	$1,885,000	$3,770,000

Trevor I. Mihalik

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	4,929	9,858				$767,209

PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	2,113	4,226				$362,876

PBRSU based on EPS growth	1/02/20	12/16/19				—	2,817	5,634				$420,071

Service-based Restricted Stock Units	1/02/20	12/16/19							2,113			$315,091

Nonqualified Stock Options	1/02/20	12/16/19								15,942	$149.12	$315,014

Performance-Based Annual Bonus			—	$620,500	$1,241,000

Kevin C. Sagara

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	2,507	5,014				$390,220

PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	1,075	2,150				$184,615

PBRSU based on EPS growth	1/02/20	12/16/19				—	1,433	2,866				$213,689

Service-based Restricted Stock Units	1/02/20	12/16/19							2,149			$320,459

Service-based Restricted Stock Units—Special	1/02/20	12/16/19							4,024			$600,059

Performance-Based Annual Bonus			—	$578,000	$1,156,000

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	Grant Date (A)	Authori- zation Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards Number of Shares (D)(E)	Option Awards (Service-Based Stock Options) (F)		Grant Date Fair Value of Stock and Option Awards (G)
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Shares	Exercise Price per Share

Peter R. Wall

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	705	1,410				$109,735

PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	302	604				$51,864

PBRSU based on EPS growth	1/02/20	12/16/19				—	403	806				$60,095

Service-based Restricted Stock Units	1/02/20	12/16/19							604			$90,068

PBRSU based on TSR vs. S&P 500 Utilities Index	4/01/20	3/10/20				—	338	676				$24,771

PBRSU based on TSR vs. S&P 500 Index	4/01/20	3/10/20				—	145	290				$17,826

PBRSU based on EPS growth	4/01/20	3/10/20				—	193	386				$20,016

Service-based Restricted Stock Units	4/01/20	3/10/20							290			$30,076

Performance-Based Annual Bonus			—	$187,500	$375,000

Dennis V. Arriola

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	4,225	8,450				$657,630

PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	1,811	3,622				$311,012

PBRSU based on EPS growth	1/02/20	12/16/19				—	2,415	4,830				$360,125

Service-based Restricted Stock Units	1/02/20	12/16/19							1,811			$270,056

Nonqualified Stock Options	1/02/20	12/16/19								13,664	$149.12	$270,001

Performance-Based Annual Bonus			—	$544,000	$1,088,000

George W. Bilicic

PBRSU based on TSR vs. S&P 500 Utilities Index	1/02/20	12/16/19				—	5,868	11,736				$913,366

PBRSU based on TSR vs. S&P 500 Index	1/02/20	12/16/19				—	2,515	5,030				$431,914

PBRSU based on EPS growth	1/02/20	12/16/19				—	3,354	6,708				$500,148

Service-based Restricted Stock Units	1/02/20	12/16/19							2,515			$375,037

Nonqualified Stock Options	1/02/20	12/16/19								18,978	$149.12	$375,005

Performance-Based Annual Bonus			—	$782,800	$1,565,600

(A)

Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units and nonqualified stock options. The Compensation and Talent Development Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation and Talent Development Committee approves a dollar value and the other terms for the awards to be granted to each named executive officer. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, for outstanding performance, or to promote retention. In accordance with the terms approved by the Compensation and Talent Development Committee, on the grant date, the precise number of shares to be granted to each named executive officer was calculated using the closing price for shares of our common stock on that date (or, for the nonqualified stock options, a Black-Scholes valuation).

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(B)

Non-equity incentive plan awards consisted of performance-based annual bonuses payable under our annual bonus plan. Amounts reported in the table represent estimates at the beginning of 2020 of bonuses expected to be paid under financial and operational performance measures established by the Compensation and Talent Development Committee. Outstanding corporate or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive.

Performance measures for 2020 were based on an ABP Earnings target of $2,032 million and Safety and Stakeholder Measures. For information about the predefined adjustments to earnings for annual bonus plan purposes, please refer to Appendix D to this proxy statement. No bonuses were payable for ABP Earnings of less than $1,951 million and maximum bonuses were payable for ABP Earnings of $2,113 million or more. Target bonuses were set at levels ranging from 145% of base salary for Mr. Martin to 50% of base salary for Mr. Wall, with maximum bonuses ranging from 290% to 100% of base salary, respectively. Mr. Arriola’s bonus was prorated based on his retirement date and Mr. Bilicic was not eligible to receive a bonus pursuant to the terms of his separation from service and due to the length of his service with the company. ABP Earnings for 2020 were $2,339 million and performance for the Safety and Stakeholder Measures exceeded target performance as set forth in Appendix D to this proxy statement. Accordingly, in February 2021, the Compensation and Talent Development Committee authorized the payment of bonuses to the named executive officers in the amounts reported in the 2020 Summary Compensation Table as non-equity incentive plan compensation earned in 2020.

(C)

Equity incentive plan awards consisted of performance-based restricted stock units. Shares subject to the performance-based restricted stock units generally will vest, in whole or in part, or be forfeited in early 2023 based on our total shareholder return compared to market and peer group indices and EPS growth (as adjusted for LTIP purposes) for 2020-2022. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if we have achieved a cumulative three-year total shareholder return that places us among the top 50% of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) for performance at or above the 90th percentile of that index. If our performance does not place us among the top 50%, but is above the 25th percentile of the companies in the applicable index, the number of shares that will vest declines from the target number of shares at the 50th percentile to zero shares at the 25th percentile.

For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the Compensation and Talent Development Committee’s discretion (to make adjustments to earnings), if we have achieved a three-year CAGR of 5.9%. If performance is at 6.5%, 150% of the target number of shares will vest, and if performance is at 7.3% or higher, the maximum number (200% of the target number) of shares will vest. If our three-year EPS CAGR is less than 5.9%, the number of shares that will vest declines from the target number of shares at 5.9% to zero shares at 4.2%.

(D)

Generally, the awards granted on January 2, 2020 represent service-based restricted stock units that vest ratably over three years. The vesting schedule for Mr. Wall’s April 1, 2020 promotional award conforms to the same vesting schedule as his January 2, 2020 service-based restricted stock unit award. The special award granted to Mr. Sagara on January 2, 2020 vests ratably over two years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(E)

During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.

Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.

(F)

Stock options are nonqualified, service-based options to purchase shares of common stock granted under our 2019 Long-Term Incentive Plan. They were granted at an exercise price equal to the grant date closing stock price of our common stock and have a ten-year term, subject to earlier expiration following termination of employment. They generally vest and become exercisable ratably over three years. For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(G)

These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock and option awards will depend on the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.

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Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2020, for our executive officers named in the 2020 Summary Compensation Table. These awards consist of nonqualified stock options and performance-based and service-based restricted stock units.

2020 OUTSTANDING EQUITY AWARDS AT YEAR-END

		Option Awards (Service-Based Stock Options) (A)					Stock Awards
							Equity Incentive Plan Awards (Performance–Based Restricted Stock Units) (B)			Other Stock Awards (Service–Based Restricted Stock Units) (C)

		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable	Exercise Price		Expiration Date
Jeffrey W. Martin	01/02/20	—	106,276	$149.12		01/01/30
	01/02/20						4,043	$515,099
	01/02/20						—	—
	01/02/20						9,626	1,226,483
	01/02/19	45,455	90,909	$106.76		01/01/29				—
	01/02/19						29,224	3,723,480		—
	01/02/19						6,245	795,679
	01/02/19						11,844	1,509,067
	01/02/18						7,319	932,492	(F)	—
	01/02/18						2,862	364,630	(F)
	01/02/18						7,226	920,613	(G)
	01/02/18									5,419	$690,391	(H)

		45,455	197,185	$125.31	(E)		78,389	$9,987,543		5,419	$690,391
Trevor I. Mihalik	01/02/20	—	15,942	$149.12		01/01/30
	01/02/20						1,213	$154,530
	01/02/20						—	—
	01/02/20						2,888	367,984
	01/02/20									2,166	$276,021	(J)
	01/02/19	5,171	10,341	$106.76		01/01/29
	01/02/19						6,648	847,063
	01/02/19						1,421	181,012
	01/02/19						2,695	343,403
	01/02/19									1,347	171,567	(I)
	01/02/18						2,678	341,163	(F)
	01/02/18						1,047	133,401	(F)
	01/02/18						2,642	336,607	(G)
	01/02/18									1,982	252,524	(H)
	01/02/18									1,289	164,286	(K)

		5,171	26,283	$128.23	(E)		21,232	$2,705,163		6,784	$864,398

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Executive Compensation

		Option Awards (Service-Based Stock Options) (A)					Stock Awards
							Equity Incentive Plan Awards (Performance–Based Restricted Stock Units) (B)			Other Stock Awards (Service–Based Restricted Stock Units) (C)

		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable	Exercise Price		Expiration Date
Kevin C. Sagara	01/02/20						617	$78,597
	01/02/20						—	—
	01/02/20						1,469	187,192
	01/02/20									2,203	$280,723	(J)
	01/02/20									4,126	525,654	(K)
	01/02/19						5,001	637,143
	01/02/19						1,069	136,184
	01/02/19						2,027	258,291
	01/02/19									2,026	258,156	(I)
	01/02/18						2,605	331,904	(F)
	01/02/18						1,020	129,902	(F)
	01/02/18						2,572	327,742	(G)
	01/02/18									1,929	245,737	(H)

		—	—	—	(E)		16,380	$2,086,955		10,284	$1,310,270
Peter R. Wall	04/01/20						82	$10,507
	04/01/20						—	—
	04/01/20						196	24,999
	04/01/20									295	$37,563	(J)
	01/02/20						173	22,103
	01/02/20						—	—
	01/02/20						413	52,644
	01/02/20									619	78,900	(J)
	01/02/19						1,285	163,734
	01/02/19						275	35,013
	01/02/19						522	66,452
	01/02/19									521	66,318	(I)
	01/02/18						885	112,710	(F)
	01/02/18						347	44,175	(F)
	01/02/18						874	111,371	(G)
	01/02/18									655	83,390	(H)

		—	—	—	(E)		5,052	$643,708		2,090	$266,171
Dennis V. Arriola	01/02/19	5,099	10,196	$106.76		01/01/29
	01/02/19						6,556	$835,327
	01/02/19						1,401	178,558
	01/02/19						2,657	338,570
	01/02/18						4,792	610,486	(F)
	01/02/18						1,874	238,810	(F)
	01/02/18						4,729	602,568	(G)

		5,099	10,196	$106.76	(E)		22,009	$2,804,319		—	—
George W. Bilicic

		—	—	—			—	—		—	—

(A)

Stock options generally vest and become exercisable ratably over three years and they remain exercisable until they expire at the end of the ten-year term, subject to earlier expiration following termination of employment. For information about the treatment of stock options in the event of a

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termination of employment before the end of the vesting period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(B)

Performance-based restricted stock units generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period based on our total shareholder return compared to market and peer group indices and our EPS growth (as adjusted for LTIP purposes). For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or in the event of a change in control, see “Severance and Change in Control Benefits” below. Because Mr. Arriola had met the retirement eligibility criteria at the time of his retirement, he remains eligible to vest in his 2018 and 2019 performance-based awards following his retirement. Vesting of the awards remains subject to achievement of the applicable company performance measures.

For total shareholder return-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2020 had the applicable performance and service periods ended at that date. As of December 31, 2020, the performance for these awards as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2020
01/02/20 Award (TSR vs. S&P 500 Utilities Index)	24%
01/02/20 Award (TSR vs. S&P 500 Index)	0%
01/02/19 Award (TSR vs. S&P 500 Utilities Index)	141%
01/02/19 Award (TSR vs. S&P 500 Index)	70%
01/02/18 Award (TSR vs. S&P 500 Utilities Index)	115%
01/02/18 Award (TSR vs. S&P 500 Index)	105%

On January 19, 2021, the January 2, 2018 awards based on total shareholder return compared to the S&P 500 Utilities Index vested at 114.75% of target and the awards based on total shareholder return compared to the S&P 500 Index vested at 103% of target.

The EPS growth-based awards granted on January 2, 2019 and January 2, 2020 (together with related reinvested dividend equivalents) are reported based on target performance, as the applicable performance period has not yet ended and the EPS (as adjusted for LTIP purposes) for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.

On February 22, 2021, the January 2, 2018 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2020 vested at 200% of target, or maximum performance. These awards are reported based on the final performance result of 200% of target. For additional detail, see Note B to the “2020 Option Exercises and Stock Vested” table below.

(C)

Generally, awards granted on January 2, 2020 and 2019 (and on April 1, 2020 to Mr. Wall) represent service-based restricted stock units that vest ratably over the first three years following the grant date of the applicable award on the first NYSE trading day of each year. Generally, awards granted on January 2, 2018 vest at the end of three years on the first NYSE trading day of 2021. The special award granted on January 2, 2018 to Mr. Mihalik vests over three years. The special award granted on January 2, 2020 to Mr. Sagara vests ratably over two years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or in the event of a change in control, see “Severance and Change in Control Benefits” below.

(D)

Includes shares deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 18, 2020, that were paid on January 15, 2021.

(E)

The weighted-average exercise price for outstanding options as of December 31, 2020 was (i) $125.31 for Mr. Martin, $128.23 for Mr. Mihalik and $106.76 for Mr. Arriola for all outstanding options; (2) $129.59 for Mr. Martin, $132.45 for Mr. Mihalik and $106.76 for Mr. Arriola for all unexercisable options and (3) $106.76 for each of Messrs. Martin, Mihalik and Arriola for all exercisable options.

(F)

These awards vested on January 19, 2021, upon the Compensation and Talent Development Committee’s determination and certification of the total shareholder return results. The value realized upon the vesting of these shares is set forth in Note B to the “2020 Option Exercises and Stock Vested” table below.

(G)

These awards vested on February 22, 2021, upon the Compensation and Talent Development Committee’s determination and certification of the EPS growth (as adjusted for LTIP purposes) results. The value realized upon the vesting of these shares is set forth in Note B to the “2020 Option Exercises and Stock Vested” table below.

(H)	These awards vested in full on January 4, 2021.

(I)	The second of three annual installments of these awards vested on January 4, 2021.

(J)	The first of three annual installments of these awards vested on January 4, 2021.

(K)	The third and final installment of Mr. Mihalik’s special January 2, 2018 award and the first of two installments of Mr. Sagara’s special January 2, 2020 award vested on January 4, 2021.

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Option Exercises and Stock Vested

We summarize below the restricted stock units that vested during 2020 for our named executive officers set forth in the 2020 Summary Compensation Table. No named executive officers exercised stock options in 2020.

2020 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (A)(B)
Jeffrey W. Martin	47,742	$6,838,662
Trevor I. Mihalik	15,308	$2,244,257
Kevin C. Sagara	10,376	$1,580,944
Peter R. Wall	3,566	$531,932
Dennis V. Arriola	35,525	$5,234,100
George W. Bilicic	31,427	$4,102,102

(A)

Market value of vesting stock (including reinvested dividends) at the vesting date, determined by multiplying the number of shares vested by the closing stock price of our common stock on the vesting date. Also includes the dividend equivalent with a record date of December 30, 2019, that was paid on January 15, 2020.

(B)

The performance-based restricted stock unit awards granted in January 2017 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 16, 2020 at 124.5% of target performance and 168.6% of target performance, respectively. The 2017 performance-based restricted stock unit awards based on EPS growth (as adjusted for LTIP purposes) vested on February 25, 2020 at 200% of target performance. Service-based restricted stock unit awards that vested on January 2, 2020 consisted of the annual awards granted to Messrs. Sagara and Wall on January 2, 2017; the first of three installments of the annual awards granted to Messrs. Mihalik, Sagara, Wall and Arriola on January 2, 2019; awards granted to Messrs. Martin and Arriola on January 2, 2019; the second of three installments of an award granted to Mr. Mihalik on January 2, 2018 and the second and final installment of awards granted to Messrs. Mihalik and Sagara on February 21, 2018. The second and final installment of service-based restricted stock unit awards granted to Messrs. Mihalik and Wall on March 9, 2018 vested on March 9, 2020; the second and final installment of the May 1, 2018 promotional awards granted to Messrs. Martin and Mihalik vested on May 1, 2020; the service-based restricted stock unit awards granted to Mr. Arriola on January 2, 2018, January 2, 2019 (excluding the installment that vested on January 2, 2020) and January 2, 2020 vested on July 22, 2020 following Mr. Arriola’s retirement pursuant to a determination by the Compensation and Talent Development Committee to vest such awards as permitted by the terms of the awards; and the June 17, 2019 service-based restricted stock unit award for Mr. Bilicic vested on April 9, 2020 pursuant to its terms following his separation from service (Mr. Bilicic’s January 2, 2020 service-based restricted stock unit award was forfeited upon his separation from service).

The performance-based restricted stock unit awards granted in January 2018 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 19, 2021 at 114.75% of target performance and 103% of target performance, respectively. The 2018 performance-based restricted stock unit awards based on EPS growth (as adjusted for LTIP purposes) vested on February 22, 2021 at 200% of target performance. Service-based restricted stock units that vested on January 4, 2021 consisted of the annual awards granted to Messrs. Martin, Mihalik, Sagara and Wall on January 2, 2018; the second of three installments of annual awards granted to Messrs. Mihalik, Sagara and Wall on January 2, 2019; the first of three installments of annual awards granted to Messrs. Mihalik, Sagara and Wall on January 2, 2020 (and to Mr. Wall on April 1, 2020); the third and final installment of a service-based restricted stock unit award granted to Mr. Mihalik on January 2, 2018; and the first of two installments of an award granted to Mr. Sagara on January 2, 2020. The number of shares acquired upon vesting of these awards and their market value (including the units and the value of the dividend equivalent with a record date of December 18, 2020, that was paid on January 15, 2021), none of which are reflected in this table due to vesting of the applicable awards after December 31, 2020, were 22,924 shares and $2,806,054 for Mr. Martin; 11,093 shares and $1,361,635 for Mr. Mihalik; 12,004 shares and $1,474,802 for Mr. Sagara; 3,343 shares and $409,960 for Mr. Wall; 11,430 shares and $1,394,138 for Mr. Arriola and zero shares and $0 for Mr. Bilicic.

Pension Benefits

Our named executive officers participate in our Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, our named executive officers (excluding Mr. Wall) participate in a Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

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Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Messrs. Mihalik and Sagara, who became participants in the plan on January 1, 2017 and August 11, 2018, respectively, will not begin vesting in the defined benefit until they have participated in the plan for five years, after which prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) and Mr. Wall are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Account balances in the Cash Balance Restoration Plan, in which Mr. Wall participates, earn interest and are fully vested after three years of service. Mr. Bilicic did not meet the plan’s vesting requirements upon his separation from service and is not entitled to a benefit under the plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2020, for our executive officers named in the 2020 Summary Compensation Table.

PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)(B)
Jeffrey W. Martin	Cash Balance Plan	16	$368,196
	Supplemental Executive Retirement Plan	16	26,371,855
	Total		$26,740,051
Trevor I. Mihalik	Cash Balance Plan	8	$189,537
	Supplemental Executive Retirement Plan	8	6,855,766
	Total		$7,045,303
Kevin C. Sagara(C)	Cash Balance Plan	17	$526,238
	Supplemental Executive Retirement Plan	17	9,350,260
	Total		$9,876,498
Peter R. Wall(D)	Cash Balance Plan	8	$167,803
	Cash Balance Restoration Plan	8	111,112
	Total		$278,915
Dennis V. Arriola(E)	Cash Balance Plan	22	$844,831
	Supplemental Executive Retirement Plan	22	12,427,279
	Total		$13,272,110
George W. Bilicic(F)	Cash Balance Plan	1	—
	Supplemental Executive Retirement Plan	1	—
	Total		—

(A)

Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan and the Cash Balance Restoration Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)

Mr. Martin is eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. Messrs. Mihalik and Sagara are not yet vested in a benefit under the defined benefit formula. However, Messrs. Mihalik and Sagara would be entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At December 31, 2020, Mr. Martin was age 58, Mr. Mihalik was age 54, and Mr. Sagara was age 59. Had they retired at December 31, 2020 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $28,140,891 for Mr. Martin; $688,065 for Mr. Mihalik; and $1,131,944 for Mr. Sagara.

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(C)	Mr. Sagara’s total service is 24 years, including his prior employment from 1992-1999, for which a pension benefit was distributed in 2000, and 17 years of service following his rehire in 2003.

(D)

Mr. Wall, who is not a participant in the Supplemental Executive Retirement Plan, is vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had his employment terminated on December 31, 2020, his benefit would have been $313,986.

(E)	Mr. Arriola retired on July 3, 2020 at age 59. He received benefits of $844,831 from the Cash Balance Plan and $12,450,648 from the Supplemental Executive Retirement Plan.

(F)	Mr. Bilicic did not meet the vesting requirements upon his separation from service and is not entitled to a benefit under the plans.

Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation from service or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.

The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (4.8% for 2020) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.

All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

We summarize below information regarding the participation by our named executive officers in our nonqualified deferred compensation plans.

	Executive Contributions in 2020 (A)	Company Contributions in 2020 (B)	Aggregate Earnings in 2020 (C)	Aggregate Distributions in 2020 (D)	Aggregate Balance at 12/31/20 (E)
Jeffrey W. Martin	$723,142	$164,844	$(268,692)	—	$6,026,300
Trevor I. Mihalik	$390,416	$59,869	$(2,435)	$(194,865)	$1,574,757
Kevin C. Sagara	$249,386	$43,812	$149,151	—	$5,244,817
Peter R. Wall	$40,514	$12,026	$2,896	—	$83,912
Dennis V. Arriola	$430,569	$44,700	$1,012,277	—	$6,670,284
George W. Bilicic	$203,791	—	$8,618	—	$212,409

(A)

Executive contributions consist of deferrals of salary and performance-based annual bonus that also are reported as compensation in the 2020 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2020 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2020 Summary Compensation Table. Executive contributions in 2020 that are also included as 2020 salary reported in the 2020 Summary Compensation Table total $269,077 for Mr. Martin; $188,596 for Mr. Mihalik; $66,161 for Mr. Sagara; $23,240 for Mr. Wall; $132,099 for Mr. Arriola and $203,791 for Mr. Bilicic. Deferrals of the 2020 performance-based annual bonus that was paid on March 11, 2021 are not included in this table.

(B)

Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) matching contributions.

(C)

Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions and any distributions during the year. Earnings consisting of above-market interest are also reported in the 2020 Summary Compensation Table. Excluding above-market interest, earnings (or losses) for 2020 were ($303,909) for Mr. Martin; ($13,912) for Mr. Mihalik; $76,966 for Mr. Sagara; $1,956 for Mr. Wall; $991,025 for Mr. Arriola and $5,847 for Mr. Bilicic. These earnings are not reported in the 2020 Summary Compensation Table.

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(D)	Mr. Mihalik received an in-service payment of nonqualified deferred compensation in the amount of $194,865 during the year ended December 31, 2020.

(E)

Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the 2020 Summary Compensation Table for 2020 or prior years. Such aggregate amounts (other than the 2017 bonus paid in 2018) reported in the 2020 Summary Compensation Table for fiscal years 2018, 2019 and 2020 are $1,863,789 for Mr. Martin; $991,533 for Mr. Mihalik; $365,382 for Mr. Sagara; $53,481 for Mr. Wall; $1,774,076 for Mr. Arriola and $206,563 for Mr. Bilicic. These amounts do not include the portion of the 2020 performance-based annual bonus deferred in 2021 but do include the portion of the 2017 performance-based annual bonus deferred in 2018.

Severance and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than “cause” or as a result of death or disability, or the executive were to do so for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and increased benefits are provided if, upon termination, the executive enters into an agreement with the company to provide consulting services for two years and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of the company.

The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs following a change in control of the company. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Awards granted under our 2013 Long-Term Incentive Plan and 2019 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit and stock option awards issued to date under the 2013 Long-Term Incentive Plan and 2019 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the 2013 Long-Term Incentive Plan and Article 14 of the 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting, such awards vest at the greater of the target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). Messrs. Martin, Sagara and Arriola have attained age 55 and completed at least five years of service (or, for Mr. Arriola, had achieved such criteria as of his separation from service). Also, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, termination for “good reason”, death, disability or retirement, in each case during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.

With respect to performance-based awards and stock options, if an executive’s employment is terminated after the executive has attained age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after completion of one year of the applicable performance or service period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based on the extent to which the related performance goals have been satisfied at the end of the applicable performance period. Stock options remain exercisable (subject to the award’s vesting conditions) until the earlier of the third anniversary of the executive’s termination date (fifth anniversary if the executive has attained age 62) or the end of its ten-year term.

If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards and unvested options are forfeited. Vested options expire on the 90th day following termination of employment. If an executive’s employment is terminated by reason of death, the option remains exercisable until the earlier of the third anniversary of the executive’s death or the end of its ten-year term. With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra Energy, the death of the executive, at the discretion of the Compensation and Talent Development Committee or as otherwise provided in connection with the grant of the award.

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We summarize below the benefits each of our named executive officers set forth in the 2020 Summary Compensation Table (other than Messrs. Arriola and Bilicic) would have been entitled to receive had we terminated his employment (other than for cause, death or disability) at December 31, 2020, or had the executive done so for “good reason” on that date, and the benefits each executive (other than Messrs. Arriola and Bilicic) would have been entitled to receive had such termination occurred within two years following a change in control of the company (or within three years for purposes of certain equity award acceleration, and assuming such awards were assumed or replaced in such change in control). These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive (other than Messrs. Arriola and Bilicic) would have been entitled to receive in the event of his death on December 31, 2020. In addition, we show the benefits that each executive (other than Mr. Bilicic) would have been entitled to receive (accelerated vesting of restricted stock units and stock options) had a change in control of the company occurred on December 31, 2020, whether or not accompanied or followed by a termination of the executive’s employment. Because Mr. Arriola retired prior to December 31, 2020, he would only have been eligible for benefits upon a change in control, as reflected in the table below. For Mr. Bilicic, the table summarizes the benefits paid and payable pursuant to his severance pay agreement following his separation for good reason effective March 30, 2020.

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SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death				Change in Control Only

	Unrelated to a Change in Control	Change in Control	Resulting from Death		(Without Termination of Employment)

Jeffrey W. Martin

Lump Sum Cash Payment (A)	$6,758,000	$10,137,000

Acceleration of Existing Equity Awards (B)		15,442,402	$690,391		$15,442,402

Enhanced Retirement Benefits (C)

Health & Welfare Benefits (D)	50,071	109,068		(D)

Financial Planning (E)	50,000	75,000

Outplacement	50,000	50,000

Total	$6,908,071	$25,813,470	$690,391		$15,442,402

Trevor I. Mihalik

Lump Sum Cash Payment (A)	$3,004,867	$4,507,300

Acceleration of Existing Equity Awards (B)		4,158,532	$864,398

Enhanced Retirement Benefits (C)		6,056,347	6,270,484

Health & Welfare Benefits (D)	49,599	108,138

Financial Planning (E)	50,000	75,000

Outplacement	50,000	50,000

Total	$3,154,466	$14,955,317	$7,134,882		—

Kevin C. Sagara

Lump Sum Cash Payment (A)	$2,736,000	$4,104,000

Acceleration of Existing Equity Awards (B)		3,844,078	$1,310,270		$3,844,078

Enhanced Retirement Benefits (C)		8,948,897	8,948,897

Health & Welfare Benefits (D)	49,455	114,267

Financial Planning (E)	50,000	75,000

Outplacement	50,000	50,000

Total	$2,885,455	$17,136,242	$10,259,167		$3,844,078

Peter R. Wall

Lump Sum Cash Payment (A)	$956,050	$1,274,733

Acceleration of Existing Equity Awards (B)		965,754	$266,171

Enhanced Retirement Benefits (C)

Health & Welfare Benefits (D)	37,199	52,584

Financial Planning (E)	37,500	50,000

Outplacement	50,000	50,000

Total	$1,080,749	$2,393,071	$266,171		—

Dennis V. Arriola

Lump Sum Cash Payment (A)

Acceleration of Existing Equity Awards (B)					$3,090,303

Enhanced Retirement Benefits (C)

Health & Welfare Benefits (D)

Financial Planning (E)

Outplacement

Total	—	—	—		$3,090,303

George W. Bilicic

Lump Sum Cash Payment (A)	$3,248,000

Acceleration of Existing Equity Awards (B)	4,102,102				—

Enhanced Retirement Benefits (C)

Health & Welfare Benefits (D)

Financial Planning (E)	50,000

Outplacement	50,000

Total	$7,450,102	—	—		—

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Executive Compensation

(A)

For Messrs. Martin, Mihalik and Sagara, the severance payment is equal to one times (two times following a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his target bonus for the year in which the termination occurs. For Mr. Wall, the severance payment is equal to one-half times (one times following a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his target bonus for the year in which the termination occurs. For Messrs. Martin, Mihalik, Sagara and Wall, an additional one times the sum of annual base salary and the higher of the average of the last three performance-based annual bonuses or target bonus for the year in which the termination occurs is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event of a termination within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated bonus for the year of termination equal to the greater of the average of the last three performance-based annual bonuses or the target bonus for the year in which the termination occurs. If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each of the named executive officers (excluding Messrs. Arriola and Bilicic), the amount shown in the table above excludes payment of bonus earned in the year of termination because the actual 2020 bonus under the annual bonus plan exceeds the 2020 bonus payable under the severance pay agreement.

(B)

Fair market value at December 31, 2020, of shares subject to stock options and performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2018 performance-based restricted stock unit awards that vested in early 2021. The value realized upon the vesting of these awards is discussed in Note B to the “2020 Option Exercises and Stock Vested” table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement, in each case during the three-year period following a change in control for the amounts listed under the “Change in Control” column and upon these events for the amounts listed under the “Unrelated to a Change in Control” column. Assuming any outstanding awards were assumed or replaced in a change in control, such awards would immediately vest upon a change in control without an accompanying termination only if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control for the amounts listed under the “Change in Control Only” column. Service-based awards would vest upon an executive’s death. Mr. Arriola’s retirement was a qualifying retirement and his 2018 and 2019 performance-based restricted stock units remain outstanding and will vest at the end of each award’s performance period subject to the achievement of the applicable company performance measures. Mr. Bilicic’s June 17, 2019 service-based restricted stock unit award vested pursuant to its terms following his separation for good reason.

(C)

For Messrs. Mihalik and Sagara, the amounts shown for termination accompanied by a change in control are the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $6,270,484 shown for Mr. Mihalik and the $8,948,897 shown for Mr. Sagara is the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2020. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.

(D)

Estimated value associated with continuation of health benefits for two years (18 months for Mr. Wall) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years (two years for Mr. Wall) for termination following a change in control. Mr. Bilicic elected not to continue to participate in the company’s health benefits following his separation for good reason. In addition, Mr. Martin is eligible to receive the life insurance benefit payable upon death described under “Compensation Discussion and Analysis—Benefit Plans—Health, Life Insurance and Disability Plans and Other Benefits,” which in the event his death had occurred on December 31, 2020 would have been $8,600,000.

(E)

Estimated value associated with continuation of financial planning services for two years (18 months for Mr. Wall) for termination unrelated to a change in control, and three years (two years for Mr. Wall) for termination following a change in control.

Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to severance benefits. Our executives also may be eligible for certain payments under our retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis—Benefit Plans—Retirement and Savings Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

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Ratio of Chief Executive Officer to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. In addition to our full-time U.S. workforce, our employee population includes a substantial percentage of part-time employees and employees in Mexico. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We used the same median employee for 2017-2019, after considering the changes to our employee population and compensation programs during 2018 and 2019, as well as the 2018 and 2019 compensation of the median employee.

In 2020, we determined a new median employee based on a measurement date of December 31, 2020. We did not exclude any of our international employees, all of which are located in Mexico or the Netherlands, and no cost-of-living adjustment was applied. We used a definition of compensation, or “consistently applied compensation measure” (CACM), that included 2020 base salary and 2020 target annual incentive award and selected the median employee from a group of employees who received compensation within plus or minus 1% of the median CACM.

To calculate the 2020 pay ratio, we calculated 2020 compensation for Mr. Martin and the median employee using the methodology used for the 2020 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2020 total compensation of our median employee was $142,398 and the 2020 total compensation of our Chief Executive Officer was $23,203,920. For 2020, we estimate that the ratio of Chief Executive Officer pay to median employee pay was 163:1.

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Attending the Annual Shareholders Meeting

1.	What is the format of the Annual Shareholders Meeting, and what content will be covered?

To help protect the health and safety of our shareholders, employees and directors in light of the ongoing COVID-19 pandemic, and in compliance with guidance from applicable federal, state and local public health authorities, we are holding the Annual Shareholders Meeting in a virtual-only format using online tools. See Questions 3 and 4 below for information about attending and participating at the meeting.

We are very sensitive to concerns that, due to technical limitations, virtual meetings may diminish certain opportunities for shareholder participation. Accordingly, we have taken these concerns into account in designing the virtual format of our meeting. If you plan to attend the Annual Shareholders Meeting and would like more information about how the meeting will proceed, please review Question 3 below.

The content of the Annual Shareholders Meeting will consist of the formal shareholder meeting business items outlined in Question 13 below. We do not intend to hold a business update at this Annual Shareholders Meeting, but we will answer questions related to our business and operations following adjournment of the formal business portion of the meeting during a question-and-answer session. For information about our business, we encourage you to review our Annual Report to Shareholders, which is available on the Internet at www.sempra.com/2021-annual-meeting and www.proxyvote.com.

2.	Who can attend, vote and ask questions at the virtual Annual Shareholders Meeting, and how do I attend the virtual meeting?

We will permit all persons, including shareholders of record, beneficial owners of shares held in “street name” through a bank, broker or other nominee and guests, to attend the Annual Shareholders Meeting via live audio webcast. Please visit www.virtualshareholdermeeting.com/SRE2021 at the date and time of the meeting to attend. You will be permitted to ask questions at the meeting or vote your shares at the meeting only if you were a shareholder as of March 19, 2021, the record date for the meeting.

To attend the meeting as a shareholder and access these capabilities, please follow the instructions in Questions 3 and 4 below.

The Annual Shareholders Meeting live audio webcast will begin promptly at 9 a.m. Pacific Time on Friday, May 14, 2021. We encourage you to access the meeting site prior to the start time. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the check-in procedures the day of the Annual Shareholders Meeting.

3.	How do I participate in the virtual Annual Shareholders Meeting?

All shareholders of record and beneficial owners of shares of our common stock held through a bank, broker or other nominee, in each case who were shareholders as of the record date for the Annual Shareholders Meeting, will be able to attend the meeting, submit questions during the meeting and, except for shares in the Sempra Energy Employee Savings Plans which are discussed in Question 12 below, vote their shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/SRE2021. To be able to submit questions and vote at the virtual meeting, you will need to log in with the 16-digit control number shown on your notice about the Internet availability of our proxy materials, voting instruction form or proxy card or, if you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, you will need to obtain a “legal proxy” from your bank, broker or other nominee (preferably at least five days before the Annual Shareholders Meeting) to receive a 16-digit control number that may be used to log into the meeting site. If you need to obtain such a “legal proxy” to attend the meeting, please follow the specific instructions to do so provided by your bank, broker or other nominee. Shareholders of record needing assistance with control numbers may call the technical support numbers referenced in Question 4 below beginning April 15, 2021, and beneficial owners needing assistance with control numbers should contact

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their bank, broker or other nominee. Each shareholder must also provide his or her name and email address upon logging into the meeting site in order for any submitted questions to be recognized during the meeting. Additional instructions on how to attend and participate in the virtual meeting are posted at www.proxyvote.com.

Just as we have done for in-person meetings in the past, representatives from the company generally will answer questions, as time permits, in the order they are received and as recognized by the Chair of the meeting in his or her sole discretion, except that questions not directly related to the business of the meeting will be reserved for a question-and-answer session to start immediately following adjournment of the formal business portion of the meeting and continue until a reasonable time as determined by the Chair of the meeting. Each question recognized by the Chair of the meeting, as well as the identity of the shareholder posing the question, will be read by the Chair so that all meeting attendees can hear the question and the response. If any shareholder submits questions that cannot be answered within the time available, due to technical difficulties or for any other reason, the shareholder may contact our investor relations department at investor@sempra.com or (619) 696-2901 after the meeting concludes to obtain responses to these questions. We generally will not restrict the content covered by the questions that may be asked; however, the meeting is not to be used as a forum to present general economic, political or other views that are not directly related to the matters properly before the meeting and questions should be limited to the formal business of the meeting or the business and operations of Sempra Energy, and we reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business. For more information, please consult the Rules of Procedure for the Annual Shareholders Meeting, which will be available at www.sempra.com/2021-annual-meeting before the meeting and on the virtual meeting platform at www.virtualshareholdermeeting.com/SRE2021 during the meeting.

4.	What if I have technical difficulties during the check-in time or during the virtual Annual Shareholders Meeting?

Instructions on how to attend and participate in the virtual meeting are posted at www.proxyvote.com. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call (844) 976-0738 (U.S. and Canada) or +1 (303) 562-9301 (International) beginning April 15, 2021 for technical support, which numbers also will be posted on the login page at www.virtualshareholdermeeting.com/SRE2021. Please plan to check in before the start time of the meeting so that any technical difficulties may be addressed before the live audio webcast begins. The meeting may be recessed or adjourned at the sole discretion of the Chair of the meeting, including if we experience technical difficulties that prevent us from properly conducting the meeting. If technical issues with the meeting platform prevent the Chair from communicating with shareholders on the meeting web portal within 60 minutes after the time for which the meeting was called or in the event of a technical malfunction or other significant problem that disrupts our ability to continue the meeting before the polls are closed and the formal business portion of the meeting has been completed, the meeting will be adjourned and will reconvene at the same virtual location on May 18, 2021 at 9 a.m. Pacific Time, unless announced differently at the meeting. In such event, we expect an announcement will be made on www.virtualshareholdermeeting.com/SRE2021.

How You Can Vote

5.	Who is entitled to vote?

You are entitled to one vote on each director nominee and one vote on each of the other proposals to be voted on at the Annual Shareholders Meeting for each share of our common stock that you owned at the close of business on March 19, 2021, the record date for the meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 302,706,163 shares of our common stock were outstanding.

6.	What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Most of our shareholders hold their shares beneficially through a bank, broker or other nominee rather than having the shares registered directly in their own name. Summarized below are some distinctions between shares held beneficially and those held of record.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. You are also the beneficial owner of any shares you may own through the Sempra Energy Employee Savings Plans. Your bank, broker or other nominee has provided you with voting instructions describing how you may direct the registered holder to vote your shares.

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Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are the shareholder of record of such shares. We have provided you with either a proxy card to use in voting these shares or a notice about the Internet availability of our proxy materials, each of which instructs you on how you may access our proxy materials online and vote your shares.

7.	How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed above, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a broker, bank or other nominee). Please see Question 12 below for voting instructions on how you may direct the voting of your shares held in the Sempra Energy Employee Savings Plans.

Voting by Shareholders of Record. If you are a shareholder of record, you may vote by proxy or you may vote by attending the virtual Annual Shareholders Meeting by visiting www.virtualshareholdermeeting.com/SRE2021, where you may vote and submit questions during the Annual Shareholders Meeting. Please have your notice about the Internet availability of our proxy materials or proxy card in hand when you visit the website in order to enter your 16-digit control number at the login page for the meeting. For more information on how to attend and vote at the Annual Shareholders Meeting, please see Questions 2, 3 and 4 above.

Even if you plan to attend the virtual Annual Shareholders Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Shareholders Meeting.

If you are a shareholder of record and would like to vote your shares by proxy in advance of the Annual Shareholders Meeting, you may vote in the following ways:

Internet — by visiting proxyvote.com and following the other Internet voting instructions included in this proxy statement or on your notice about the Internet availability of our proxy materials or proxy card

Telephone — by calling 1-800-690-6903 and following the other telephone voting instructions included in this proxy statement or on your proxy card

Mail — by marking, dating and signing your proxy card in accordance with the instructions on the card and returning it by mail in the pre-addressed reply envelope provided with our proxy materials (if you received our proxy materials by mail)

Mobile Device — by scanning the QR code on your notice about the Internet availability of our proxy materials or proxy card with your mobile device and following the instructions provided

For Internet (including via a mobile device) and telephone voting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available. Internet and telephone voting will close at 11:59 p.m. Eastern Time on May 13, 2021. If you wish to vote by completing and returning your proxy card by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from that entity describing how you may direct the registered holder to vote your shares. You may also vote by attending the virtual Annual Shareholders Meeting by visiting www.virtualshareholdermeeting.com/SRE2021 where you may vote and submit questions during the Annual Shareholders Meeting. Please have in hand your voting instruction form or, if you obtained a “legal proxy,” the separate information provided to you, that in each case includes your 16-digit control number, when you visit the website in order to enter your 16-digit control number at the login page for the meeting. For more information on how to attend and vote at the Annual Shareholders Meeting, please see Questions 2, 3 and 4 above.

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Voting of Shares as Directed. Your shares will be voted as you instruct on your proxy card, your voting instruction form, or pursuant to the other methods to direct your vote described above. Except for shares in the Sempra Energy Employee Savings Plans, which are discussed in Question 12 below, if you submit your vote by telephone or via the Internet or sign and return your proxy card without giving specific instructions, such shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof.

8.	How can I vote without attending the Annual Shareholders Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, it is not necessary for you to attend the virtual Annual Shareholders Meeting or any adjournment or postponement thereof in order to vote your shares. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

For directions on how you may vote, please refer to the instructions included in Question 7 above or in your proxy card, voting instruction form or notice about the Internet availability of our proxy materials.

Even if you plan to attend the virtual Annual Shareholders Meeting, we recommend that you also submit your proxy or voting instructions as described in Question 7 above so that your vote will be counted if you later decide not to attend.

9.	What is the deadline to vote in advance of the Annual Shareholders Meeting?

If you hold shares as a shareholder of record and you wish to vote by Internet before the meeting or by telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern Time on May 13, 2021. If you hold shares as a shareholder of record and wish to vote by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.

If you hold shares in any of the Sempra Energy Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on May 11, 2021, for the trustee of the plans to vote your shares in accordance with your instructions. See Question 12 below.

If you hold shares as a beneficial owner, you should follow the voting instructions provided by your bank, broker or other nominee.

10.	May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the attention of our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101 that is received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof, or by attending the virtual Annual Shareholders Meeting and voting at the meeting. Please note that if you are a shareholder of record, you cannot change your vote using the Internet or telephone voting methods described in Question 7 above after 11:59 p.m. Eastern Time on May 13, 2021. If you are an owner of shares held in the Sempra Energy Employee Savings Plans, you cannot change your vote after 8 a.m. Eastern Time on May 11, 2021.

Attendance at the Annual Shareholders Meeting will not cause your previously granted proxy to be revoked unless you submit a new vote during the meeting.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or by attending the virtual Annual Shareholders Meeting and voting at the meeting as described in Questions 2 and 3 above. Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.

11.	Is my vote confidential?

The Sempra Energy Employee Savings Plans automatically provide for confidential voting for the shares in those plans, and votes by beneficial owners of our shares also will be confidential depending on the policies of the applicable bank, broker or other nominee. Shareholders of record may elect that their identity and individual vote be held confidential by making the appropriate selection when voting by telephone or via the Internet or by marking the appropriate box on their proxy card. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting.

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12.	How are shares held in the Sempra Energy Employee Savings Plans voted? What happens if I do not timely vote such shares?

If you hold shares through the Sempra Energy Employee Savings Plans, they will be voted as you instruct via the Internet (including with a mobile device) or by telephone or mail as described in Question 7 above. If you submit your vote without giving specific instructions or you do not timely submit your vote, your shares will be voted in the discretion of Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy Common Stock Fund under the Sempra Energy Employee Savings Plans.

Your voting instructions must be received by 8 a.m. Eastern Time on May 11, 2021 for Newport Trust Company to vote your shares in accordance with your instructions. You may not vote at the Annual Shareholders Meeting with respect to the shares you own through these plans, which also has been the case at our in-person meetings in past years, but such shareholders will be able to submit questions during the meeting in the same manner as our other shareholders.

Information About Proposals To Be Voted On

13.	What items of business will be voted on at the Annual Shareholders Meeting?

The business items to be voted on at the Annual Shareholders Meeting are:

Business Items
Proposal 1. Election of directors.

Proposal 2. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Proposal 3. Advisory approval of our executive compensation.

Proposal 4. A shareholder proposal requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit, if properly presented at the meeting.

Proposal 5. A shareholder proposal requesting a report on alignment of our lobbying activities with the Paris Agreement, if properly presented at the meeting.

14.	What are my voting choices?

You may vote “FOR” or “AGAINST” the election of each of the director nominees or you may “ABSTAIN” from voting on one or more director nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals to be voted on at the Annual Shareholders Meeting.

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15.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal	Board Recommendation

1. Election of directors	FOR each director nominee

2. Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm

3. Advisory approval of our executive compensation	FOR advisory approval of our executive compensation

4. Shareholder proposal requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit	AGAINST shareholder proposal requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit

5. Shareholder proposal requesting a report on alignment of our lobbying activities with the Paris Agreement	AGAINST shareholder proposal requesting a report on alignment of our lobbying activities with the Paris Agreement

16.	What vote is required to approve each item?

Assuming a quorum (as defined in Question 20 below) is present at the Annual Shareholders Meeting, the vote required to approve each item will be determined as follows:

Proposal	Vote Required for Approval

1. Election of directors	Each director must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

2. Ratification of appointment of independent registered public accounting firm	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. While this is an advisory vote and non-binding, our Audit Committee may reconsider the appointment if it were not ratified.

3. Advisory approval of our executive compensation	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. While this is an advisory vote and non-binding, our Compensation and Talent Development Committee will take the voting results on this proposal into consideration when making future executive compensation decisions.

4. Shareholder proposal requesting an amendment to our proxy access bylaw to eliminate the shareholder nominating group limit	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

5. Shareholder proposal requesting a report on alignment of our lobbying activities with the Paris Agreement	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.

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17.	What happens if additional items are presented at the Annual Shareholders Meeting?

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this proxy statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on at the Annual Shareholders Meeting and any adjournment or postponement thereof, including matters incidental to the conduct of the meeting.

18.	How are votes counted?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors and on any other matter to be voted on at the Annual Shareholders Meeting.

If you indicate “ABSTAIN” on any or all nominees or proposals, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof (see Question 20 below), but will not be considered a vote cast with respect to the director nominee(s) or other proposal on which you abstain from voting.

Broker non-votes (see Question 19 below) will be counted for determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting, but will not be considered votes cast with respect to the election of any director nominee or any other proposal for which they occur.

19.	What is a broker non-vote?

On matters on which a broker, bank or other nominee is permitted to exercise discretionary voting authority (routine matters), your broker, bank or other nominee may vote your shares for which you do not provide timely voting instructions in its discretion. Because the ratification of the appointment of our independent registered public accounting firm is considered a routine matter, your broker, bank or other nominee may exercise discretionary voting authority on that proposal if you do not provide timely instructions as to how to vote your shares. All other proposals on the agenda for the Annual Shareholders Meeting are considered non-routine, and accordingly, your broker, bank or other nominee may not exercise discretionary voting authority on those proposals. As a result, if you hold your shares with a broker, bank or other nominee and you do not provide timely voting instructions for the non-routine proposals, your shares will not be voted on those proposals at the Annual Shareholders Meeting and will be considered “broker non-votes” on those proposals. If you have any questions about the proxy voting process, please contact the broker, bank or other nominee that holds your shares.

20.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Shareholders Meeting or any adjournment or postponement thereof, attending the meeting or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof.

21.	Will shares that I hold in my brokerage account be voted if I do not provide timely voting instructions?

If you do not provide timely instructions as to how to vote your shares held through a brokerage firm, your broker will have the discretionary voting authority to vote your shares only on the proposal to ratify the appointment of our independent registered public accounting firm. In that case, your broker will be prohibited from voting your shares on all other proposals on the agenda for the Annual Shareholders Meeting and your shares will be considered broker non-votes with respect to those proposals (see Question 19 above).

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22.	Will shares that I own as a shareholder of record be voted if I do not timely submit voting instructions?

Your shares that you own as a shareholder of record will be voted as you instruct by telephone, via the Internet or on your proxy card. If you submit your vote by telephone or via the Internet or sign and return your proxy card without giving specific instructions, such shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof.

If you do not timely vote by one of the voting methods described in Question 7 above, your shares will not be voted unless you, or your proxy holder(s), vote your shares at the virtual Annual Shareholders Meeting by attending the meeting and any adjournment or postponement thereof.

23.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Shareholders Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC following the meeting. The report will be available on our website at www.sempra.com under the “Investors” and “SEC Filings” tabs.

Proxy Materials

24.	Why did I receive a notice in the mail about the Internet availability of the proxy materials instead of a paper copy of the materials?

We distribute our proxy materials over the Internet to shareholders who have not requested a paper copy. On or about March 26, 2021, we mailed a notice about the Internet availability of our proxy materials for the Annual Shareholders Meeting, containing instructions on how to access our proxy materials on the Internet and how to request a paper copy by mail or an electronic copy by email. The notice also contains instructions on how you may request our proxy materials by mail (paper copy) or email on an ongoing basis. If you are a shareholder of record and wish to receive paper copies of our current and/or future proxy materials, you may request them via the Internet by visiting www.proxyvote.com and clicking “Request Printed Materials for this Meeting,” by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com (if requesting by email, please include in the subject line your 16-digit control number shown on your notice about the Internet availability of our proxy materials or proxy card). If you are a beneficial holder of shares held by a bank, broker or other nominee and wish to receive paper copies of our current and/or future proxy materials, please contact your bank, broker or other nominee directly. We encourage shareholders to take advantage of the availability of our proxy materials online to help reduce the environmental impact of our annual shareholders meetings and reduce our printing and mailing costs.

25.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested a paper copy, with a paper copy of our proxy materials instead of a notice about the Internet availability of our proxy materials.

In addition, we are providing a notice about the Internet availability of our proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where our proxy materials are available and a link to the proxy voting website.

26.	How can I access the proxy materials over the Internet?

You can view our proxy materials on the Internet at www.proxyvote.com. To view our proxy materials at this site, you will be asked to enter the 16-digit control number shown on your notice about the Internet availability of our proxy materials, voting instruction form, proxy card or, if you obtained a “legal proxy,” the separate information provided to you, that in each case includes your 16-digit control number, each of which contains additional instructions on how to view our proxy materials on the Internet. In the alternative, if you do not have your 16-digit control number in hand, you may view our proxy materials at www.sempra.com/2021-annual-meeting or https://materials.proxyvote.com/816851.

Sempra Energy 2021 Proxy Statement	95

About the Annual Shareholders Meeting and Voting

27.	How can I elect to receive future proxy materials electronically?

If you are a shareholder of record and wish to request electronic delivery of our proxy materials in the future, please access your account at www.astfinancial.com/login on the Internet to enroll. Please click on Shareholder Central to log into your account, then select “Receive Company Mailings Via Email” and provide your email address. If you choose to access our future proxy materials electronically, we will discontinue mailing our proxy materials to you beginning next year, and we will instead send you an email with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. You may discontinue electronic delivery at any time.

If you are a beneficial holder of shares held by a bank, broker or other nominee and wish to receive electronic delivery of our proxy materials in the future, please contact your bank, broker or other nominee directly.

28.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of our proxy materials unless you or the other shareholder have provided contrary instructions. If you are a shareholder of record and you wish to receive a separate set of the materials, please request the additional copy by contacting our proxy solicitor, Morrow Sodali LLC, at:

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)

SRE.info@investor.morrowsodali.com

A separate set of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of our proxy materials in the future, or if you have received multiple sets of our proxy materials and would like to receive only one set in the future, please write to or call our transfer agent, AST, at:

American Stock Transfer & Trust Company, LLC Attn: Sempra Energy 6201 15th Avenue Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)

If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate set of these or our future proxy materials, or if you have received multiple sets of these proxy materials and would like to receive only one set in the future, please contact your bank, broker or other nominee directly.

29.	What is included in the proxy materials?

Our proxy materials include:

•	Our Notice of Annual Shareholders Meeting

•

Our proxy statement for the Annual Shareholders Meeting, which contains descriptions of the proposals to be voted on at the Annual Shareholders Meeting, the voting process, our Board of Directors and board committees, our corporate governance, the compensation of our directors and certain executive officers, and other information

•	Our 2020 Annual Report to Shareholders

If you received a paper copy of these materials by mail, our proxy materials also include a proxy card or voting instruction form. Otherwise, you received a notice about the Internet availability of our proxy materials, which includes instructions on how to access these materials online and submit your vote.

96	Sempra Energy 2021 Proxy Statement

Information About 2022 Shareholder Proposals and Director Nominations

30.	How can shareholders submit shareholder proposals to be included in our proxy materials for our annual shareholders meeting in 2022? What is the deadline for submitting any such proposals?

Shareholder proponents who desire to submit shareholder proposals to be included in our proxy materials for our annual shareholders meeting in 2022 must meet the eligibility requirements of the SEC’s shareholder proposal rule (Rule 14a-8 under the Exchange Act), and their proposals must comply with the requirements of that rule to be included in our proxy materials.

Shareholder proposals that are intended to be included in our proxy materials for our annual shareholders meeting in 2022 must be received by our Corporate Secretary no later than 5:00 p.m. Pacific Time on November 26, 2021, and must be submitted to the following address:

Attn: Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.

Question 31 below describes the procedures set forth in our bylaws through which shareholders may nominate and include director candidates in our proxy statement, and the related deadlines for submission. Question 32 below describes the procedures set forth in our bylaws through which shareholders may nominate director candidates or present other items of business directly at our Annual Shareholders Meeting (meaning that they are not seeking to include such matters in our proxy materials), and the related deadlines for submission.

31.	How may shareholders nominate and include director candidates in our proxy materials for our annual shareholders meeting in 2022? What is the deadline for submitting any such nominations?

Shareholders who wish to submit director nominees for inclusion in our proxy materials for our annual shareholders meeting in 2022 must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines described below.

Our bylaws give a shareholder, or a group of no more than 20 shareholders, who have continuously owned at least 3% of our outstanding shares entitled to vote in the election of directors for at least three years, the ability to nominate and include in our proxy statement up to the greater of two directors or 20% of the number of the company’s directors then in office, if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees submitted under these proxy access provisions must be received at least 120 days but not more than 150 days prior to the first anniversary of the date the proxy statement was first sent to shareholders in connection with our last annual shareholders meeting. The period for the receipt from shareholders of any such notice for our 2022 annual shareholders meeting will begin on October 27, 2021, and end on November 26, 2021. Any such notice must include the information required by our proxy access bylaw provisions (which may be obtained as provided in Question 35 below) and also must be updated and supplemented as required by those bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not include any shareholder-submitted director nominees in our proxy materials for our annual shareholders meeting in 2022 that do not meet the requirements set forth in our bylaws.

These notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 30 above. In addition, the notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals or director nominations to be presented directly at an annual meeting of our shareholders (meaning that the proponent is not seeking to include the proposal or nomination in our proxy materials), the procedures and deadlines for which are described in Question 32 below.

Sempra Energy 2021 Proxy Statement	97

Information About 2022 Shareholder Proposals and Director Nominations

32.	How may shareholders nominate director candidates or present other items of business for consideration at our annual shareholders meeting in 2022 (if they are not seeking to include such matters in our proxy materials for the meeting)? What is the deadline for submitting any such nominations or proposals?

Shareholders who wish to nominate director candidates (outside of our proxy access bylaw provisions) or who wish to present other items of business (outside of the SEC Rule 14a-8 process) directly at our annual shareholders meeting in 2022 must give written notice of their intention to do so to our Corporate Secretary in accordance with the requirements and deadlines described below.

For any director nominations or proposed items of business that are submitted by shareholders and are not intended to be included in our proxy materials for our annual shareholders meeting in 2022, we must receive notice thereof at least 90 days but not more than 120 days before the first anniversary of the date of our last annual shareholders meeting. The period for the receipt from shareholders of any such notice of nominations or proposals for our 2022 annual shareholders meeting will begin on January 14, 2022, and end on February 13, 2022. Any such notice must include the information required by our advance notice bylaw provisions (which may be obtained as provided in Question 35 below) and also must be updated and supplemented as required by those bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not entertain any director nominations or other proposals from our shareholders at our annual shareholders meeting in 2022 that do not meet the requirements set forth in our bylaws.

These notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 30 above. In addition, the notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder nominations of director candidates that are to be included in our proxy statement, the procedures and deadlines for which are described in Question 31 above.

None of the advance notice requirements described in this Question 32 or in Questions 30 or 31 above apply to questions that a shareholder may wish to ask at the Annual Shareholders Meeting.

33.	May shareholders recommend director candidates to be considered for nomination by the Board of Directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to the attention of our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101. Any such recommendation must be accompanied by a statement from the proposed candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the proposed candidate and his or her qualifications to permit the Corporate Governance Committee to make an informed decision as to whether further consideration of the candidate would be warranted.

98	Sempra Energy 2021 Proxy Statement

Other Information

34.	Who is making and paying for this proxy solicitation?

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing our proxy materials and of soliciting proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding our proxy materials to beneficial shareholders.

Our directors, officers and employees may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We also have engaged Morrow Sodali LLC to provide proxy solicitation services, including assisting us in distributing our proxy materials and soliciting proxies for the Annual Shareholders Meeting. We will pay a base fee of $25,000, plus customary costs and expenses, for these services.

35.	Where can I find more information about Sempra Energy?

Our consolidated financial statements and additional information regarding the company are included in our 2020 Annual Report to Shareholders that accompanies this proxy statement, which includes our 2020 Form 10-K. We filed our 2020 Form 10-K with the SEC on February 25, 2021. Our 2020 Form 10-K, as well as other information that we file with the SEC, can be viewed online on the SEC’s website at www.sec.gov. In addition, our 2020 Form 10-K and other information that we file with the SEC are available on our website at www.sempra.com under the “Investors” and “SEC Filings” tabs. We also will furnish a copy of our 2020 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to the attention of our Corporate Secretary at Sempra Energy’s principal executive offices at 488 8th Avenue, San Diego, California 92101.

By writing to us, shareholders also may obtain, without charge, copies of our bylaws, Corporate Governance Guidelines, codes of conduct and charters of our standing board committees. These materials also are available on the Internet on our website at www.sempra.com under the “Investors” and “Governance” tabs.

36.	Who is Sempra Energy’s transfer agent and how do I contact them?

If you are a shareholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact AST, our transfer agent, at the following address or phone numbers:

American Stock Transfer & Trust Company, LLC Attn: Sempra Energy 6201 15th Avenue Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)

We have a dividend reinvestment and Direct Stock Purchase Program under which you may have all or a portion of your dividends (but not less than 10% of each dividend) automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. This program is offered only by means of a prospectus. For information about this program or to obtain a copy of the applicable prospectus, please contact our transfer agent at the address or the phone numbers listed above.

Sempra Energy 2021 Proxy Statement	99

Other Information

37.	How can I get copies of the proxy materials?

If you need a copy of our proxy materials for the Annual Shareholders Meeting, please contact our proxy solicitor by email, mail or phone as follows:

SRE.info@investor.morrowsodali.com

Morrow Sodali LLC 470 West Avenue Stamford, CT 06902

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)

Shareholders also may write to or email us at the following addresses to request a copy of our proxy materials for the Annual Shareholders Meeting:

Attn: Corporate Secretary Sempra Energy 488 8th Avenue San Diego, CA 92101

Investor@sempra.com

38.	Who do I contact with any additional questions?

If you have any additional questions about the Annual Shareholders Meeting or how you may vote, or how to change or revoke your vote, you should contact our proxy solicitor, Morrow Sodali LLC, at the addresses or phone numbers set forth in Question 37 above.

This Notice of Annual Shareholders Meeting and proxy statement are sent by order of the Sempra Energy Board of Directors.

Jennifer F. Jett

Corporate Secretary

Dated: March 26, 2021

100	Sempra Energy 2021 Proxy Statement

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)(1)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Common Share (EPS) exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2020, 2019, 2015 and 2010 as follows:

In 2020:

•	$(233) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas

•

$(100) million equity losses at RBS Sempra Commodities LLP, which represent an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other

•	$1,747 million gain on the sale of our South American businesses

In 2019:

•	$45 million gain on the sale of certain Sempra Renewables assets

•	Associated with holding the South American businesses for sale:

•

$89 million income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale

•	$10 million income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses

In 2015:

•	$36 million gain on the sale of the remaining block of the Mesquite Power plant

•

$15 million reduction in the plant closure loss related to the San Onofre Nuclear Generating Station (SONGS), primarily due to California Public Utilities Commission approval of SDG&E’s compliance filing for authorized recovery of its investment in SONGS

In 2010:

•	$(139) million write-down of our investment in RBS Sempra Commodities

•	$(93) million charge for a litigation settlement related to the 2000-2001 California energy crisis

Sempra Energy Adjusted Earnings, Weighted-Average Common Shares Outstanding – Adjusted and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings, Weighted-Average Common Shares Outstanding – GAAP and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

(1)	This description and reconciliation are different than the predefined adjustments to earnings for annual bonus plan purposes. Please see Appendix D for information about those adjustments.

Sempra Energy 2021 Proxy Statement	101

Appendix A

(Dollars in millions, except per share amounts; shares in thousands)	Pretax amount	Income tax (benefit) expense(1)	Earnings

	Year ended December 31, 2020

Sempra Energy GAAP Earnings			$3,764

Excluded items:

Impacts associated with Aliso Canyon litigation and regulatory matters	$307	$(74)	233

Losses from investment in RBS Sempra Commodities LLP	100	—	100

Gain on sale of South American businesses	(2,899)	1,152	(1,747)

Sempra Energy Adjusted Earnings			$2,350

Diluted EPS:

Weighted-average common shares outstanding, diluted – GAAP			292,252

Sempra Energy GAAP EPS			$12.88

Sempra Energy Adjusted Earnings			$2,350

Add back dividends for dilutive series A preferred stock			104

Sempra Energy Adjusted Earnings for Adjusted EPS			$2,454

Weighted-average common shares outstanding, diluted – Adjusted(2)			305,669

Sempra Energy Adjusted EPS			$8.03

	Year ended December 31, 2019

Sempra Energy GAAP Earnings			$2,055

Excluded items:

Gain on sale of certain Sempra Renewables assets	$(61)	$16	(45)

Associated with holding the South American businesses for sale:

Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	(89)	(89)

Reduction in tax valuation allowance against certain NOL carryforwards	—	(10)	(10)

Sempra Energy Adjusted Earnings			$1,911

Diluted EPS:

Weighted-average common shares outstanding, diluted – GAAP			282,033

Sempra Energy GAAP EPS			$7.29

Sempra Energy Adjusted EPS			$6.78

	Year ended December 31, 2015

Sempra Energy GAAP Earnings			$1,349

Excluded items:

Gain on sale of Mesquite Power block 2	$(61)	$25	(36)

SONGS plant closure adjustment	(26)	11	(15)

Sempra Energy Adjusted Earnings			$1,298

Diluted EPS:

Weighted-average common shares outstanding, diluted – GAAP			250,923

Sempra Energy GAAP EPS			$5.37

Sempra Energy Adjusted EPS			$5.17

	Year ended December 31, 2010

Sempra Energy GAAP Earnings			$709

Excluded items:

Energy crisis litigation settlement	$148	$(55)	93

RBS Sempra Commodities LLP losses	305	(166)	139

Sempra Energy Adjusted Earnings			$941

Diluted EPS:

Weighted-average common shares outstanding, diluted – GAAP			247,942

Sempra Energy GAAP EPS			$2.86

Sempra Energy Adjusted EPS			$3.80

(1)

Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We did not record an income tax benefit for the equity losses from our investment in RBS Sempra Commodities LLP in 2020 because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.

(2)

In the year ended December 31, 2020, because the assumed conversion of the 6% Mandatory Convertible Preferred Stock, Series A (series A preferred stock) is dilutive for Adjusted Earnings, 13,417 series A preferred stock shares are added back to the denominator used to calculate Adjusted EPS.

102	Sempra Energy 2021 Proxy Statement

Appendix B

COMPANIES INCLUDED IN NOVEMBER 2019 GENERAL INDUSTRY BENCHMARKING REVIEW (NON-FINANCIAL SERVICES FORTUNE 500 COMPANIES IN AON HEWITT’S TCM DATABASE WITH REVENUES BETWEEN $6.25 BILLION AND $25 BILLION)

Company	Company	Company

Adobe Systems Incorporated	Eastman Chemical Company	PACCAR Inc

AECOM Technology Corporation	Ebay Inc.	Packaging Corporation of America

Altria Group, Inc.	Ecolab Inc.	Parker-Hannifin Corporation

American Electric Power Company, Inc.	Edison International	Performance Food Group Company

Amgen Inc.	Eli Lilly and Company	PG&E Corporation

Applied Materials, Inc.	Emerson Electric Co.	PPG Industries, Inc.

Arconic	Enlink Midstream, Inc.	Public Service Enterprise Group Inc.

Asbury Automotive Group, Inc.	Entergy Corporation	PVH Corp.

Automatic Data Processing, Inc.	Eversource Energy	Qualcomm Inc.

AutoNation, Inc.	Expedia, Inc.	R. R. Donnelley & Sons Company

AutoZone, Inc.	FedEx Ground Package System, Inc.	Republic Services, Inc.

Avis Budget Group, Inc.	FirstEnergy Corp.	Rite Aid Corporation

Ball Corporation	Fluor Corporation	Rockwell Automation, Inc.

Baxter International Inc.	Fortive Corporation	Ross Stores, Inc.

Becton Dickinson and Company	General Mills, Inc.	Ryder System, Inc.

Borg Warner	Genuine Parts Company	Starbucks Corporation

Boston Scientific Corporation	Hanesbrands Inc.	Texas Instruments Incorporated

Bristol-Myers Squibb Company	Harris Corporation	Textron Inc.

Builders FirstSource, Inc.	Hollyfrontier Corporation	The AES Corporation

Caesars Entertainment, Inc	Hormel Foods Corporation	The Chemours Company

Calpine Corporation	Huntington Ingalls Incorporated	The Estee Lauder Companies Inc

Campbell Soup Company	Illinois Tool Works Inc.	The Goodyear Tire & Rubber Company

CBRE	International Paper Company	The J. M. Smucker Company

CenterPoint Energy, Inc.	IQVIA	The Mosaic Company

Cheniere Energy, Inc.	Kellogg Company	The Sherwin-Williams Company

Cintas Corporation	Keurig Dr Pepper	The Southern Company Services

CMS Energy Corporation	Kimberly-Clark Corporation	Ulta Beauty Inc.

Colgate-Palmolive Company	Kinder Morgan Inc	Union Pacific Railroad Company Inc

Conagra Brands, Inc.	Kohl’s Corporation	Universal Health Services, Inc.

Consolidated Edison	Land O’Lakes, Inc.	US Foods, Inc.

Corning Incorporated	Leidos Holdings, Inc.	V.F. Corporation

Coty Inc.	Masco Corporation	Veritiv Corporation

Cummins Inc.	McDonald’s Corporation	Visa Inc.

Danaher Corporation	Mohawk Industries, Inc.	VISTRA Energy

Darden Restaurants, Inc.	Navistar International Corporation	W.W. Grainger, Inc.

Dean Foods Company	Nordstrom, Inc.	Waste Management, Inc.

Dick’s Sporting Goods, Inc.	Olin Corporation	Wayfair

Dominion Energy, Inc.	ONEOK, Inc.	WestRock Company

Dover Corporation	Oshkosh Truck Corporation	Whirlpool Corporation

DTE Energy Company	Owens Corning	Wisconsin Electric Power Company

Duke Energy Corporation	Owens-Illinois, Inc.	Xcel Energy Inc.

Note:

Revenue data for Dean Foods, Dick’s Sporting Goods, PVH Corp., Rite Aid Corporation, Ross Stores, and Ulta Beauty, Inc. are based on fiscal year 2019. Information for all other companies is based on fiscal year 2020. Market capitalization, earnings and revenue data was not available for the following companies that were acquired, privately held, insolvent or operated as a subsidiary of a larger company: Calpine Corporation, Enlink Midstream, Inc., FedEx Ground Package System, Inc., Land O’Lakes, Inc., Southern Company Services, Inc., Union Pacific Railroad Company, Inc., and Wisconsin Electric Power Company.

Sempra Energy 2021 Proxy Statement	103

Appendix C

COMPANIES INCLUDED IN NOVEMBER 2019 UTILITIES INDUSTRY BENCHMARKING REVIEW (S&P 500 UTILITIES INDEX COMPANIES)

Company	Company	Company

The AES Corporation	DTE Energy Company	NiSource Inc.

Alliant Energy Corporation	Duke Energy Corporation	NRG Energy, Inc.

Ameren Corporation	Edison International	Pinnacle West Capital Corporation

American Electric Power Company, Inc.	Entergy Corporation	PPL Corporation

Atmos Energy Corporation	Evergy, Inc.	Public Service Enterprise Group Inc.

CenterPoint Energy, Inc.	Eversource Energy	Southern Company

CMS Energy Corporation	Exelon Corporation	WEC Energy Group, Inc.

Consolidated Edison, Inc.	FirstEnergy Corp.	Xcel Energy Inc.

Dominion Resources, Inc.	NextEra Energy, Inc.

Note:	Excludes water companies.

104	Sempra Energy 2021 Proxy Statement

Appendix D

PERFORMANCE-BASED ANNUAL BONUS PLAN—ADDITIONAL INFORMATION

PREDEFINED EARNINGS ADJUSTMENTS:

Consistent with the approach taken in prior years, the Compensation and Talent Development Committee determined at the beginning of the year that the earnings calculation for annual bonus plan purposes, or ABP Earnings, would be adjusted as follows:

•	Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes.

•

Exclude certain nonrecurring items at the discretion of the Compensation and Talent Development Committee, provided that such items do not have a material adverse impact on the company’s stock price, also as determined by the Compensation and Talent Development Committee. Such items would include but not be limited to:

•

the pro forma earnings impact of any acquisition or divestiture to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the Sempra Energy ABP Earnings target.

•	nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010.

•	Exclude the variance from plan of the foreign exchange gains or losses at Mexico, including any associated cost of hedging.

•	Exclude gains or losses related to legacy litigation matters.

•	Exclude the variance from plan of one-time costs associated with board-approved corporate optimization or capital rotation efforts (including potential asset sales).

•

Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the ABP Earnings target. This is because the Compensation and Talent Development Committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would then be reflected in the long-term incentive plan.

•	Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas General Rate Case decisions.

•	Exclude any earnings impact associated with the decommissioning of the San Onofre Nuclear Generating Station (SONGS).

•	Exclude the variance from plan of the liability insurance expense not recoverable through balancing accounts.

•	Exclude variance from plan of any impairments of the California Assembly Bill 1054 Wildfire Fund.

•	Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the ABP Earnings target.

•	Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the ABP Earnings result as calculated without such gains or losses.

Sempra Energy 2021 Proxy Statement	105

Appendix D

DETAIL — 2020 PERFORMANCE-BASED ANNUAL BONUS PLAN PERFORMANCE MEASURES AND RESULTS

2020 Performance Measures	Weight	Performance-Based Annual Bonus Plan Goals(1)				% of Target Achieved
		Threshold	Target	Maximum	Actual

Financial:

Sempra Energy ABP Earnings (Dollars in Millions)	85.00%	$1,951	$2,032	$2,113	$2,339	200%

Subtotal: Financial	85.00%					200%

Safety:

IEnova

Total Recordable Incident Rate (TRIR)	1.00%	2.07	1.88	1.69	0.30	200%

Lost Time Accident Rate (LTAR)	1.00%	1.56	1.42	1.28	0.13	200%

IEnova	2.00%					200%

Oncor

Days Away, Restricted or Transferred (DART) Incident Rate (2)	2.00%	0.74		0	0.2	169%

Oncor	2.00%					169%

Sempra LNG

Executive Attendance at Site Safety Meetings	0.67%	5	7	9	13	200%

Lost Time Incidents	0.67%	2	1	0	0	200%

Total Recordable Incident Rate	0.67%	0.50	0.35	0.25	0.10	200%

Sempra LNG	2.00%					200%

SDG&E

Employee Safety — Zero employee electric contacts	0.18%			0	0	200%

Employee Safety — Lost Time Incident (LTI) Rate	0.24%	0.68	0.58	0.48	0.36	200%

Employee Safety — Controllable Motor Vehicle Incidents (CMVI)	0.24%	53	43	33	40	130%

Employee Safety — Environmental and Safety Compliance Management Program (ESCMP) Findings Mediated	0.18%	90%		100%	100%	200%

Employee Safety — Field Observations	0.18%	8,000	9,000	10,000	15,801	200%

Gas Safety — Distribution System Integrity — Miles Vintage Mains and Services Replaced	0.24%	40	45	50	51.19	200%

Gas Safety — Damage Prevention (Damages as per USA ticket rate)	0.18%	2.1	2.0	1.9	1.66	200%

Gas Safety — Mobile Home Park Retrofit Program (spaces with To-the-Meter Installed)	0.12%	800	950	1,150	1,163	200%

Gas Safety — P1 Gas Response Time (Minutes)	0.12%	34	32.5	31	29.6	200%

Gas Safety — PSEP Line 1600 — Projects Placed in Service	0.12%	1	2	3	3	200%

Electric Safety — System Average Interruption Duration Index (SAIDI)	0.18%	69	66	63	65.25	125%

Electric Safety — Substation Breaker Replacement (Units)	0.18%	40	45	50	51	200%

Electric Safety — Tee Replacement Program (Location)	0.18%	35	40	45	78	200%

Fire and Public Safety — Fire Hardening: Wood to Steel Pole Replacements	0.18%	3,000	3,300	3,600	4,046	200%

Fire and Public Safety — Overhead System Hardening (Miles)	0.12%	125	150	175	206	200%

Fire and Public Safety — Underground System Hardening (Miles)	0.12%	20	25	30	29.3	186%

Fire and Public Safety — Wildfire Safety Communications	0.18%	76%	78%	80%	83.2%	200%

SDG&E	3.00%					189%

106	Sempra Energy 2021 Proxy Statement

Appendix D

2020 Performance Measures	Weight	Performance-Based Annual Bonus Plan Goals(1)				% of Target Achieved
		Threshold	Target	Maximum	Actual

SoCalGas

Employee Safety — LTI Rate	0.30%	0.95	0.90	0.85	0.85	200%

Employee Safety — ESCMP Corrective Action	0.30%	90%	95%	100%	100%	200%

Employee Safety — Alert Driving Implementation Completion	0.30%	80%	90%	100%	99%	190%

Customer, Public & System Safety — A1 Order Response Time	0.30%	91.5%	91.9%	92.1%	92.4%	200%

Customer, Public & System Safety — Damage Prevention: Damages per USA Ticket Rate	0.30%	3.20	3.00	2.80	2.85	175%

Customer, Public & System Safety — Gas System Methane Emissions Reductions (Percent of planned high-pressure blowdown events releasing less than or equal to 3 million cubic feet)	0.30%	79%	82%	85%	92%	200%

Integrity Management — Pipeline Safety Enhancement Program — Pipeline Miles Remediated	0.30%	25	35	45	52	200%

Integrity Management — Distribution Integrity Management Program: Miles of Vintage Mains and Services Replaced	0.30%	90	100	110	115	200%

Integrity Management — Storage Integrity Management Program (SIMP) — Number of Wells Inspected or Remediated under SIMP, or permanently plugged and abandoned	0.30%	28	35	42	88	200%

Integrity Management — Age of Code Three Steel Leak Inventory	0.30%	36 Months	34 Months	32 Months	32 Months	200%

SoCalGas	3.00%					197%

Subtotal: Safety	12.00%					191%

Customer Service & Other Stakeholders:

SDG&E

SDG&E Listens Survey (Voice of the Customer)	0.75%	73	75	77	83.5	200%

Supplier Diversity	0.50%	32%	35%	38%	41.57%	200%

Envision: Complete User Acceptance Testing	0.25%	Nov. 1	Oct. 15	Sep. 15	Not Met	0%

SDG&E	1.50%					167%

SoCalGas

Customer Service — Customer Insight Study (Public Opinion)	0.50%	78.9%	81.0%	83.1%	84.1%	200%

Customer Service — Customer Self-Service Transactions	0.50%	61.0%	62.0%	63.0%	65.4%	200%

Customer Service — Supplier Diversity	0.50%	32%	35%	38%	41%	200%

SoCalGas	1.50%					200%

Subtotal: Customer Service & Other Stakeholders	3.00%					183%

Total	100.00%					198%

(1)

At threshold performance, there is no payout. The scale for total payout and for all performance measures ranges from 0% for threshold performance to 200% for maximum performance, with target performance paying out at 100%.

(2)

The Oncor goal provides for a threshold based on industry average performance (0.74), a 150% payout for industry top quartile performance (0.32) and a maximum payout for zero incidents. Actual result was 0.20, resulting in a payout of 169%.

Sempra Energy 2021 Proxy Statement	107

488 8th Ave.

San Diego, CA 92101

sempra.com

© 2021 Sempra Energy. All copyright

and trademark rights reserved.

SEMPRA ENERGY

488 8TH AVENUE

SAN DIEGO, CA 92101

SCAN TO VIEW MATERIALS & VOTE

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card available when you call and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 13, 2021 for shares held directly and by 8:00 a.m. Eastern Time on May 11, 2021 for shares held in the 401(k) Plans as defined on the reverse side of the card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed proxy card must be received before the polls close.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card available when you access the website and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 13, 2021 for shares held directly and by 8:00 a.m. Eastern Time on May 11, 2021 for shares held in the 401(k) Plans as defined on the reverse side of the card.

During The Meeting - Go to www.virtualshareholdermeeting.com/SRE2021

You may attend the meeting via the Internet and vote during the meeting. Use the 16-digit control number shown below to log into the meeting site and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D29945-P48058	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEMPRA ENERGY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH LISTED NOMINEE.

1.   Election of Directors:

	For	Against	Abstain

1a. Alan L. Boeckmann	☐	☐	☐

1b. Andrés Conesa	☐	☐	☐

1c. Maria Contreras-Sweet	☐	☐	☐

1d. Pablo A. Ferrero	☐	☐	☐

1e. William D. Jones	☐	☐	☐

1f. Jeffrey W. Martin	☐	☐	☐

1g. Bethany J. Mayer	☐	☐	☐

1h. Michael N. Mears	☐	☐	☐

1i. Jack T. Taylor	☐	☐	☐

1j. Cynthia L. Walker	☐	☐	☐

1k. Cynthia J. Warner	☐	☐	☐

1l. James C. Yardley	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.		For	Against	Abstain

2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Advisory Approval of Our Executive Compensation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5.		For	Against	Abstain

4.	Shareholder Proposal Requesting an Amendment to Our Proxy Access Bylaw to Eliminate the Shareholder Nominating Group Limit.	☐	☐	☐

5.	Shareholder Proposal Requesting a Report on Alignment of Our Lobbying Activities with the Paris Agreement.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEMS 4 AND 5.

Please indicate if you want confidential voting.		☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Shareholder [PLEASE SIGN WITHIN BOX]	Date	Signature of Shareholder (Joint Owners)	Date

Sempra Energy Annual Shareholders Meeting Information

Friday, May 14, 2021

9:00 a.m. Pacific Time

Virtual meeting at www.virtualshareholdermeeting.com/SRE2021

To be admitted to the meeting, you must enter the 16-digit control number shown on the reverse side of this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com with the 16-digit control number shown on the reverse side of this proxy card.

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D29946-P48058

SEMPRA ENERGY

ANNUAL SHAREHOLDERS MEETING –– MAY 14, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may submit your voting instructions by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com and follow the simple instructions. Use the 16-digit control number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time on May 13, 2021. Note: If you hold shares as a participant in the 401(k) Plans (as defined below), your proxy voting instructions must be received no later than 8:00 a.m. Eastern Time on May 11, 2021.

TREVOR I. MIHALIK, KAREN L. SEDGWICK, AND JENNIFER F. JETT, jointly or individually and each with full power to act without the others and each with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Sempra Energy 2021 Annual Shareholders Meeting and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

If you are a participant in the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (collectively, the “401(k) Plans”), this proxy card constitutes your instructions to
T. Rowe Price, the 401(k) Plans’ trustee, as to how to vote the shares of Sempra Energy common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy common stock in your plan accounts, will direct the vote of the shares in its discretion.

(Continued and to be signed on the reverse side)